UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CITADEL SECURITY SOFTWARE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share
	(2)	Aggregate number of securities to which transaction applies:
34,318,230
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction:
$60,150,000
	(5)	Total fee paid:
$6,436.05
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CITADEL SECURITY SOFTWARE INC.
TWO LINCOLN CENTRE
5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS 75240

November 3, 2006

Dear Citadel Security Software Inc. stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Citadel Security Software Inc. The Special Meeting will be held on December 1, 2006, at 10:00 a.m. local time, at the principal executive offices of the company, at Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240. At the Special Meeting, you will be asked to vote on the following proposals:

•       Proposal No. 1—to approve the proposed sale of substantially all of Citadel’s assets to McAfee Security, LLC, a wholly-owned subsidiary of McAfee, Inc., pursuant to an Asset Purchase Agreement, a copy of which is included as Annex A to the accompanying proxy statement, as described in more detail in the accompanying proxy statement.

•       Proposal No. 2—to approve the Plan of Complete Liquidation and Dissolution of Citadel, substantially in the form of Annex B attached to the accompanying proxy statement, including the liquidation and dissolution of Citadel as contemplated thereby, following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

•       Proposal No. 3—to approve a certificate of amendment to our Amended and Restated Certificate of Incorporation, substantially in the form of Annex C attached to the accompanying proxy statement, to remove the name “Citadel Security Software” following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

•       To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

After careful consideration, the board of directors has determined that the sale of substantially all of Citadel’s assets pursuant to the Asset Purchase Agreement, the liquidation and dissolution of Citadel pursuant to the Plan of Complete Liquidation and Dissolution and the amendment to Citadel’s Amended and Restated Certificate of Incorporation are in the best interests of stockholders and will maximize stockholder value. Therefore, the board of directors has unanimously approved these proposals and recommends that you vote FOR each of the proposals.

The affirmative vote of the holders of a majority of the shares of our outstanding common stock entitled to vote will be required to approve each of the asset sale pursuant to the Asset Purchase Agreement, the Plan of Complete Liquidation and Dissolution and the certificate of amendment to Citadel’s Amended and Restated Certificate of Incorporation.

It is important that your shares are represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, please provide your proxy or broker instruction card as instructed by these materials. Please note that, as described in more detail in the enclosed proxy statement, completing the provided proxy or instruction card or following the telephonic or Internet voting procedures will not prevent you from attending the Special Meeting and voting in person.

We urge you to carefully review the enclosed materials, which explain the reasons for the proposals to be voted on at the Special Meeting and contain other important information, including copies of the Asset Purchase Agreement, the Plan of Complete Liquidation and Dissolution, and the certificate of amendment to Citadel’s Amended and Restated Certificate of Incorporation, attached as annexes to the enclosed proxy statement. Your vote is very important, and we appreciate your cooperation in considering and acting on the matters presented.

Sincerely,
Steven B. Solomon
President and Chief Executive Officer

CITADEL SECURITY SOFTWARE INC.
TWO LINCOLN CENTRE
5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS 75240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on December 1, 2006

To the Stockholders of Citadel Security Software Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Citadel Security Software Inc., a Delaware corporation, will be held on December 1, 2006, at 10:00 a.m. local time, at the principal executive offices of the company, at Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240, for the following purposes:

1.                 Proposal No. 1—to approve the proposed sale of substantially all of Citadel’s assets to McAfee Security, LLC, a wholly-owned subsidiary of McAfee, Inc., pursuant to an Asset Purchase Agreement, a copy of which is included as Annex A to the accompanying proxy statement as described in more detail in the accompanying proxy statement.

2.                 Proposal No. 2—to approve the Plan of Complete Liquidation and Dissolution of Citadel, substantially in the form of Annex B attached to the accompanying proxy statement, including the liquidation and dissolution of Citadel as contemplated thereby, following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

3.                 Proposal No. 3—to approve a certificate of amendment to Citadel’s Amended and Restated Certificate of Incorporation substantially in the form of Annex C attached to the accompanying proxy statement, to remove the name “Citadel Security Software” following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

4.                 To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

All stockholders are cordially invited to attend the Special Meeting. However, to ensure your representation at the Special Meeting, you are urged to vote by following the telephonic or Internet voting procedures on the enclosed proxy card or by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may choose to vote in person even if you have previously sent in your proxy card.

Only stockholders of record at the close of business on October 16, 2006, the record date fixed by the board of directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Steven B. Solomon
President and Chief Executive Officer
Dallas, Texas
November 3, 2006

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PRE-PAID ENVELOPE THAT CITADEL HAS PROVIDED.

CITADEL SECURITY SOFTWARE INC.
TWO LINCOLN CENTRE
5420 LBJ FREEWAY, SUITE 1600
DALLAS, TEXAS 75240

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 1, 2006

Proxies in the form enclosed with this proxy statement are solicited by the board of directors of Citadel Security Software Inc., which we refer to as “Citadel,” for use at our Special Meeting of Stockholders, which we refer to as the “Special Meeting,” to be held on December 1, 2006 at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240. Our telephone number at our principal executive offices is (214) 520-9292.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Citadel,” “we,” “our,” “ours,” and “us” refer to Citadel Security Software Inc. and its subsidiaries, all references to the “Asset Purchase Agreement” refer to the Asset Purchase Agreement made and entered into as of October 2, 2006, among McAfee, Inc., McAfee Security, LLC, Citadel Security Software Inc., Citadel Security Software International, LLC, Canberra Operating, L.P. and Canberra, LLC, a copy of which is attached as Annex A to this proxy statement, all references to the “asset sale” refer to the sale of substantially all of our assets as contemplated by the Asset Purchase Agreement, all references to the “plan of liquidation and dissolution” refer to the Plan of Complete Liquidation and Dissolution attached as Annex B to this proxy statement, all references to “certificate of incorporation” refer to the Amended and Restated Certificate of Incorporation of Citadel and all references to “certificate of amendment” refer to the Certificate of Amendment to our certificate of incorporation attached as Annex C to this proxy statement. The term “McAfee, Inc.” refers to McAfee, Inc., and the term “McAfee LLC” refers to McAfee Security, LLC.

These proxy solicitation materials were mailed on or about November 6, 2006 to all stockholders entitled to vote at the Special Meeting.

SUMMARY TERM SHEET

The following summary highlights the material terms of the proposed asset sale and the plan of liquidation and dissolution. We have included page references to direct you to more complete information which appears elsewhere in this proxy statement. You should read this proxy statement, the Asset Purchase Agreement, the plan of liquidation and dissolution, the certificate of amendment and the other materials attached to this proxy statement in their entirety to fully understand the proposals and their consequences to you.

Time, Date and Place of Meeting

The Special Meeting will be held at the offices of Citadel, at Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240 at 10:00 a.m. local time, on December 1, 2006. The board of directors of Citadel is providing these proxy materials to you in connection with the Special Meeting.

Overview of the Transaction

On October 2, 2006, we entered into the Asset Purchase Agreement with McAfee, Inc. and McAfee LLC pursuant to which we will, subject to certain conditions, including approval by our stockholders of the three proposals on which you are being asked to vote at the Special Meeting, sell substantially all of our assets to McAfee LLC. As consideration for this sale, McAfee LLC will assume only certain of our liabilities and will pay us approximately $56,150,000 at the closing of the asset sale plus an additional amount, which we estimate will be approximately $4,000,000 if the closing occurs on or around December 1, 2006, to be paid shortly after the closing.

In addition to being asked to approve the asset sale, you are being asked to approve our liquidation and dissolution after the asset sale. If this proposal is approved, we will, after the asset sale is completed, apply the proceeds of the asset sale to discharge or set aside reserves to satisfy our liabilities and obligations and distribute the remaining cash to our common stockholders. The amount of cash that will be available for distributions, and the timing of such distributions, will depend on the terms on which we are able to settle our obligations and is subject to change. However, our management estimates that the net proceeds of the asset sale remaining after discharging or setting aside reserves for our liabilities, will approximate $17,000,000. This amount, together with our estimated cash balance of $850,000, should allow us to ultimately distribute $0.52 to $0.54 to our common stockholders. We expect to distribute all but $0.01 to $0.02 of this amount during January 2007.

The amounts that will be paid out of the proceeds of the asset sale to discharge our liabilities and obligations include $18,840,000 to redeem our outstanding preferred stock, approximately $8,600,000 to repay our outstanding indebtedness (including $3,610,000 to repay a loan to us from our chief executive officer) and approximately $6,800,000 in severance payments to our officers.

After making the January 2007 distribution, we will file a certificate of dissolution with the Delaware Secretary of State. After filing of this certificate, we will close our stock transfer books, and discontinue recording transfers of our shares. We will continue in existence for the limited purpose of completing the liquidation of our remaining assets and satisfying our remaining obligations. It is possible that we may make additional distributions to our stockholders, but we do not believe they will be significant.

The Sale of Substantially All of Our Assets

Parties to the Asset Sale (page 25)

Citadel provides enterprise vulnerability management and policy compliance and enforcement software solutions that enable organizations to reduce the risk associated with computer network vulnerabilities. Citadel develops and markets full life cycle vulnerability management software solutions under the Hercules® brand name powered by automated vulnerability remediation technology which allows enterprises to neutralize security vulnerabilities across Windows, Linux, Mac and Unix platforms.

Due to the corporate structure of Citadel, the following Citadel subsidiaries were included as parties to the Asset Purchase Agreement:

•       Citadel Security Software International, LLC, a Delaware limited liability company and wholly owned subsidiary of Citadel;

•       Canberra Operating, L.P., a Texas limited partnership of which Citadel is the general partner; and

•       Canberra, LLC, a Delaware limited liability company which is the limited partner of Canberra Operating, L.P. and which is a wholly owned subsidiary of Citadel.

The assets to be transferred to McAfee LLC pursuant to the Asset Purchase Agreement are held by Citadel, Citadel Security Software International, LLC and Canberra Operating, L.P.

McAfee, Inc., the global leader in intrusion prevention and risk management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers with the ability to block attacks, prevent disruptions and continuously track and improve their security.

McAfee LLC is a wholly-owned subsidiary of McAfee, Inc. formed solely for the purpose of acquiring substantially all of Citadel’s assets pursuant to the Asset Purchase Agreement.

Assets Being Sold and Purchase Price (pages 50 and 51)

We intend to sell substantially all of our assets, including all of our tangible assets, to McAfee LLC for the purchase price of $56,150,000 in cash (including an allowance for severance payments of up to $345,000). In addition, promptly after the closing of the asset sale, McAfee LLC will pay Citadel an additional amount, which we refer to as the “operating expense reimbursement,” equal to $1,700,000 per month for the period from August 1, 2006 through the closing (prorated for the month of closing), less cash payments from customers, adjusted as provided in the Asset Purchase Agreement, received by Citadel during that period. If cash receipts during that period exceed $1,700,000 per month (prorated for the month of closing), Citadel will pay the excess to McAfee LLC. We are not transferring our cash (except to the extent in excess of the $1,700,000 operating expense reimbursement), cash equivalents, securities or certain other assets.

Assumed Liabilities (page 51)

McAfee LLC has agreed to assume only certain of our liabilities, which are limited to all obligations that arise after the closing of the asset sale that are required to be performed after the closing of the asset sale under contracts or permits assumed by McAfee LLC, and any debt, obligation or liability related to the assets acquired by McAfee LLC that arises out of acts or omissions occurring after the closing of the asset sale. We will remain responsible for all of our other liabilities, including any liabilities relating to the operation of our business prior to the closing of the asset sale, such as pre-existing indebtedness, tax liabilities, liabilities relating to certain employment matters and liabilities to our stockholders.

Indemnification (page 57)

We have agreed to indemnify McAfee, Inc. and McAfee LLC for any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees resulting from:

•       the breach of any covenant, representation or warranty made by us in the Asset Purchase Agreement including any costs and expenses arising out of any allegation by a third party that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by us in the Asset Purchase Agreement;

•       COBRA continuation coverage for any of our employees that are not hired by McAfee, Inc., or their dependents, or any of our former employees or their dependents;

•       any state tax liability relating to consummation of the asset sale or arising from our assets or our activities and operations with respect to any period occurring before the closing of the asset sale; and

•       any liability of ours, known or unknown, other than the liabilities specifically assumed by McAfee LLC under the Asset Purchase Agreement, including any litigation or other third party claims, relating to or arising from the assets or the activities and operations of our business with respect to any period occurring before the closing of the asset sale.

Absent fraud or intentional misrepresentation, our indemnity obligation is limited to $3,000,000 and to claims made within 30 days after the closing of the asset sale. During this 30-day period, we are required to retain at least $3,000,000 for the exclusive purpose of satisfying any indemnity claims of McAfee, Inc. or McAfee LLC.

Conditions to Closing (page 58)

Our obligations and the obligations of McAfee, Inc. and McAfee LLC to complete the asset sale are subject to the satisfaction of specified conditions set forth in the Asset Purchase Agreement, including, among other customary conditions, approval of the asset sale, the plan of liquidation and dissolution and the certificate of amendment to our certificate of incorporation by stockholders holding a majority of our outstanding common stock. In addition, McAfee, Inc. and McAfee LLC are not obligated to close the asset sale unless certain other conditions are satisfied on or before the closing of the asset sale including the following:

•       90% of our employees specified by McAfee, Inc. shall have accepted offers of employment with McAfee, Inc.;

•       we shall have accelerated the vesting of all of our outstanding stock options, shares of restricted stock or similar employee awards to be exercisable in full as of the closing of the asset sale;

•       no material adverse changes to our business, assets or prospects shall have occurred since the signing of the Asset Purchase Agreement;

•       our arrangement with the holder of our preferred stock concerning the asset sale must be in full force and effect and shall not have been rescinded or materially altered by the parties thereto;

•       the employment arrangements between McAfee, Inc. and certain of our key employees must be in full force and effect;

•       we shall have filed specified encryption requests and made certain voluntary disclosures with certain governmental agencies; and

•       we shall have commenced an investigation into any possible exports of our encryption products in violation of government regulations during the five years preceding the closing of the asset sale.

Non-Solicitation (page 57)

We have agreed not to engage in an alternative transaction to the asset sale, unless another party has made an unsolicited, bona fide written offer to purchase the majority of our outstanding common shares or the majority of our assets on terms that our board of directors determines in good faith to be more favorable to our stockholders from a financial point of view, than the asset sale to McAfee LLC, which we refer to as a “superior proposal.”

Termination (page 59)

We and McAfee, Inc. may mutually agree to terminate the Asset Purchase Agreement at any time. Additionally, either party may terminate the agreement if:

•       the closing of the asset sale shall not have occurred by December 29, 2006, so long as the terminating party was not a principal cause, through a breach of its obligations in connection with the asset sale, of the closing to be delayed beyond December 29, 2006;

•       the other party has breached any of its representations, warranties, or covenants, or its representatives and warranties have become untrue, unless such breach is cured in accordance with the Asset Purchase Agreement;

•       upon the occurrence of a governmental action that has the effect of enjoining or permanently restraining the asset sale; or

•       the Asset Purchase Agreement and the plan of liquidation and dissolution are not approved by our stockholders, unless such failure to approve is a result of a breach of the Asset Purchase Agreement or a breach of a stockholder support agreement by one of our officers or directors in which case we cannot cause the termination of the Asset Purchase Agreement.

Additionally, upon satisfaction of certain conditions in the Asset Purchase Agreement, we may choose to terminate the Asset Purchase Agreement if we receive a superior proposal that is not matched by McAfee LLC. McAfee LLC may terminate the Asset Purchase Agreement upon the withdrawal or adverse modification of our board of directors’ recommendation to our stockholders that they approve the asset sale.

Termination Fee (page 59)

In the event of termination of the Asset Purchase Agreement, neither party will be required to pay a termination fee, unless our board of directors withdraws its recommendation that the stockholders approve the asset sale, fails to reaffirm its recommendation or recommends an alternative transaction or, in certain circumstances, the Asset Purchase Agreement is terminated due to our receipt of a superior proposal. In such circumstances, subject to certain qualifications, we will have to pay McAfee, Inc. a termination fee of $2,320,000.

Preferred Stockholder Agreement (page 48)

Pursuant to an Agreement dated October 2, 2006, which we refer to as the “preferred stockholder agreement,” the holders of our preferred stock agreed to accept $18,840,000, payable in cash at the closing of the asset sale, as payment for the redemption of their preferred stock in full satisfaction of the liquidation preference or redemption payment that would otherwise be due. This amount is approximately $4,710,000 less than the amount of the liquidating preference and change of control premium to which these shares would be entitled, resulting in a benefit of approximately $0.13 per share to our common stockholders. If our common stockholders receive distributions totaling $0.57 per share, then the holders of our preferred stock will be entitled to receive additional distributions of up to an additional $4,710,000. If the holders of our preferred stock have received the additional $4,710,000, any remaining proceeds from the asset sale would go to our common stockholders. We do not expect to distribute $0.57 per share to our common stockholders and, accordingly, do not expect to pay the holders of our preferred stock more than $18,840,000. The holders of our preferred stock have also agreed to waive certain rights in connection with the asset sale. The preferred stockholder agreement will terminate as of December 29, 2006 if the asset sale has not been completed by that date.

Plan of Liquidation and Dissolution (page 63)

As soon as practicable following the approval of the plan of liquidation and dissolution and the completion of the asset sale, we will begin the process of winding up our business in accordance with the plan of liquidation and dissolution. When all of our debts, liabilities and obligations have been paid, or adequate provision for the payment of our debts, liabilities and obligations has been made, and we have distributed assets to stockholders in accordance with the plan of liquidation and dissolution, we intend to file a certificate of dissolution with the Delaware Secretary of State. Once the certificate of dissolution has been filed, we will cease to exist under Delaware law except for limited purposes.

Distribution of the Proceeds of the Asset Sale (page 17)

We intend to take the following steps at or promptly following the closing of the asset sale in the following order:

•       pay our lenders approximately $8,600,000 (including repayment of $3,000,000, plus interest and a change of control prepayment premium of $500,000, loaned to us by Steven B. Solomon, our chief executive officer, during August of 2006 so that we could continue operations) and pay the holders of our preferred stock $18,840,000;

•       pay or otherwise discharge all of our other known and undisputed liabilities as of the closing of the asset sale (including up to $6,901,000 in severance, change of control and tax reimbursement payments to certain of our officers);

•       set aside and reserve amounts sufficient as determined by the board of directors, in its judgment, to satisfy disputed, contingent and unknown claims; and

•       after taking each of the foregoing steps, we anticipate making liquidating distributions of between $0.52 and $0.54 per share (between approximately $17,845,480 and $18,531,844 in the aggregate) to the holders of our outstanding common stock, of which we expect to distribute all but $0.01 to $0.02 per share during January 2007; however as described under “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals—If our expectations regarding our liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced” beginning on page 17, this amount may be reduced if claims are asserted against us prior to the distribution or if we otherwise determine that additional reserves are appropriate. Prior to making this distribution, we will announce, at least ten days in advance, the record date for this distribution, which we refer to as the “distribution date.”

Only holders of our common stock on the distribution date will be entitled to receive the distribution. Please note that the distribution date will be after the date of closing of the asset sale and is different from the record date for determining which holders of our common stock are entitled to vote on the matters described in this proxy statement.

Any amounts remaining after taking the foregoing steps and paying all of our expenses related to the asset sale and our liquidation and dissolution will be paid to our common stockholders until they have received distributions of $19,570,000, equivalent to $0.57 per share, after which any remaining distributions would be paid to the holders of our preferred stock until an additional amount of $4,710,000 has been paid to them. If that full amount is paid to holders of preferred stock, any further available amounts would be distributed only to common stockholders. We currently expect to distribute between $0.52 and $0.54 per share to our common stockholders.

If the plan of liquidation and dissolution is not approved, but Citadel and McAfee, Inc. nevertheless determine to complete the asset sale, we would have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. In that circumstance, we intend to proceed substantially as described above, and may make a second attempt to solicit a vote of our stockholders to approve the liquidation and dissolution of Citadel. It is likely that our expenses after the closing of the asset sale will increase if we do not proceed to liquidate and dissolve Citadel, and cash available to distribute to common stockholders would be decreased accordingly.

Amendment to our Certificate of Incorporation (page 70)

Following the approval of the asset sale pursuant to the Asset Purchase Agreement and the approval by our stockholders of the proposed amendment to our certificate of incorporation, we will file the certificate of amendment with the Delaware Secretary of State to amend our certificate of incorporation to remove “Citadel Security Software” from our name in accordance with the terms of the Asset Purchase Agreement.

Vote Required for Approval (page 14)

The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary for approval of each of the proposals.

Proposals No. 2 and No. 3 are contingent on Proposal No. 1. Therefore, if our stockholders do not approve the asset sale, we will not proceed with our plan of liquidation and dissolution or the amendment to our certificate of incorporation to change our name.

Reasons for the Asset Sale and Liquidation and Dissolution (page 30)

After considering a wide variety of strategic alternatives, and alternative transactions, and conducting an extensive market test process with the assistance of an independent investment banking firm, our board of directors, based in part on the unanimous recommendation of a special committee of our board of directors, which we refer to as the “special committee,” has determined that the asset sale followed by the liquidation and dissolution of Citadel in accordance with the plan of liquidation and dissolution is the best available method of maximizing stockholder value.

Fairness Opinion of ThinkEquity Partners (page 34)

ThinkEquity Partners LLC, which we refer to as “ThinkEquity Partners,” delivered its opinion to the special committee that as of October 2, 2006 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the adjusted cash consideration (defined on page 34) to be received by us pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to us and our subsidiaries.

The full text of ThinkEquity Partners’ written opinion, dated October 2, 2006, is attached as Annex D to this proxy statement. Stockholders may read such opinion for a discussion of assumptions made, matters considered and limitations of the review undertaken by ThinkEquity Partners in rendering its opinion. ThinkEquity Partners’ opinion is for the information and assistance of the special committee and was rendered to the special committee in connection with its consideration of the proposed asset sale. ThinkEquity Partners’ opinion does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the asset sale or any other transactions contemplated by the Asset Purchase Agreement.

Recommendation of the Board of Directors and the Special Committee (page 33)

Each of the special committee and our board of directors has unanimously approved, and unanimously recommends that our stockholders approve, the asset sale, the plan of liquidation and dissolution and the certificate of amendment to our certificate of incorporation.

Interests of Certain Persons in the Asset Sale (page 39)

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the asset sale other than their interests as Citadel stockholders generally. These interests arise under certain of our existing agreements and, in the case of certain executive officers, pursuant to agreements they have entered into, or that we expect they will enter into, with McAfee, Inc. These interests may be different from, or in conflict with, your interests as a Citadel stockholder. The members of our board of directors and the special committee were aware of these additional interests, and considered them, when they approved the asset sale and the Asset Purchase Agreement.

The following table summarizes the payments that may be made to executive officers:

Name of Executive Officer	Payments in Respect of Common Stock(1)		All Other Payments(2)		Total Payments
Steven B. Solomon	$1,996,109	(3)	$11,095,234	(4)	$13,091,343
Carl Banzhof	$76,770	(5)	$185,664	(6)	$262,434
Richard Connelly	$142,195	(7)	$313,671	(8)	$455,866
Robert Dix	$27,000		$158,853	(9)	$185,853
David Helffrich	$27,000		$230,000	(6)	$257,000
Robert Humphrey	$27,000		$183,169	(9)	$210,169
Randy Schirman	$27,000		$182,901	(9)	$209,901

       (1) Assumes total distributions with respect to common stock equal to $0.54 per share. Includes anticipated payments to be made under our cash-out program under our stock option plan and with respect to certain “outside-the-plan” options and distributions to be made with respect to restricted shares of stock. We have assumed that the executives other than Mr. Solomon and Mr. Connelly will participate in the cash-out program, instead of exercising their options and receiving distributions.

       (2) Excludes benefits described under “Indemnification and Insurance” below.

       (3) Consists of (i) anticipated distributions of $1,321,109 with respect to 2,446,499 shares of common stock held by Mr. Solomon as of October 10, 2006, and (ii) $675,000, which is the “in-the-money” spread of Mr. Solomon’s existing options to purchase 3,650,000 shares of common stock, assuming $0.54 of anticipated distributions per share of common stock. See discussion under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Solomon and Connelly Exercise Price Bonus Arrangements.” The remaining value of the 3,650,000 shares ($1,296,000, assuming distributions of $0.54 per share) is classified under “All Other Payments” in this table.

       (4) Consists of (i) a $3,500,000 repayment of a loan that Mr. Solomon made us on August 11, 2006, and estimated interest of approximately $110,000, (ii) $6,089,234 of severance payments, (iii) $1,296,000 of the anticipated distributions related to the 3,650,000 shares of common stock we expect to issue to Mr. Solomon pursuant to the arrangements described above in “Proposal No.1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Solomon and Connelly Exercise Price Bonus Arrangements” on page 42 (which is net of the $675,000 of such anticipated distributions that is equal to the “in-the-money” spread of Mr. Solomon’s existing options to purchase 3,650,000 shares of common stock, assuming $0.54 of anticipated distributions per share of common stock, which amount is classified under “Payments in Respect of Common Stock” in this table), and (iv) $100,000 of the payments to be made by McAfee, Inc. to Mr. Solomon under his consulting agreement between January 1, 2007 and June 30, 2007 assuming Mr. Solomon remains as a consultant to McAfee, Inc. during such period. Does not include any bonus payments for which Mr. Solomon is eligible under his agreement with McAfee, Inc.

       (5) Includes anticipated distributions with respect to 500 shares of common stock held by Mr. Banzhof’s spouse.

       (6) Consists of anticipated initial annual base salary with McAfee, Inc. The executive will also be eligible to receive regular and incentive bonus payments and stock option grants from McAfee, Inc. as described above under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Key Employee Offer Letters” on page 44.

       (7) Excludes anticipated distributions of $27,000 related to 50,000 shares of common stock expected to be issued to Mr. Connelly pursuant to the arrangements described under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Solomon and Connelly Exercise Price Bonus Arrangements” on page 42. This $27,000 is classified under “All Other Payments” in this table.

       (8) Consists of $191,114 of employment severance payments and change of control termination payments, a retention bonus of $95,557 that may be payable as described under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Executive Severance Payments” on page 40, and $27,000 of anticipated distributions related to 50,000 shares of common stock expected to be issued to Mr. Connelly pursuant to the arrangements described under under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Solomon and Connelly Exercise Price Bonus Arrangements” on page 42.

       (9) Consists of employment severance payments and change of control termination payments.

The following table shows the estimated cash distributions, including payments under the cash-out program related to our stock option plan and certain “outside-the-plan” options, that will be received by each non-employee director in respect of shares of common stock and stock options held by such director on October 10, 2006:

Name of Director	Cash Distributions in Respect of Common Stock(1)	Stock Option Cash-Out Program Payments(2)		Total Payments(3)
Chris A. Economou	$111,294	$13,750		$125,044
Joe M. Allbaugh	$40,500	$54,000	(4)	$94,500
John A. Leide	$14,094	$13,750		$27,844
Mark Rogers	$104,153	—		$104,153

       (1) Assumes total distributions with respect to common stock equal to $0.54 per share.

       (2) Assumes total distributions with respect to common stock equal to $0.54 per share. The amounts shown represent the excess of $0.54 per share over the exercise price of the stock options. The non-employee directors also hold options that have exercise prices ranging from $0.93 to $5.15. We do not believe that any payments will be made with respect to such options. We have assumed that the identified directors will participate in the cash-out program, instead of exercising their options and receiving distributions.

       (3) Excludes benefits described under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Indemnification and Insurance” on page 48.

       (4) Consists of anticipated distributions on 100,000 shares of common stock we expect to issue Mr. Allbaugh pursuant to the arrangement described in the second paragraph under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Non-Employee Directors” on page 47.

Severance and Employment Arrangements.   Mr. Solomon will receive a cash severance payment of $6,089,234 upon closing of the asset sale. Following the closing of the asset sale, Mr. Solomon will assist in winding down Citadel’s business and liquidating its assets.

Two of our executive officers, Carl Banzhof and David Helffrich, our Chief Technology Officer and Executive Vice President of Engineering, respectively, have entered into at-will employment arrangements, pursuant to offer letters from McAfee, Inc. Pursuant to their respective offer letters, Mr. Banzhof will serve as Vice President—Chief Scientist at an annual salary of $185,664 plus participation in a

McAfee, Inc. bonus plan with a target bonus equal to 30% of annual salary; and Mr. Helffrich will serve as Vice President—Engineering at an annual salary of $230,000 plus participation in a McAfee, Inc. bonus plan with a target bonus equal to 30% of annual salary. In addition, McAfee, Inc. management will recommend to McAfee, Inc.’s board of directors that Messrs. Banzhof and Helffrich each receive options to acquire 25,000 shares of McAfee, Inc. common stock, which options will have a grant date and exercise price to be determined in the discretion of McAfee, Inc. Messrs. Banzhof and Helffrich may be entitled to additional bonuses and certain payments upon termination of their employment with McAfee within 12 months after they commence employment. In connection with entering into these arrangements, each of Messrs. Helffrich and Banzhof have executed agreements providing that they will waive the right to any severance payments from Citadel in connection with the asset sale.

On the date of this proxy statement, it is not known whether any of our other executive officers will receive employment offers from McAfee, Inc. If such officers do not accept employment with McAfee Inc., they will receive severance payments from Citadel under their employment agreements and change of control agreements equal to one year’s base annual salary, although we intend to ask Mr. Connelly to remain as an employee to assist in winding down our business and make his severance payments as if his employment has been terminated.

Solomon Independent Contractor Agreement.   Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Mr. Solomon entered into an independent contractor agreement with McAfee, Inc. to be effective as of closing of the asset sale. This agreement terminates on June 30, 2007 unless terminated sooner upon thirty days written notice by either party. Pursuant to the independent contractor agreement, McAfee, Inc. will pay Mr. Solomon a base amount at the rate of $50,000 per quarter, and he is eligible for a sales based bonus of $15,000 per quarter plus commissions on McAfee, Inc. sales of our products or products derived from our products.

Stock Options.   In exchange for cancellation of the stock options held by our executive officers and directors upon the closing of the asset sale, such officers and directors will receive from us, at the same time liquidating distributions are made to holders of our common stock, cash payments equal to the product of the total number of shares that were subject to such options immediately prior to the closing of the asset sale, and the amount per share then being distributed in respect of our common stock, such cash payments to be paid only to the extent, if any, that per share liquidating distributions in respect of our common stock exceed the per share exercise price of such options.

Solomon, Connelly and Allbaugh Exercise Price Payment Arrangements.   We have previously agreed with Mr. Solomon, Richard Connelly, our chief financial officer, and Joe M. Allbaugh, one of our non-employee directors, that upon a change of control we would pay them the exercise price of 3,650,000, 50,000 and 100,000, respectively, of their stock options. We have revised these arrangements with Mr. Solomon and Mr. Allbaugh and expect to revise these arrangements with Mr. Connelly so that we will issue 3,650,000 shares to Mr. Solomon, 50,000 shares to Mr. Connelly and 100,000 shares to Mr. Allbaugh in lieu of paying such exercise prices. As a result, we expect that Messrs. Solomon, Connelly and Allbaugh will receive distributions on these shares on the same basis as other stockholders.

Restricted Stock.   In December 2005, we issued 50,000 restricted shares of common stock to each of our executive officers (300,000 shares in the aggregate), other than Mr. Solomon, that vest on the earlier of December 19, 2006 or upon a change of control. In December 2005, we also issued 25,000 restricted shares to each of our non-employee directors that vested immediately upon issuance. Following the closing of the asset sale, these officers and directors will receive distributions on all such shares on the same basis as other stockholders.

Common Stock.   Each of our executive officers and directors owns shares of our common stock. After closing of the asset sale, these persons will be entitled to receive distributions in respect of such shares on the same basis as other stockholders.

Solomon Loan Repayment.   On August 11, 2006, while we were engaged in active negotiations with McAfee, Inc. regarding the asset sale, Mr. Solomon loaned us $3,000,000 pursuant to a promissory note, the terms of which were approved by our disinterested directors. The promissory note provides for a prepayment fee in the amount of $500,000 in connection with any prepayment, including in connection with an event of default or a change of control. The asset sale to McAfee will constitute a change of control under the promissory note and, accordingly, we will prepay the $3,000,000 principal amount of the promissory note, together with interest due under the promissory note and the $500,000 prepayment fee, promptly following the closing of the asset sale. Since the signing of the Asset Purchase Agreement, Mr. Solomon has advanced us approximately $475,000 in order to permit us to make a contractually required payment to settle certain litigation and for certain other matters. We expect to repay this advance prior to closing the asset sale out of normal cash collections. Any portion of the advance that has not been repaid will be paid promptly following the closing of the asset sale. The advance and its repayment will not affect the amount of cash we distribute to our common stockholders.

Indemnification and Insurance.   Following the filing of the certificate of dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our certificate of incorporation and bylaws as in effect immediately prior to the filing of the certificate of dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for at least an additional three years after filing the certificate of dissolution.

Stockholder Support Agreements (page 48)

In connection with the Asset Purchase Agreement, McAfee, Inc. required that each of Messrs. Steven B. Solomon, Richard Connelly, John Leide, Chris Economou, Mark Rogers, Joe M. Allbaugh, Carl Banzhof, Robert Humphrey, David Helffrich, Randy Schirman, and Robert Dix, enter into a stockholder support agreement with McAfee, Inc., whereby such stockholders agreed to vote their shares, including an aggregate of 3,311,324 shares of common stock outstanding on the record date (approximately 11% of our outstanding shares on the record date), in favor of the proposals and to grant McAfee, Inc., among other things, an irrevocable proxy to vote such persons’ shares of common stock at any special meeting called to vote on the approval of the proposals described in this proxy statement and any other matters directly related thereto.

Appraisal Rights

Our stockholders have no appraisal rights under Delaware law in connection with the asset sale to McAfee LLC.

Material U.S. Federal Income Tax Consequences (page 60)

The sale of substantially all of our assets to McAfee LLC will result in the recognition of gain (or loss) to us in an amount equal to the difference between (i) the sum of the cash proceeds received for the asset sale plus any liabilities assumed by McAfee LLC and (ii) our tax basis in the operating assets. Notwithstanding the foregoing, it is expected that any gain recognized by us from the asset sale for federal income tax purposes will be offset substantially by our current and prior year net operating losses. As discussed under “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals—Our assumptions regarding the federal tax consequences of the transaction may be inaccurate,” our assumptions regarding the amount of net operating losses that will be available may be inaccurate.

The asset sale will not be a taxable event to you as a holder of our common stock. However, any distributions made to you in connection with the liquidation and dissolution of Citadel (including any amounts set aside for your benefit in a liquidating trust) will result in a taxable event to you for U.S. federal income tax purposes, and you will generally recognize gain or loss based on the difference between the amount of cash and/or the fair market value of any property you receive and your tax basis in your shares of Citadel common stock. Because determining your specific tax consequences can be complicated, you should consult your own tax advisor in order to fully understand how the transactions described in this proxy statement will affect you.

Governmental Regulatory Filings (page 62)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” the asset sale may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Citadel and McAfee, Inc. both filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission by October 16, 2006. McAfee, Inc. was granted its request for early termination of the waiting period on November 3, 2006.

Although not required by applicable law and regulations in order to consummate the asset sale, in order to satisfy a closing condition of McAfee LLC under the Asset Purchase Agreement, we have filed,  voluntary encryption review requests with each of the Bureau of Industry of Security, the U.S. Department of Commerce and the National Security Agency.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:              What proposals will be voted on at the Special Meeting?

A:             The following three proposals will be voted on at the Special Meeting:

•       The first proposal to be voted on is whether to approve the sale of substantially all of our assets to McAfee LLC pursuant to the Asset Purchase Agreement, a copy of which is included as Annex A attached to this proxy statement. See “Proposal No. 1—To Approve the Proposed Asset Sale” on page 25 for a more detailed description of the transaction with McAfee LLC.

•       The second proposal to be voted on is whether to approve the plan of liquidation and dissolution of Citadel, substantially in the form of Annex B attached to this proxy statement. See “Proposal No. 2—Following Consummation of the Asset Sale in Proposal No. 1, To Approve the Plan of Complete Liquidation and Dissolution” on page 63.

•       The third proposal to be voted on is whether to amend our certificate of incorporation by filing a certificate of amendment with the Delaware Secretary of State, substantially in the form of Annex C attached to the proxy statement, to remove the name “Citadel Security Software.” See “Proposal No. 3—Following Consummation of the Asset Sale in Proposal No. 1, To Amend Our Amended and Restated Certificate of Incorporation” on page 70.

Q:              What will happen if the asset sale to McAfee LLC is approved?

A:             If the asset sale set forth in the Asset Purchase Agreement is approved, we will consummate the asset sale subject to satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate the transaction will close shortly after the Special Meeting.

Q:              What will happen if the plan of liquidation and dissolution is approved?

A:             If the plan of liquidation and dissolution is approved, we expect that sometime during the month of January 2007 we will file a certificate of dissolution to dissolve Citadel as a legal entity with the Delaware Secretary of State, take certain actions to dissolve Citadel’s subsidiaries, complete the liquidation of our remaining assets, satisfy (or make provisions to satisfy) our remaining obligations and make distributions to our stockholders of any available liquidation proceeds. See “Proposal No. 2—Following Consummation of the Asset Sale in Proposal No. 1, To Approve the Plan of Complete Liquidation and Dissolution—Principal Provisions of the Plan” on page 64.

Q:              What will happen if the asset sale to McAfee LLC is not approved?

A:             We will review all options for continuing operations, including a reduction of expenses, seek to continue to market our software products and service our customers, and seek additional financing, and we will potentially seek to sell our stock or assets to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the stock or assets for a price equal to or greater than the price proposed to be paid by McAfee LLC in the asset sale, or that the stock or assets can be sold at all. In addition, on December 29, 2006, our preferred stockholder agreement with our preferred stockholder terminates and the holders of our preferred stock would be entitled to their full liquidation preference or redemption payment in connection with any sale of Citadel. Also, we would be required to repay $3,750,000 to our senior secured lender in October 2007, to repay the $3,000,000 loan from Mr. Solomon in January 2007, and to redeem our Series A preferred stock in February 2008 and our Series B preferred stock in July 2008 for $15,000,000 and $7,000,000, respectively, plus redemption premiums. Citadel’s business has been operating at a loss and has received certain loans and personal guarantees from Mr. Solomon to satisfy other capitalization needs.

Q:              Is the asset sale to McAfee LLC conditioned upon the plan of liquidation and dissolution being approved?

A:             The Asset Purchase Agreement contains a mutual closing condition whereby our stockholders must approve the plan of liquidation and dissolution before either Citadel or McAfee LLC is required to close the asset sale. We expect to waive this closing condition if the stockholders do not approve the plan of liquidation and dissolution; neither McAfee, Inc. nor McAfee LLC, however, has indicated whether it will waive this closing condition. If the stockholders do not approve the plan of liquidation and dissolution and the condition is not waived by all parties, the asset sale will not occur.

Q:              What will happen if the plan of liquidation and dissolution is not approved?

A:             After the asset sale to McAfee LLC, we will have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. We do not intend to invest in another operating business. If the plan of liquidation and dissolution is not approved, we will proceed with the sale of substantially all of our assets, including all our tangible assets, our receivables (other than factored receivables), our intellectual property and substantially all of our customer contracts, to McAfee LLC, pay all of our liabilities which are not assumed by McAfee LLC, and, as a result of the plan of liquidation and dissolution not being approved, use some of the cash received from the asset sale to pay ongoing operating expenses instead of distributing it to our stockholders pursuant to the plan of liquidation and dissolution, which would decrease the distribution to be made to our stockholders. If the plan of liquidation and dissolution is not approved, we may make a second attempt to solicit a vote of the stockholders to approve the plan of liquidation and dissolution.

Q.               What will happen if the amendment to our certificate of incorporation is not approved?

A.              It is a condition of both parties’ obligations to close the Asset Purchase Agreement that our stockholders approve the certificate of amendment to our certificate of incorporation to remove “Citadel Security Software” from our name. If the amendment to make this change is not approved, McAfee LLC could refuse to close the asset sale.

Q.               What is the board of directors’ recommendation with respect to the proposals?

A:             The board of directors believes that the approval of each of the asset sale, the plan of liquidation and dissolution and the certificate of amendment to amend our certificate of incorporation is in the best interests of our stockholders and unanimously recommends that you vote “FOR” these proposals. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

Q:              Do I have any appraisal rights in connection with the asset sale or the liquidation?

A:             No. Our stockholders do not have appraisal rights in connection with the asset sale or liquidation and dissolution of Citadel.

Q:              What vote is required?

A:             The approval of each proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the board of directors and our executive officers who as of the record date held an aggregate of 3,311,324 outstanding shares of our common stock (approximately 11% of the outstanding shares of common stock as of the record date) have agreed in the stockholder support agreement that they will vote in favor of the proposal.

Q:              What do I need to do now?

A:             After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope or follow the telephonic or Internet voting procedures on your proxy card as soon as possible so that your shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting to enable Citadel to conduct business at the Special Meeting. See “Information Concerning Solicitation and Voting” on page 24.

Q:              Can I change my vote after I have mailed my signed proxy?

A:             Yes. You can change your vote at any time before proxies are voted at the Special Meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to Mr. Solomon at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the Special Meeting and vote in person. See “Information Concerning Solicitation and Voting” on page 24.

Q:              If my Citadel shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:             A broker will vote Citadel shares only if the holder of those shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will not be voted in favor of such matter. Each of the proposals requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against each proposal. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes” on page 24.

Q:              Can I still sell my shares of Citadel common stock?

A:             Yes. Our common stock is quoted on the Over-the-Counter Bulletin Board. We anticipate that we will request that our common stock be delisted from the Over-the-Counter Bulletin Board immediately prior to the filing of the certificate of dissolution with the Delaware Secretary of State, which (subject to stockholder approval of the plan of liquidation and dissolution) we anticipate will occur during January 2007. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the certificate of dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. The interests in a liquidating trust or trusts, if used by Citadel, will not be transferable. See “Proposal No. 2—Following Consummation of the Asset Sale in Proposal No. 1, To Approve the Plan of Complete Liquidation and Dissolution—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts” on page 69.

Q:              Who can help answer my questions?

A:             If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings, you should contact our Investor Relations department at (214) 520-9292. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Citadel bases these forward-looking statements on its expectations and projections about future events, which Citadel has derived from the information currently available to it. In addition, from time to time, Citadel or its representatives may make forward-looking statements orally or in writing. Furthermore, forward-looking statements may be included in Citadel’s filings with the Securities and Exchange Commission or press releases or oral statements made by or with the approval of one of Citadel’s executive officers. For each of these forward-looking statements, Citadel claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or Citadel’s future performance, including but not limited to:

•       Expected closing and timing of the closing of the transaction;

•       Expected cash distribution amounts and the timing of these distributions;

•       Expected expenses in connection with the asset sale and the liquidation;

•       Possible or assumed future results of operations;

•       Future revenue and earnings; and

•       Business and growth strategies.

Forward-looking statements are those that are not historical in nature, particularly those that use terminology such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, projected, predicts, potential or continue or the negative of these or similar terms. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Citadel’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to Citadel:

•       the satisfaction of conditions to complete the asset sale, including the receipt of required stockholder approval, regulatory approvals and third party consents;

•       the amount of costs, fees and expenses related to the asset sale and subsequent liquidation and dissolution of Citadel;

•       the uncertainty of general business and economic conditions, including the potential for a slowdown in business and governmental expenditures on information technology and software;

•       the impact of competition, both expected and unexpected;

•       adverse developments, outcomes and expenses in legal proceedings;

•       the risk that underlying assumptions or expectations related to the spin-off from our former parent company prove to be inaccurate or unrealized;

•       our need for additional funds, and the difficulties we may face in obtaining such funds;

•       Citadel’s inability to realize the anticipated benefits of strategic and operational initiatives related to increased productivity, new product development, technological advances, and the achievement of sales growth across the business segments; and

•       other risk factors as further described in this proxy statement.

Forward-looking statements are only predictions as of the date they are made and are not guarantees of performance. All forward-looking statements included in this document are based on information available to Citadel on the date of this proxy statement. Readers are cautioned not to place undue reliance on forward-looking statements. The forward-looking events discussed in this proxy statement and other statements made from time to time by Citadel or its representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about Citadel including without limitation those discussed elsewhere in this proxy statement and the risks discussed in our Securities and Exchange Commission filings. Except for its ongoing obligations to disclose material information as required by the federal securities laws, Citadel is not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement and in other statements made from time-to-time by Citadel or its representatives might not occur.

FACTORS TO BE CONSIDERED BY STOCKHOLDERS
IN DECIDING WHETHER TO APPROVE THE PROPOSALS

There are many factors that our stockholders should consider when deciding whether to vote to approve the proposals. Such factors include those risk factors set forth below and those risk factors set forth in our other filings with the Securities and Exchange Commission.

If our expectations regarding our liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced.

Our estimate of the $0.52 to $0.54 per share that we expect to distribute to common stockholders is based on several assumptions, some of which may be inaccurate. For instance:

•       We remain obligated under both our real property lease in Dallas, Texas and our real property lease in Reston, Virginia. Our aggregate remaining contractual obligation under these leases is approximately $4,400,000 although we are currently attempting to assign, cancel or sublease these leases. As a result, we are not certain what the remaining obligations under these leases will be. Our management believes, based on the terms of the real property leases and current conditions in the lease market, that our obligations under these real property leases may be effectively discharged for nominal amounts. However, if lease conditions change, or if other circumstances occur that affect our ability to discharge this liability, the amount we are able to distribute to our common stockholders could be reduced.

•       The Asset Purchase Agreement includes a 30-day indemnification of McAfee, Inc. and McAfee LLC for breaches of our representations, warranties and covenants. See “Proposal No. 1—To Approve the Proposed Asset Sale—Material Provisions of the Asset Purchase Agreement—Indemnification” on page 57. If McAfee, Inc. or McAfee LLC were to make a claim of breach during this period, and thereafter successfully show that it had been damaged by such breach, we would be liable to McAfee, Inc. and McAfee LLC for the amount of such damages. The limit on any such indemnification claims is $3,000,000, absent fraud or intentional misrepresentation. We cannot assure you that McAfee, Inc. or McAfee LLC will not make a claim during such 30-day period, which could substantially reduce the amount we distribute to our common stockholders.

•       The Asset Purchase Agreement requires us to hold back $540,000 from distribution to our common stockholders until we receive a certificate from the Texas Comptroller of Public Accounts that no franchise or sales tax is due as a result of the closing of the asset sale. See “Proposal No. 1—To Approve the Proposed Asset Sale—Material Provisions of the Asset Purchase Agreement—Covenants Concerning our Post-Closing Payments and Liabilities” on page 57. If we do not receive this certificate, we will not be able to distribute this $540,000 to our common stockholders.

•       We will remain subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” after the completion of our dissolution. Although we intend to request relief from these obligations after the closing of the asset sale, we may not receive this relief. If we do not receive this relief, our liquidation expenses will be higher than we expect, which will reduce the amount we are able to distribute to our common stockholders.

•       We are required to obtain certain third party consents and approvals as a condition to closing the Asset Purchase Agreement. Currently, we do not expect that the cost of these consents and approvals will be significant. However, if our expectation is incorrect, the amount we distribute to our common stockholders may be reduced.

The following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to common stockholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed asset sale to McAfee LLC on or around December 1, 2006. As indicated in the notes, many of the amounts shown are estimates and may vary, in some cases significantly. See the first factor listed under “Factors to Be Considered by Stockholders in Deciding Whether to Approve the Proposals” on page 17. We cannot assure you that we will be able to settle our obligations on terms that will enable us to distribute the full amount reflected in the table or in a manner that will to enable us to distribute the full expected distribution during January 2007.

Cash consideration	$56,150,000
Post closing estimated operating expense working capital reimbursement(1)	4,000,000
Estimated gross cash proceeds	60,150,000
Expenses and obligations:
Investment banking fees(2)	800,000
Estimated taxes resulting from transaction(3)	1,100,000
Repayment of loans(4)	8,584,500
Preferred stock payments(5)	18,840,000
Estimated accrued employee compensation payments(6)	1,400,000
Estimated liabilities at closing(7)	3,651,000
Estimated operating expenses from closing of asset sale through liquidation(8)	654,000
Professional fees (attorneys, accountants, other)	800,000
Director & officer liability insurance	150,000
Estimated severance costs(9)	6,901,000
Cash out of stock options(10)	180,000
Proxy solicitation	50,000
Total payments of expenses and obligations:	$43,110,500
Net cash available from sale	17,039,500
Estimated Cash Balance at Closing	850,000
Estimated cash to distribute to common stockholders(11)	$18,139,500
Common stock outstanding at October 10, 2006	30,518,230
Shares issued to Solomon, Connelly and Allbaugh(12)	3,800,000
Estimated number of shares outstanding at date of distribution	34,318,230
Estimated per share distribution	$0.521283

       (1) Represents four months operating expense reimbursement at $1.7 million per month offset by estimated cash received from customers during the four month period beginning August 1, 2006. This amount will change based on actual cash receipts and the final closing date.

       (2) Includes estimated fees for services provided by ThinkEquity Partners and our former financial advisor.

       (3) Principally taxes resulting from application of the federal alternative minimum tax rules.

       (4) Represents payment of loans and prepayment premiums of $3,500,000 to Mr. Solomon, approximately $1,147,000 to Allied Capital, our factor, and $3,937,500 to Lawrence Lacerte, our senior lender. Interest expense associated with these loans is included below under “Estimated Liabilities at Closing.”

       (5) Payments to preferred shareholders, giving effect to a $4,710,000 reduction pursuant to the preferred stockholder agreement if the asset sale closes by December 29, 2006.

       (6) Payments to employees for accrued vacation, commissions, bonus and other compensation.

       (7) Payments to the company’s creditors of amounts based on assumed settlement values and accrued interest on loans. See the first factor listed under “ Factors to Be Considered by Stockholders in Deciding Whether to Approve the Proposals” on page 17.

       (8) Estimated post closing operating expenses to be reserved to wind down and liquidate the company.

       (9) Includes payment of severance to our Chief Executive Officer of $6,089,234.

(10) See “Proposal No.1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Treatment of Outstanding Stock Options” on page 41.

(11)          The amount of cash distributed to common stockholders will be subject to a contingency reserve which we believe at the time will be adequate for paying our future expenses and any liabilities that have not been discharged at the time of the distribution. The amount of the reserve will depend on a number of factors described in the discussion preceding the table and throughout this section entitled “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals.” At this time, the amount of the contingency reserve cannot be determined, and the amount of cash that is ultimately distributed to common stockholders may vary from the amounts shown. See “Proposal No. 2—To Approve the Plan of Complete Liquidation and Dissolution – Contingent Liabilities; Contingency Reserve; Liquidating Trust” below.

(12)          See “Proposal No.1—To Approve the Proposed Asset Sale—Interests of Certains Persons in the Asset Sale—Solomon and Connelly Exercise Price Bonus Arrangements” on page 42 and “—Non-Employee Directors” on page 47.

Distributions to our common stockholders could be reduced if our expectations regarding operating expenses are inaccurate.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Purchase Agreement and wind down operations. Because McAfee LLC will pay us an amount, in addition to the purchase price, equal to the excess of $1,700,000 per month over our cash receipts from customers for the period from August 1, 2006 through the closing of the asset sale, we do not expect normal operating expenses prior to closing of the asset sale to reduce the amount of cash available to distribute to our common stockholders. However, our expectations regarding our expense levels may be inaccurate. Any unexpected claims, liabilities or expenses or claims, liabilities or expenses that exceed our estimates, could reduce the amount of cash available for ultimate distribution to common stockholders. If available cash and amounts received on the sale of substantially all of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our common stockholders.

Distributions to our common stockholders could be delayed.

We currently expect to distribute $0.52 to $0.54 per share to our common stockholders, all but $0.01 to $0.02 of which we expect to distribute during January 2007. However, all or a portion of the distribution could be delayed, depending on many factors, including the following:

•  If lease conditions change, or if we become aware of other factors that we believe could affect our ability to discharge our real property lease obligations, we may be required to withhold additional amounts from our initial distribution until we are able to resolve these obligations.

•       If McAfee, Inc. or McAfee LLC makes a claim under the indemnification provisions in the Asset Purchase Agreement during the 30-day period that follows the closing of the asset sale, we could be required to withhold up to $3,000,000 from our initial distribution to satisfy such claim, or higher amounts if the claim is based on fraud or intentional misrepresentations. See “Proposal No. 1 to Approve the Proposed Asset Sale—Material Provisions of the Asset Purchase Agreement—Indemnification” on page 57.

•       Other provisions of the Asset Purchase Agreement require us to hold back from any distributions to common stockholders amounts that would be necessary to satisfy some post-closing obligations, if they occur. For instance, we will not distribute any amounts necessary as a hold-back to cover our obligations to provide COBRA coverage to our terminated employees, other than those that McAfee, Inc. hires, and we must hold back $540,000 until we receive a certificate from the Texas Comptroller of Public Accounts that no franchise or sales tax is due as a result of the closing of the Asset Purchase Agreement. See “Proposal No. 1—To Approve the Proposed Asset Sale—Material Provisions of the Asset Purchase Agreement—Covenants Concerning our Post-Closing Payments and Liabilities” on page 57.

•       At the time of our initial distribution to common stockholders, we will not have all of the information we need to estimate our remaining Exchange Act filing obligation expenses accurately. Although we intend to request relief from the SEC regarding these obligations, we will likely not have obtained this relief at the time of our initial distribution.

Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our common stockholders. As a result of these and other factors, we may need to hold back, for distribution at a later date, if at all, some or all of the estimated amounts that we expect to distribute to common stockholders.

Our assumptions regarding the federal tax consequences of the transaction may be inaccurate.

The proposed asset sale will be a taxable transaction to us for United States federal income tax purposes and we will recognize gain on the proposed asset sale under the Asset Purchase Agreement. We do not believe, however, that there will be material tax payable by us, other than approximately $1,100,000 of federal Alternative Minimum Tax (“AMT”) as a result of limitations on the use of net operating losses under AMT rules. We believe we have sufficient usable net operating losses to offset substantially all of the income or gain recognized by us for “regular” federal income tax purposes as a result of the asset sale (i.e., other than AMT). After filing of federal income tax returns by us and our subsidiaries, we believe that we will have net operating losses of approximately $55,000,000, including losses arising prior to and after the date of our 2002 spinoff from our former parent company. We expect that our aggregate gain for federal income tax purposes related to the asset sale will be less than $55,000,000. Therefore, we will not set aside any material amounts specifically for the payment of any tax liability, other than the $1,100,000 AMT payment that we will make. However, there can be no assurance that the Internal Revenue Service or relevant state tax authorities will ultimately assent to our tax treatment of the asset sale or the net operating losses. To the extent the Internal Revenue Service or any relevant state tax authorities ultimately prevail in recharacterizing the tax treatment of the asset sale or the net operating losses, there may be adverse tax consequences to us and our stockholders, including that we could owe income taxes on up to the entire purchase price and our common stockholders would not receive any distributions or be required to return any distributions they have received.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of liquidation and dissolution is approved by our stockholders, we will file a certificate of dissolution with the State of Delaware, dissolving Citadel. Pursuant to the Delaware General Corporation Law, which we refer to as the “DGCL,” we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder, and in such event, a stockholder could receive nothing from us under the plan of liquidation and dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Proposal No. 2—Following Consummation of the Asset Sale in Proposal No. 1, To Approve the Plan of Complete Liquidation and Dissolution—Contingent Liabilities; Contingency Reserve; Liquidating Trust” on page 67.

Our assumption that we will not have to pay Texas franchise tax as a result of the closing of the Asset Purchase Agreement may be inaccurate.

We do not believe we will be obligated to pay any Texas franchise tax as a result of the closing of the transaction. Beneficial ownership of all of our assets is held by our subsidiary Canberra Operating, L.P., a Texas limited partnership, and Texas franchise tax does not apply to dispositions of assets by limited partnerships. To confirm our position, immediately following the closing we intend to apply to the Texas Comptroller of Public Accounts for a statement that no franchise or sales tax is due as a result of the closing of the Asset Purchase Agreement. The Asset Purchase Agreement requires that we hold back $540,000 from distribution to our stockholders until we receive that statement. If we do not receive the statement, we would not be able to distribute $540,000 to our stockholders. Furthermore, if the Texas Comptroller challenges our position, we could be required to pay the Texas franchise tax, which would further reduce the amount we could distribute to our stockholders.

Our stockholders could approve the Asset Purchase Agreement but vote against the plan of liquidation and dissolution.

After the asset sale to McAfee LLC, we will have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind down our corporate existence. We do not intend to invest in another operating business. If the plan of liquidation and dissolution is not approved, we will proceed with the sale of substantially all of our assets, including all our tangible assets, our receivables (other than factored receivables), our intellectual property and substantially all of our customer contracts, to McAfee LLC, pay all of our liabilities which are not assumed by McAfee LLC, and, as a result of the plan of liquidation and dissolution not being approved, use some of the cash received from the asset sale to pay ongoing operating expenses instead of distributing it to our stockholders pursuant to the plan of liquidation and dissolution, which would decrease the distribution to be made to our stockholders. If the plan of liquidation and dissolution is not approved, we may make a second attempt to solicit a vote of the stockholders to approve the plan of liquidation and dissolution.

The directors and officers of Citadel will receive additional benefits from the stockholders as a result of the asset sale and liquidation.

Following the filing of the certificate of dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our certificate of incorporation and bylaws as in effect immediately prior to the filing of the certificate of dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for an additional three to six years after filing the certificate of dissolution. Our executive officers and directors have interests in the asset sale other than or in addition to their interests as Citadel stockholders generally. See “Proposal No.1—To Approve the Asset Sale—Interests of Certain Persons in the Asset Sale” on page 39.

Our stock transfer books will close on the date we file the certificate of dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the certificate of dissolution with the Delaware Secretary of State, which we refer to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our certificate of dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the plan of liquidation and dissolution may not succeed.

The success of the plan of liquidation and dissolution depends in large part upon our ability to retain the services of certain of our current officers. We expect Messrs. Solomon and Connelly to remain as employees to assist in the liquidation after the closing at their current base salaries, without bonus. Failure to retain these personnel could harm the implementation of the plan of liquidation and dissolution. If we fail to retain the services of these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.

If the closing does not occur before December 29, 2006, the preferred stockholder agreement will terminate, which could result in termination of the Asset Purchase Agreement or, if the Asset Purchase Agreement is not terminated, reduced distributions to holders of common stock.

Pursuant to the preferred stockholder agreement, the holders of our preferred stock have agreed that the preferred stock may be redeemed upon closing the asset sale to McAfee LLC for a cash payment of $18,840,000, which is $4,710,000 less than the amount of payments to which they are entitled upon redemption of the preferred stock. The holders of our preferred stock have agreed that they will be entitled to receive this $4,710,000 only to the extent of funds legally available after the holders of our common stock have received liquidating distributions of $0.57 per share. We do not expect to distribute $0.57 per share to our stockholders and, accordingly, do not expect to pay the holders of our preferred stock more than $18,840,000. The holders of our preferred stock have also agreed to waive other rights under the preferred stock and certain warrants held by them. The preferred stockholder agreement will terminate if the asset sale does not close by December 29, 2006. If the closing does not occur by December 29, 2006, we will attempt to negotiate an extension of the preferred stockholder agreement. If we are not able to obtain an extension, or if the terms of the preferred stockholder agreement are materially altered, McAfee LLC may refuse to close the asset sale. If we do close the asset sale without having received an extension, or if the terms of the preferred stockholder agreement are changed, we may be required to pay additional amounts to the holders of preferred stock, which would reduce distributions to our common stockholders. If we are required to pay the entire $4,710,000 that the preferred stockholders have agreed to defer, distributions to common stockholders would be reduced by approximately $0.13 per share.

If the closing does not occur before December 31, 2006, new Texas tax laws and regulations could result in the imposition of Texas state taxes.

New Texas margin taxes are effective January 1, 2007. If the closing of the Asset Purchase Agreement does not occur on or before December 31, 2006, we expect to incur an additional Texas margin tax of less than $650,000, which would reduce the amount available for distribution to our stockholders.

Our common stock was delisted from the NASDAQ.

On May 3, 2006, Citadel received a letter from The NASDAQ Stock Market notifying Citadel that NASDAQ had determined to delist Citadel’s shares of common stock from the NASDAQ Capital Market effective as of the open of business on Friday, May 5, 2006 as a result of Citadel’s failure to maintain compliance with Marketplace Rules 4310(c)(4) (the $1 per share minimum trading price) and 4310(c)(2)(B) (the requirement to maintain a minimum stockholders equity, market value of listed securities, or net income from continuing operations).

On May 5, 2006, Citadel’s common stock began being quoted on the Over-the-Counter Bulletin Board, which we refer to as the “OTC Bulletin Board,” under the symbol “CDSS.OB.” The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. As a result of our common stock being delisted from the Nasdaq Capital Market, your ability to resell your shares of our common stock could be adversely affected.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, October 16, 2006, are entitled to notice of and to vote at the Special Meeting. As of the record date, 30,518,230 shares of our common stock were issued and outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to Mr. Solomon at our principal executive offices at any time before it is exercised, by completing and submitting a new proxy or by voting in person at the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to approve the sale of substantially all of our assets to McAfee LLC, and, subject to the approval of the asset sale to McAfee LLC, a proposal to approve a plan of liquidation and dissolution of Citadel, including the liquidation and dissolution of Citadel contemplated thereby and a proposal to amend our certificate of incorporation will be presented. Our board of directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the board of directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder Communications Inc. to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson $10,000 for its services plus reimbursement for certain out-of-pocket expenses and a per call charge of $3.50 to $4.50.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the inspector of elections with the assistance of our transfer agent. The inspector of elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposals to approve each of the asset sale, the plan of liquidation and dissolution and the certificate of amendment to amend our certificate of incorporation require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against each proposal. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

PROPOSAL NO. 1

TO APPROVE THE PROPOSED ASSET SALE

On October 2, 2006 our board of directors unanimously approved the Asset Purchase Agreement between Citadel and McAfee LLC, under which we agree to sell substantially all of our assets to McAfee LLC for a total purchase price of $56,150,000 (including an allowance for severance payments of up to $345,000). In addition, promptly after the closing of the asset sale, McAfee LLC will pay Citadel the operating expense reimbursement equal to $1,700,000 per month for the period from August 1, 2006 through the closing (prorated for the month of closing) less cash payments from customers, adjusted as provided in the Asset Purchase Agreement, received by Citadel during that period. If cash receipts during that period exceed $1,700,000 per month (prorated for the month of closing) Citadel will pay the excess to McAfee, Inc. The material terms of the Asset Purchase Agreement are summarized below. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

If this proposal is approved, we will, after the asset sale is completed, apply the proceeds of the asset sale to discharge or set aside reserves to satisfy our liabilities and obligations and distribute the remaining cash to our stockholders. The amount of cash that will be available for distributions, and the timing of such distributions, will depend on the terms on which we are able to settle our obligations and is subject to change. However, our management estimates that the net proceeds of the asset sale remaining after discharging or setting aside reserves for our liabilities, will approximate $17,000,000. We believe that this amount, together with our estimated cash balance of $850,000, should allow us to ultimately distribute $0.52 to $0.54 to our common stockholders.

Parties to the Asset Sale

Citadel.   Citadel provides enterprise vulnerability management and policy compliance and enforcement software solutions that enable organizations to reduce the risk associated with computer network vulnerabilities. Citadel develops and markets full life cycle vulnerability management software solutions under the Hercules® brand name powered by automated vulnerability remediation technology which allows enterprises to neutralize security vulnerabilities across Windows, Linux, Mac and Unix platforms.

Citadel maintains its principal offices at Two Lincoln Centre, 5420 LBJ Freeway, Suite 1600, Dallas, Texas 75240, telephone (214) 520-9292, and maintains a company website at www.citadel.com. Citadel is incorporated under the laws of the State of Delaware. Citadel’s common stock is quoted on the OTC Bulletin Board under the symbol “CDSS.OB.”

Subsidiaries of Citadel.   Due to the corporate structure of Citadel, the following Citadel subsidiaries were included as parties to the Asset Purchase Agreement:

•       Citadel Security Software International, LLC, a Delaware limited liability company and wholly owned subsidiary of Citadel.

•       Canberra Operating, L.P., a Texas limited partnership of which Citadel is the general partner.

•       Canberra, LLC, a Delaware limited liability company which is the limited partner of Canberra Operating, L.P. and which is a wholly owned subsidiary of Citadel.

Citadel, Citadel Security Software International, LLC and Canberra Operating, L.P. hold certain of the assets that are to be transferred to McAfee LLC pursuant to the Asset Purchase Agreement.

McAfee, Inc.   McAfee, Inc., the global leader in intrusion prevention and risk management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security.

McAfee LLC.   McAfee LLC is a wholly-owned subsidiary of McAfee, Inc. formed solely for the purpose of acquiring substantially all of Citadel’s assets pursuant to the Asset Purchase Agreement. McAfee LLC has not engaged in any business activity other than in connection with the asset sale. McAfee LLC was formed under the laws of the State of Delaware.

Background of the Asset Sale and Dissolution of Citadel

On October 2, 2006, the special committee and our board of directors unanimously approved the Asset Purchase Agreement, under which we agreed to sell substantially all of our assets to McAfee LLC for a total purchase price of $56,150,000 in cash (including an allowance for severance payments of up to $345,000) and the operating expense reimbursement. The material terms of the Asset Purchase Agreement are summarized below under the section “Material Provisions of the Asset Purchase Agreement.” A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

From 2004 through 2006, we continued to make investments in developing and marketing our technology and installing our software in some of the largest enterprise accounts in the world, and we believe, making Citadel and Hercules the category leader in the automated vulnerability remediation and compliance market. Based on our success with large enterprise accounts, we began to build our infrastructure to grow our company. However, we experienced longer sales cycles than anticipated and, as a result, our revenues fluctuated and were concentrated in a small number of large transactions. We incurred losses in those periods, and we continue to incur losses, including net losses of approximately $7,900,000 for 2004, approximately $18,600,000 for 2005, and approximately $2,400,000 for the first six months of 2006. We anticipate that we will incur a loss for the third quarter of 2006. A stockholder class action and stockholder derivative lawsuits that were filed in early 2005 also distracted management from running our business, lengthened our sales cycle and impaired our ability to complete a sale or financing transaction.

In response to these challenges, beginning in summer 2005, we initiated a restructuring program aimed at streamlining our cost structure to better position us for growth and improved operating results. As part of the restructuring plan, we reduced our operating costs, and implemented cost containment measures including a reduction in workforce.

Despite the reduction in expenses resulting from the restructuring, our revenues have still been insufficient to cover our operating expenses, our cash reserves were depleted to fund ongoing operating losses, and we were required to obtain debt financing from our Chief Executive Officer, Steven B. Solomon, to continue operations. We anticipated that we would be required to raise additional capital which would result in substantial dilution to existing stockholders and would be made difficult as a result of our lenders’ security interests in substantially all of our assets.

In addition to our restructuring programs, in October 2004, our board of directors determined that we should actively consider our strategic alternatives, and we engaged a nationally known investment banking firm and financial advisor, to assist us in identifying and evaluating these strategic alternatives, including a sale or merger of Citadel, acquisitions of complementary businesses, or a financing transaction. During the twelve-month term of its engagement that expired October 2005 and following the term, our former financial advisor contacted approximately 15 companies identified by our former financial advisor and Citadel as potential candidates for a strategic transaction with, or acquisition of, Citadel, including McAfee, Inc. which was contacted by our former financial advisor in November 2004. Confidentiality agreements were signed with approximately 10 of these companies and three informal expressions of interest to acquire Citadel were ultimately received, including an informal expression of interest from

McAfee, Inc. None of these contacts resulted in a business combination or investment transaction that was acceptable to Citadel at that time.

During this process, we engaged in discussions regarding a potential acquisition with one of the parties contacted by our former financial advisor. Pursuant to a customary confidentiality agreement, we provided this company with information to conduct its due diligence review of our business during the months of May and June 2005. In June 2005, discussions with this company ceased when we were unable to reach mutually acceptable terms for a letter of intent related to a proposed acquisition and we determined to pursue additional financing from our existing preferred stockholder, which we closed in July 2005.

In June and July 2005, Mr. Solomon and Carl Banzhof, our Chief Technology Officer, met with Vincent Rossi, McAfee, Inc.’s Senior Vice President of Product Management and Product Marketing, and Vikas Agrawal, McAfee, Inc.’s Senior Manager of Corporate Development, regarding our products and technology, and following those meetings, we provided responses to a due diligence request list prepared by McAfee, Inc. in connection with a possible strategic alliance or acquisition. In July 2005, Mr. Solomon and our outside litigation counsel met with Kent Roberts, former General Counsel of McAfee, Inc., at the offices of McAfee, Inc.’s counsel, Hughes & Luce in Dallas, Texas, to conduct due diligence review related to a lawsuit filed by Meyers Associates (which we have since settled, subject to remaining payment obligations), and securities class actions and derivative litigation (with respect to which we have entered into a stipulation of settlement, subject to a judicial fairness hearing and customary settlement conditions).

In August and September 2005, members of our management team, including Mr. Solomon, our Chief Executive Officer; Richard Connelly, our Chief Financial Officer; Mr. Banzhof; and Robert Humphrey, our Executive Vice President of Corporate Strategy, and representatives of McAfee, including Darrell Rodenbaugh, their Senior Vice President, Sales Operations, and Mr. Roberts, among others, met and corresponded numerous times to review additional technical, financial and legal due diligence materials, with the participation of counsel and investment banking teams.

On October 14, 2005, McAfee, Inc. submitted a draft of a non-binding letter of intent related to a proposed acquisition of substantially all of our assets for a purchase price of $32,000,000 and including numerous conditions. Our senior management and board of directors held meetings with our former financial advisor and our counsel to review the proposed offer. After negotiations, in October 2005, primarily conducted by Mr. Solomon and Messrs. Agrawal and Roberts, we were unable to reach a definitive agreement with McAfee, Inc. and we declined to proceed with the proposed transaction on the proposed terms at that time.

In October 2005, we also entered into a loan agreement with Lawrence Lacerte, then a former director, to replace our credit facilities, and we entered into a factoring agreement that was personally guaranteed by Mr. Solomon. Mr. Solomon also was providing advances to Citadel at that time to cover our operating expense shortfalls.

In February 2006, representatives of McAfee, Inc. again contacted our senior management team regarding a proposed acquisition, and we held numerous meetings regarding legal, financial and technical due diligence matters with discussions about potential transaction structure conducted primarily through conversations between Mr. Solomon and Mr. Roberts, but no significant company or board action was taken with respect to any acquisition proposal at that time. Mr. Solomon continued to provide advances to us at that time to cover our operating expense shortfalls and provide us with resources to continue to pursue an acquisition or financing transaction, and he personally agreed in March 2006 to finance up to $3,000,000 of our working capital shortfall for twelve months, on terms to be approved by our disinterested directors.

Commencing in May 2006 and continuing through July 2006, McAfee, Inc. again expressed interest in an acquisition. During this time, Mr. Solomon, as well as our advisors, and representatives of McAfee, Inc., including Ken Gonzalez, McAfee, Inc.’s Vice President of Corporate Development, and

their advisors met in person and by telephone and corresponded by e-mail relating to due diligence items and to negotiate terms of a proposed letter of intent. As a result of this activity, on July 13, 2006, counsel for McAfee, Inc. submitted a draft of a non-binding letter of intent related to a proposed asset purchase transaction with a proposed purchase price of $53,300,000, among other terms. The board of directors was notified of management’s discussions with McAfee, Inc. and the terms contained in the draft letter of intent.

Although our management negotiated with McAfee, Inc. in an attempt to persuade them to effect a transaction as a stock sale or merger, in order to ensure that McAfee LLC would not acquire any liabilities other than specifically assumed liabilities in connection with a transaction, McAfee, Inc. desired to effect a transaction in the form of an acquisition of assets.

Negotiations and discussions continued in July 2006 and were conducted primarily by Mr. Solomon and Mr. Gonzalez related to, among other matters, the purchase price, assets to be acquired by McAfee, Inc., liabilities to be assumed by McAfee, Inc., tax matters, closing conditions, including closing conditions related to post-closing employment and noncompetition arrangements, and diligence matters, including our contractual arrangements.

Our board of directors met on July 18, 2006 with management, our former financial advisor and counsel to review the proposed letter of intent from McAfee, Inc., including management’s efforts to increase the purchase price, reduce the break-up fee, and reduce the no-shop time period, among other items. At that meeting, the board of directors determined to appoint a special committee of disinterested directors (excluding management) to evaluate any offer or proposal and to consider, evaluate, negotiate and approve (and/or recommend to the full board of directors the approval of) any preliminary or definitive agreements or documents required or advisable for the proposed asset purchase transaction. The special committee was authorized to engage its own legal and financial advisors at our expense.

Following numerous meetings between our management and our legal counsel and representatives of McAfee, Inc. and their legal counsel, and several special committee meetings, in late July 2006, the special committee approved the letter of intent regarding an acquisition of our assets by McAfee, Inc. The letter of intent was signed on July 31, 2006 with a purchase price of $58,000,000 plus an operating expense reimbursement.

In August 2006, at various locations, representatives of McAfee, together with their accounting and legal advisors, conducted business, technical, financial, accounting and legal due diligence and participated in discussions with Citadel’s advisors and management team on various issues related to the ongoing diligence review.

On August 11, 2006, in order to provide funds necessary to continue operations, Mr. Solomon loaned us $3,000,000. The loan was made pursuant to a promissory note, the terms of which were approved by our disinterested directors after a series of discussions between March and August 2006. Among other things, the promissory note provides for 12% interest, a maturity date of January 12, 2007 and a prepayment fee in the amount of $500,000 in connection with any prepayment, including in connection with an event of default or change of control. The disinterested directors were aware of the status of the negotiations with McAfee, Inc. and that the prepayment fee would be payable to Mr. Solomon if Citadel were able to reach agreement with McAfee, Inc. regarding a sale of substantially all our assets and close that transaction prior to the maturity date of the promissory note.

From August 3 through August 27, 2006, the parties, through meetings and telephone conferences with their respective counsel, negotiated and exchanged proposed revised drafts of a definitive asset purchase agreement, as well as related disclosure schedules and exhibits, and ancillary documents, including key employee offer letters and incentive agreements to be implemented by McAfee, Inc. in connection with the proposed transaction and non-competition agreements required to be entered into between McAfee, Inc. and some of our officers in connection with the proposed transaction. During this time, extensive negotiations took place related to the matters covered by the Asset Purchase Agreement and ancillary agreements and schedules. Negotiations progressed on a large number of issues through frequent discussions between the parties as well as a series of proposals and counter-proposals. Negotiations focused on, among other matters, the purchase price and its calculation, determination of the assets (other than intangible assets) and liabilities (including a limited number of contracts other than customer contracts) that would be retained by us, tax matters, the scope of representations and warranties, the scope of covenants related to the period between signing of a definitive agreement and closing, post-closing indemnification, McAfee, Inc.’s request for an escrow by Citadel (which was withdrawn), limitations on our ability to consider competing acquisition transactions, termination rights, the determination of which our stockholders would be requested to sign support agreements and diligence matters, including our contractual arrangements. In late August 2006, we entered into a settlement agreement with the plaintiffs in the Meyers litigation (subject to remaining payment obligations).

On August 21, 2006, the special committee approved the engagement of ThinkEquity Partners to provide the special committee with a fairness opinion in connection with the potential transactions. On August 26, 2006, the special committee formally approved the engagement of ThinkEquity Partners and the special committee entered into an engagement letter with ThinkEquity Partners to provide the special committee with a fairness opinion in connection with the potential transactions. On August 27, 2006, finalization of the terms of the Asset Purchase Agreement was delayed while McAfee, Inc. conducted focused due diligence on matters concerning our post-closing liabilities and matters affecting the provisions of the Asset Purchase Agreement governing the timing of our post-closing distributions. Effective August 28, 2006, we extended the duration of the no-shop provisions of the letter of intent until September 30, 2006.

During September 2006, representatives of McAfee, Inc. and our company, including counsel and accounting professionals, held numerous telephone conferences to resolve the issues related to timing of our post-closing distributions. McAfee, Inc. desired to increase the amount of cash that would be held for payment of certain of our post-closing obligations and to increase the time period such cash would be held which would have the effect of delaying distributions to our stockholders post-closing.

From September 27, 2006 until October 2, 2006, we, McAfee, Inc. and our respective counsel held numerous telephone conferences and resumed the process of making final revisions to the Asset Purchase Agreement, ancillary agreements and schedules. As a result of these negotiations, in exchange for a reduction in the cash portion of the purchase price to $56,150,000 (including an agreement by Mr. Solomon to reduce by $500,000 the amount of payments he would otherwise be entitled to under his agreements with us), McAfee, Inc. agreed not to expand our obligations to delay distribution of cash to our stockholders. On September 29, 2006, we extended the duration of the no-shop provisions and the other provisions of the letter of intent until October 15, 2006. Our special committee also met on September 29, 2006 to review the revised terms of the Asset Purchase Agreement and related agreements.

Prior to executing the Asset Purchase Agreement with McAfee, Inc., our management negotiated with the holders of our preferred stock, to reduce the amount of their redemption price, in order to increase the likelihood that we would be able to make an increased cash distribution to the holders of our common stock following closing of the asset sale pursuant to the Asset Purchase Agreement. As a result of these negotiations, the holders of our preferred stock entered into an agreement to receive less than their full redemption preference for those shares of preferred stock, as described in this proxy statement in the section entitled “Proposal No. 1—To Approve the Proposed Asset Sale—Description of the Asset Purchase Agreement—Preferred Stockholder Agreement” on page 48. Also, Mr. Solomon has agreed to a reduction of certain of the severance payments due to him. See “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Executive Severance Payments” on page 40. In the absence of such agreements, the holders of our common stock would receive substantially lower proceeds upon any liquidation of Citadel.

On October 2, 2006, the special committee met with counsel and representatives of ThinkEquity Partners to consider the proposed asset sale and draft of the Asset Purchase Agreement. Following the presentation, ThinkEquity Partners delivered to the special committee its oral opinion that as of October 2, 2006, subject to certain qualifications, limitations and assumptions, certain consideration to be received by Citadel pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to Citadel, as more fully described in the section of this proxy statement entitled “Proposal No. 1—To Approve the Proposed Asset Sale—Fairness Opinion of ThinkEquity Partners” on page 34. Following receipt of the oral fairness opinion and full discussion of the Asset Purchase Agreement and the related transactions, the special committee unanimously approved the proposed Asset Purchase Agreement and recommended approval of the proposed agreement to our board of directors. Following the meeting of the special committee, our board of directors met to consider the proposed draft of the Asset Purchase Agreement. Following full discussion of the Asset Purchase Agreement and the related transactions, our board of directors unanimously approved the proposed Asset Purchase Agreement and authorized our officers to execute the definitive Asset Purchase Agreement and submit the proposed transaction to our stockholders for their vote. The board of directors also determined that the financial terms of the asset sale were in the best interests of our stockholders.

On October 2, 2006, the parties executed the definitive Asset Purchase Agreement and related ancillary agreements, and McAfee, Inc. entered into the stockholder support agreements with our directors and executive officers. On October 3, 2006, McAfee, Inc. and Citadel each issued a press release announcing the transaction.

Citadel’s Reasons for the Asset Sale

The following discussion of our reasons for the asset sale contains a number of forward-looking statements that reflect our current views with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to the differences in results and outcomes include those discussed in the sections of this proxy statement entitled “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals” on page 17 and “Cautionary Statement Regarding Forward-Looking Statements” on page 16.

In considering the proposed transactions with McAfee, Inc., our special committee and board of directors consulted with our counsel regarding the fiduciary duties of the special committee and board of directors and the terms of the Asset Purchase Agreement and related transactions, and consulted with ThinkEquity Partners regarding the fairness of the financial terms of the Asset Purchase Agreement. Our special committee and board of directors took into account a number of positive factors in their deliberations concerning the asset sale, including, but not limited to, the following:

•       our business, financial condition, and lack of earnings, as well as our financial obligations at the maturity in October 2007 of loans from our senior secured lender, the maturity in January 2007 of loans from Mr. Solomon, and the requirement that we redeem our Series A preferred stock in February 2008 and our Series B preferred stock in July 2008;

•       our limited ability to raise additional capital on favorable terms to fund operations, especially in light of the security interest held by our senior lender and Allied Capital, our factor, in substantially all of our assets, as well as the liquidation preference provisions and the full ratchet anti-dilution rights of our outstanding shares of Series B preferred stock (which anti-dilution rights would result in substantial dilution to our common stockholders in the event we issued shares of our stock (or options or warrants convertible into shares) at a price less than the $1.55 per share conversion price of our Series B preferred stock);

•       our ability to repay our indebtedness to our lenders and creditors and the payments to our holders of preferred stock on terms acceptable to them from the proceeds of the asset sale, as well as the fact that the holders of our Series A preferred stock and Series B preferred stock have agreed to reduce the amounts owed to them in connection with the asset sale, resulting in an increased likelihood that we would be able to make a distribution of cash to our common stockholders in amounts which they would not otherwise be entitled to receive absent such agreement;

•       the continuing nature of our operating losses and the likelihood that such losses could continue in the future, which might inhibit our ability to execute our strategy due to cash constraints;

•       the business, market and execution risks associated with remaining independent and implementing a successful strategy to increase revenues and profitability, which was deemed reasonably unlikely to create greater value for our stockholders than the prospects presented by the proposed asset sale, in particular because our security software sales are highly dependent on large sales with long sales cycles;

•       we had regularly considered various options to increase revenues and strengthen our company, including by merging with other competitors and seeking potential alternative strategic transactions, and the asset sale represented the most favorable alternative currently available to us to maximize stockholder value;

•       the absence of any financing condition to McAfee, Inc.’s obligation to complete the asset sale;

•       the limited public interest in our common stock as reflected by the low trading activity of our common stock over the past few years and low price per share of our common stock; as such, our special committee and board of directors perceived that it would be difficult to attract investor attention to our current business and that stockholders would benefit from receiving the net proceeds of the asset sale in lieu of remaining as stockholders of an independent company;

•       the fact that the asset sale, dissolution and related transactions are subject to the approval of our stockholders;

•       our belief that the asset sale is reasonably likely to be approved by our stockholders based upon: (a) the potential benefits of the asset sale to Citadel and its stockholders identified by the special committee and board of directors, as described in this section of the proxy statement; and (b) the support agreements obtained by McAfee, Inc. from certain holders of Citadel common shares to approve the asset sale, the Asset Purchase Agreement, the other actions contemplated thereby and any action in furtherance of those activities;

•       the fact that our special committee and board of directors may, in the exercise of their fiduciary duties and in accordance with the Asset Purchase Agreement, furnish information to, and participate in negotiations or discussions with, another party in connection with an unsolicited written proposal that Citadel’s special committee and board of directors determine in good faith constitutes or is reasonably likely to result in a superior proposal on the terms provided in the Asset Purchase Agreement;

•       the fact that our special committee and board of directors may, in the exercise of their fiduciary duties and in accordance with the Asset Purchase Agreement, change their recommendation with respect to the transaction with McAfee, Inc. and we may terminate the Asset Purchase Agreement, subject to payment of a $2,320,000 termination fee on the terms provided in the Asset Purchase Agreement;

•       the fact that the cost of being a publicly-traded company is increasing due to recent increases in compliance requirements, including the requirements of the Sarbanes-Oxley Act of 2002, which requirements have increased legal and accounting expenses and placed a strain on our limited financial and personnel resources;

•       the benefits to Citadel and our stockholders contemplated in connection with the asset sale are reasonably likely to be achieved within a reasonable time frame;

•       the fact that the consideration to be paid in the asset sale is cash, which provides certainty of value to us, subject to the risks identified in this proxy statement;

•       our expectation that the per share amount our stockholders will receive pursuant to our post-closing distributions made in connection with the plan of liquidation and dissolution will exceed our average stock price in the recent period prior to our execution of the Asset Purchase Agreement;

•       the opinion of ThinkEquity Partners delivered to our special committee, that as of the date of the opinion, and subject to the qualifications, limitations and assumptions set forth therein, the Adjusted Cash Consideration (defined on page 34) to be received by Citadel pursuant to the Asset Purchase Agreement is fair, from a financial point of view, to Citadel, as more fully described in the section of this proxy statement entitled “Proposal No. 1—To Approve the Proposed Asset Sale—Fairness Opinion of ThinkEquity Partners” on page 34;

•       the terms of the Asset Purchase Agreement; and

•       the treatment of our employees through anticipated employment with McAfee, Inc. following the asset sale.

Our special committee and board of directors also identified and considered a number of potentially countervailing factors in their deliberations concerning the asset sale, including, but not limited to, the following:

•       the fact that Citadel will no longer exist as an independent company and our stockholders will no longer participate in the growth of our business or benefit from any future increases in the value of Citadel or from any synergies that may be created by the asset sale;

•       the uncertainty of the amounts distributable to our stockholders following the closing of the asset sale and the winding down of our business, including with respect to unknown or contingent liabilities, the indemnification obligations under the Asset Purchase Agreement and the costs and expenses related to winding down our business;

•       the fact that distributions following the asset sale would be taxable to our stockholders for U.S. federal income tax purposes;

•       the risk that the asset sale may not be consummated, including the risks associated with obtaining the necessary approval of our stockholders required to complete the asset sale, notwithstanding the voting agreements obtained by McAfee, Inc. from our directors and executive officers to vote their shares to approve the asset sale, the Asset Purchase Agreement, the other actions contemplated thereby and any action in furtherance of those activities;

•       the fact that under the Asset Purchase Agreement, we are obligated to carry on our business in the ordinary course and, subject to specified exceptions, we will not take a number of actions related to the conduct of our business without the prior consent of McAfee, Inc. (which cannot be unreasonably withheld, conditioned or delayed);

•       the risk of management and employee disruption associated with the asset sale, including the risk that key technical, marketing and management personnel might not remain employed by us through the consummation of the asset sale;

•       the risk of customer and supplier disruption associated with the asset sale, including the risk that customers and suppliers might reduce the amount of business they conduct with us, or cease conducting business with us, prior to the consummation of the asset sale;

•       the fact that the Asset Purchase Agreement permits McAfee, Inc. to terminate the agreement if, among other things, our special committee or board of directors withdraws their recommendations in favor of the asset sale or recommends another acquisition proposal;

•       the extent to which the interests of members of our management and special committee and board of directors are different from, or in addition to, those of our stockholders generally (see the section of this proxy statement entitled “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale” on page 39);

•       the potential impact of the asset sale on our employees of Citadel not offered employment by McAfee, Inc.; and

•       the significant costs involved in negotiating and attempting to consummate the proposed asset sale.

Our special committee and board of directors noted that the support agreements and the no-shop provisions of the Asset Purchase Agreement could have the effect of discouraging alternative proposals for a business combination or asset sale between us and a third party. However, the special committee and the board of directors concluded that the stockholder support agreements and the no-shop provisions were necessary to induce McAfee, Inc. to enter into the Asset Purchase Agreement and were deemed fair and reasonable in light of the limited number of shares held by management and board members, as well as the limited amount of the related termination fee.

This discussion of information and factors considered by our special committee and board of directors is not intended to be exhaustive but is intended to summarize the material factors considered by the special committee and board of directors. In view of the variety of factors considered in connection with their evaluations of the asset sale, our special committee and board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual members of our special committee and board of directors may have given different weights to different factors. However, the special committee and board of directors concluded that the potential benefits of the asset sale outweighed the potential countervailing factors and that, overall, the proposed asset sale had greater potential benefits to Citadel, our stockholders and other stakeholders relative to other strategic alternatives currently available to us.

The foregoing includes the material factors considered by the board of directors. In view of its many considerations, the board of directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the board of directors may have given different weights to different factors. After weighing all of these considerations, the board of directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to McAfee LLC.

Special Committee and Board of Directors Recommendation

After taking into account all of the factors set forth above, Citadel’s special committee and board of directors unanimously agreed that the asset sale, plan of liquidation and dissolution and related transactions are reasonable, proper and advisable and are fair to, and in the best interest of Citadel and its stockholders, employees and other stakeholders, approved our entry into the asset sale and performance of our obligations under the Asset Purchase Agreement and related agreements, and recommended that our stockholders approve the asset sale, the plan of liquidation and dissolution, the certificate of amendment to amend our certificate of incorporation to change our name and the transactions contemplated thereby. Accordingly, our board of directors recommends that our stockholders vote FOR Proposal Nos. 1, 2 and 3.

Fairness Opinion of ThinkEquity Partners

ThinkEquity Partners was engaged by the special committee of our board of directors to render a fairness opinion in connection with the proposed asset sale and delivered its oral opinion (subsequently confirmed in writing) to the special committee during its October 2, 2006 meeting to the effect that, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the adjusted cash consideration (as defined below) to be received by us pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to us and our subsidiaries.

THE FULL TEXT OF THINKEQUITY PARTNERS’ WRITTEN OPINION, DATED OCTOBER 2, 2006, IS ATTACHED AS ANNEX D TO THIS DOCUMENT. STOCKHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY THINKEQUITY PARTNERS IN RENDERING ITS OPINION. THE SUMMARY OF THE THINKEQUITY PARTNERS OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION THAT IS SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX D TO THIS DOCUMENT.

ThinkEquity Partners’ opinion is for the information and assistance of the special committee and was rendered to the special committee in connection with its consideration of the proposed asset sale. ThinkEquity Partners’ opinion does not constitute a recommendation to any stockholder of Citadel as to how that stockholder should vote with respect to the asset sale or any other transactions contemplated by the Asset Purchase Agreement. Its opinion does not in any manner address the prices at which our common stock may trade after the announcement or the consummation of the asset sale.

ThinkEquity Partners does not express an opinion as to any aspect of the asset sale other than the fairness, from a financial point of view, to us and our subsidiaries of the adjusted cash consideration to be received by us pursuant to the Asset Purchase Agreement. For the purposes of its opinion, “adjusted cash consideration” equals $47,710,646, calculated as follows: (i) cash consideration in an amount equal to $55,805,000, plus (ii) an amount representing the expense reimbursement ($1,700,000 for each calendar month that elapses between August 1, 2006 and the closing date less the amount of cash or other payments received from any direct or indirect customer billings and invoices by us or our subsidiaries between August 1, 2006 and the closing date), which our management has informed ThinkEquity Partners to be estimated at $6,800,000, minus (iii) an amount representing our retained liabilities related to the assets to be sold that are not assumed by McAfee LLC, which our management has informed ThinkEquity Partners to be estimated at $11,894,354, minus (iv) an amount equal to $3,000,000 which, pursuant to the terms of the Asset Purchase Agreement, we will set aside for purposes of securing our indemnification obligations under the Asset Purchase Agreement.

Without limiting the generality of the foregoing, ThinkEquity Partners’ opinion does not address (i) the relative business merits of the asset sale as compared to alternative transactions, structures or strategies that might be available to our company or the decision of the special committee to recommend or of our board of directors to undertake the asset sale, (ii) any holdback or setting aside of the consideration pursuant to the Asset Purchase Agreement, (iii) any distribution of the consideration to our stockholders, (iv) the allocation of any portion of the consideration among the holders of the various classes of our capital stock or (v) the amounts of the remaining proceeds to be distributed to our stockholders, expense reimbursement or retained liabilities. ThinkEquity Partners was not requested to, and did not, participate in the negotiation of the Asset Purchase Agreement. Furthermore, it was not requested to, and did not, solicit third party indications of interest with respect to acquiring all or any part of our company, including the assets to be sold in the proposed transaction.

In arriving at its opinion, ThinkEquity Partners assumed and relied upon, without independent verification, the accuracy and completeness of all information in connection with its opinion whether publicly available or supplied to it or otherwise made available to it by our representatives for the purposes of its opinion, including without limitation with respect to the amounts of the expense reimbursement and the retained liabilities. ThinkEquity Partners further relied upon the assurances of our representatives that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of our company that were furnished to ThinkEquity Partners by our management, ThinkEquity Partners assumed for purposes of its opinion that such financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered by such projections. ThinkEquity Partners expresses no opinion with respect to the reasonableness of such projections or the assumptions upon which such projections are based.

In addition, except as expressly described below, ThinkEquity Partners did not review any of the books and records of our company or McAfee, Inc. or McAfee LLC or any of our respective subsidiaries or make any independent inspection, valuation or appraisal of the assets or liabilities of our company or McAfee, Inc. or McAfee LLC or any of our respective subsidiaries, nor was ThinkEquity Partners furnished with any such valuations or appraisals. In addition, ThinkEquity Partners assumed that the asset sale would be consummated as provided in the Asset Purchase Agreement, with full satisfaction of all covenants and conditions material to its opinion and without any waivers of such covenants or conditions that would be material to its opinion. ThinkEquity Partners assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the Asset Purchase Agreement are true and correct. It also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the asset sale would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either we or McAfee, Inc. or McAfee LLC (or any of our respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have had a material adverse effect on us or McAfee, Inc. or McAfee LLC or would materially reduce the contemplated benefits of the asset sale to us.

In arriving at its opinion, ThinkEquity Partners:

•       reviewed the terms of the Asset Purchase Agreement and the other agreements related to the asset sale and attached as exhibits to the Asset Purchase Agreement and certain related documents;

•       reviewed certain information, including financial forecasts and other financial and operating data concerning us, furnished by our management;

•       discussed our past and present operations and financial condition and our prospects with our management;

•       reviewed the historical market prices and trading activity for certain publicly traded companies for comparative purposes;

•       compared the value of the adjusted cash consideration with that received in certain publicly available asset sales that it deemed relevant;

•       compared the value of the adjusted cash consideration with the trading valuations of certain publicly traded companies that it deemed relevant; and

•       performed such other analyses and considered such other factors as it deemed appropriate.

ThinkEquity Partners’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It had no obligation to, and did not and does not intend to, update its opinion to reflect any changed or new circumstances, events or other developments occurring, discovered or otherwise coming to its attention after the date of its opinion.

In connection with the preparation and delivery of its opinion to the special committee, ThinkEquity Partners performed certain financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, ThinkEquity Partners did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ThinkEquity Partners believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, ThinkEquity Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Citadel and McAfee, Inc. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses.

In arriving at its opinion, ThinkEquity Partners did not ascribe a specific range of values to the assets to be sold in the proposed transaction, but, rather, made its determination as to the fairness, from a financial point of view, of the adjusted cash consideration to be received by us pursuant to the Asset Purchase Agreement on the basis of the financial and comparative analyses described below.

The following is a summary of the material financial and comparative analyses performed by ThinkEquity Partners and presented to the special committee. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by ThinkEquity Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Selected Companies Analysis

ThinkEquity Partners reviewed and compared certain financial information for our company to corresponding publicly available financial information for the following publicly traded software companies having a market capitalization of less than one billion dollars:

•       SonicWALL Inc.

•       Altiris Inc.

•       Secure Computing Corp.

•       OPNET Technologies Inc.

•       Aladdin Knowledge Systems Ltd.

•       ActivIdentity Corp.

•       Entrust Inc.

•       Digimarc Corp.

Although none of the companies is directly comparable to Citadel, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to the assets to be sold in the proposed transaction.

For each selected company, ThinkEquity Partners calculated its enterprise value as a multiple of its revenue and of its EBITDA both for the last twelve months and as projected for 2006 using market data as of September 29, 2006. For purposes of this analysis, “enterprise value” means (1) equity value from common shares outstanding, plus (2) debt, including preferred stock and minority interests, less (3) cash, cash equivalents and highly liquid investments. “EBITDA” means earnings before interest expense, taxes, depreciation and amortization. Amounts of revenue and EBITDA exclude all extraordinary items, non-recurring charges and merger-related expenses. The results of these calculations, as compared to corresponding multiples for our company (using the adjusted cash consideration as our “enterprise value”), are summarized below:

	Citadel			Selected Publicly Traded Software Companies
	Metric	Multiple		Low	High		Median		Mean
LTM Revenue	$14,200,000	3.35	x	1.40x	3.17	x	1.86	x	1.98	x
FY2006E Revenue	$16,200,000	2.94	x	1.35x	2.80	x	1.68	x	1.78	x
LTM EBITDA	$(7,100,000)	NM		9.2x	52.7	x	16.4	x	26.1	x
FY2006E EBITDA	$(2,100,000)	NM		8.2x	26.0	x	11.4	x	15.7	x

NM = Not meaningful.

LTM = Last 12 months.

FY = Fiscal year.

Because of the inherent differences in the businesses, operations, financial conditions and prospects of the assets to be sold in the proposed transaction and of the selected companies, ThinkEquity Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of the selected companies and the assets proposed to be sold that would affect the fairness, from a financial point of view, of the adjusted cash consideration to be received by us pursuant to the Asset Purchase Agreement.

Precedent Transactions Analysis

ThinkEquity Partners reviewed certain publicly available information regarding the terms and financial characteristics of selected transactions in the software industry since September 2003 which ThinkEquity Partners believed to be comparable to the proposed transaction. Those precedent transactions include the following:

Acquiror	Target
Dale Skeen, JoMei Chang	Vitria Technology
Francisco Partners	Watchguard Technologies
Made2Manage	Onyx Software
Attachmate WRQ	NetIQ Corp.
Avocent	LANDesk
JDA Software Group	Manugistics Group
Artemis Int. Solutions	Versata
Borland Software	Segue Software
Sand Hill IT Security	St. Bernard Software
Saba Software	Centra Software
Symantec Corp.	Bindview Development
Secure Computing Corp.	CyberGuard Corp.
Sun Microsystems	Tarantella Inc.
Altiris	Pedestal
Computer Associates	Netegrity
Inovis International	QRS Corp.
CDC Software	Pivotal
Symantec	On Technology
Ascential	Mercator

For each selected transaction, ThinkEquity Partners calculated the enterprise value as a multiple of the target’s revenue and of its EBITDA both for the last twelve months prior to the transaction and as projected for the full calendar year following the transaction (which is 2006 in our case). For purposes of this analysis, “enterprise value” means total consideration including the assumption of liabilities and residual cash when available. The results of these calculations, as compared to the proposed asset sale (using the adjusted cash consideration as our “enterprise value”), are summarized below:

	Citadel			Precedent Transactions
	Metric	Multiple		Low		High		Median		Mean
LTM Revenue	$14,200,000	3.56	x	0.50	x	5.68	x	1.73	x	2.05	x
CY + 1 Revenue	$16,200,000	3.13	x	0.94	x	3.71	x	2.36	x	2.45	x
LTM EBITDA	$(7,100,000)	NM		17.3	x	45.1	x	36.8	x	33.6	x
CY + 1 EBITDA	$(2,100,000)	NM		14.1	x	19.2	x	18.1	x	17.2	x

NM = Not meaningful.

LTM = Last 12 months.

CY = Current year.

Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the assets proposed to be sold and the businesses, operations and prospects of the targets included in the selected transactions, ThinkEquity Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of these transactions and the proposed transaction that would affect the fairness, from a financial point of view, of the adjusted cash consideration to be received by us pursuant to the Asset Purchase Agreement.

ThinkEquity Partners is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, ThinkEquity Partners and its affiliates may acquire, hold or sell, for itself and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments of our company and McAfee, Inc., as well as provide investment banking and other financial services to such companies.

Pursuant to an engagement letter dated August 26, 2006, we have agreed to pay ThinkEquity Partners a fee of $500,000 for the rendering of its opinion in connection with the asset sale and to reimburse ThinkEquity Partners for its reasonable out-of-pocket expenses not to exceed $50,000. The first installment of the fee, equal to $100,000, was paid upon delivery of ThinkEquity Partners’ opinion. The remaining $400,000 will be due upon the earlier of the consummation of the asset sale and November 30, 2006. In addition, we have agreed to indemnify ThinkEquity Partners for certain liabilities that may arise out of the rendering of its opinion, and McAfee LLC has agreed to assume that indemnification obligation in the event that the asset sale is consummated.

Interests of Certain Persons in the Asset Sale

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the proposals other than their interests as Citadel stockholders generally. These interests arise under certain of our existing agreements, anticipated amendments of these agreements and, in the case of certain executive officers, pursuant to agreements they have entered into, or that we expect they will enter into, with McAfee, Inc. These interests may be different from, or in conflict with, your interests as a Citadel stockholder. The members of our board of directors and special committee were aware of these additional interests, and considered them, when they approved the Asset Purchase Agreement.

Overview.   Following the closing of the asset sale, Mr. Solomon will receive the payments described below. In addition, following the closing of the asset sale, Mr. Solomon will remain with Citadel to assist in winding down Citadel’s business and liquidating its assets. Mr. Solomon will also be a consultant to McAfee, Inc. pursuant to an independent contractor agreement that may be terminated by either party on 30 days’ notice. Mr. Solomon has also made loans to Citadel in order to fund its continuing operations. Immediately after the closing of the asset sale, these loans, including the $3,000,000 promissory note, will be repaid to Mr. Solomon together with interest and a $500,000 a change of control prepayment premium, as provided in the promissory note issued by Citadel.

Two of our executive officers, Carl Banzhof and David Helffrich, our Chief Technology Officer and Executive Vice President of Engineering, respectively, each entered into at-will employment offer letters with McAfee, Inc. as described below, the effectiveness of which is conditioned on the closing of the asset sale. Each of Messrs. Helffrich and Banzhof have executed agreements providing that they will waive the right to receive any severance or change of control related payments from Citadel.

Our other executive officers, who we refer to as the “remaining executives,” are Richard Connelly, who is our Chief Financial Officer, Robert Dix, who is our Vice President of Government Affairs and Corporate Development,  Robert Humphrey, who is our Executive Vice President of Corporate Strategy, and Randy Schirman, who is our Executive Vice President of Worldwide Sales. On the date of this proxy statement, we do not know whether McAfee, Inc. will offer employment to any of the remaining executives. Unless the remaining executives accept employment with McAfee, Inc., they will be entitled to receive severance or other change of control related payments from Citadel as described below.

All of our directors and executive officers hold stock options and shares of restricted stock, which will receive the vesting and other benefits and payments described below.

We expect Messrs. Solomon and Connelly to remain as employees to assist with the liquidation and dissolution after the closing of the asset sale at their current base salaries.

As noted below, we have amended or expect to amend several of our employment and equity arrangements with our executive officers and directors in connection, and contingent on, the closing of the asset sale. We expect that these arrangements will result in non-cash accounting charges. We have not assessed the magnitude of these charges. However, because the charges will not affect the amount of cash we are able to distribute to our stockholders after the closing of the asset sale, we do not believe the details related to these charges are material to our stockholders’ consideration of the matters described in this proxy statement.

Executive Severance Payments.   In December 2005, we entered into change of control agreements with each of Messrs. Carl Banzhof, Richard Connelly, Robert Dix, David Helffrich, Robert Humphrey and Randy Schirman, who we refer to as “executives.” These agreements provide for a payment of six months of the executive’s annual base salary in the event of certain terminations of employment in connection with or following a change of control, which includes a sale of all or substantially all our assets. We refer to these payments as the “change of control termination payments.”  The agreements also provide for a payment of one year’s annual base salary in the event the executive remains employed with us or our successor on the first anniversary of the date of the agreement providing for the change of control. We refer to these payments as the “stay bonuses.” We have also entered into or anticipate entering into employment offer letters or agreements with each of Messrs. Connelly, Dix, Humphrey and Schirman that provide for payments, that are in addition to the payments under the change of control agreement, of six months of the executive’s annual base salary, in the event of certain terminations of employment in connection with or following a change of control, which includes a sale of all or substantially all of our assets. We refer to these payments under the employment agreements as “employment severance payments.”

In connection with their acceptance of employment with McAfee, Inc., Messrs. Banzhof and Helffrich have agreed that they will waive the right to receive any change of control termination payments or stay bonuses from Citadel as described above. The remaining executives have executed or are expected to execute agreements providing that, if they accept employment with McAfee, Inc., they will also waive the right to receive any change of control termination payments, stay bonuses or employment severance payments. In these agreements, we agree to make the required change of control termination payments and employment severance payments following, and conditioned on, the closing of the asset sale, regardless of whether the remaining executives’ employment is terminated. This will allow us to retain the services of the remaining executives after the closing, to the extent required in connection with our liquidation and dissolution, without requiring the remaining executives to forego their payments. As a result, after the closing of the asset sale, we expect to make payments of approximately $191,000 to Mr. Connelly, approximately $159,000 to Mr. Dix, approximately $183,000 to Mr. Humphrey and approximately $183,000 to Mr. Schirman. In addition, we expect to agree with Mr. Connelly to pay him a retention bonus of $95,557 if he is still employed with us on March 31, 2007, or earlier if our board of directors determines that his services are no longer needed in connection with our liquidation and dissolution.

We entered into an employment agreement with Mr. Solomon, dated October 1, 2002, as amended on October 1, 2003, as well as a change of control agreement dated December 2005. We collectively refer to these agreements, as amended, as the “Solomon employment agreements.”  The Solomon employment agreements collectively provide, in the event of certain terminations following a change of control, for the following:

•       a payment equal to three times Mr. Solomon’s annual base salary;

•       a payment equal to three times Mr. Solomon’s annual bonus;

•       the option exercise bonus described below under “Payment of Solomon and Connelly Exercise Price Bonus Arrangements,” below; and

•       gross-up payments for taxes related to these payments.

After execution of the Asset Purchase Agreement, we amended the Solomon employment agreements with Mr. Solomon to provide that, in lieu of the payments to be received under the Solomon employment agreements, and in consideration of his non-competition agreement with McAfee, Inc., he will receive, after the completion of the asset sale, $6,089,234 in a lump sum (which includes tax gross-up) without a requirement of termination of his employment with us. This amount reflects a reduction of approximately $500,000 from the amounts to which Mr. Solomon would otherwise be contractually entitled. This arrangement will allow us to retain the services of Mr. Solomon after the closing, to the extent required in connection with our liquidation, without requiring Mr. Solomon to forego the payments to which he is entitled. Mr. Solomon will also receive the benefit described below under “Solomon and Connelly Exercise Price Bonus Arrangements.”

Treatment of Outstanding Stock Options.   Our 2002 stock incentive plan, which we refer to as our “stock option plan,” provides that all stock options outstanding under the stock option plan will fully vest in connection with the closing of the asset sale. As permitted by our stock option plan, we intend to make this acceleration effective 15 days before the scheduled closing of the asset sale. Our stock option plan also provides that, in the discretion of our board of directors, any holder of stock options outstanding at the closing of a change of control may receive a payment equal to the difference between the price received by stockholders in the change of control and the exercise price of such holder’s stock option. We refer to this provision as the “cash-out program.”  We intend to implement the cash-out program in connection with the closing of the asset sale and the subsequent distributions to our stockholders. As a result, holders of options that remain unexercised on the record date of our initial anticipated liquidating distribution will receive from us, at the same time liquidating distributions are made to holders of our common stock, cash payments equal to the product of the total number of shares that were subject to such option immediately prior to the closing of the asset sale, and the amount per share then being distributed in respect of our common stock. However, these cash payments will be paid only to the extent, if any, per share liquidating distributions in respect of our common stock exceed the per share exercise price of such option.

We have also granted “outside-the-plan” stock options. Seven individuals hold one or more “outside-the-plan” options with exercise prices below $0.54 per share. All of such “in-the-money” options are fully vested, so we do not expect to accelerate the vesting of any “outside-the-plan” options. These options do not currently provide for a cash-out component. The option agreements pursuant to which these options were granted have been or, in the case of Mr. Connelly, are expected to be amended to permit us to treat these options, all of which are vested, on the same basis as options that are issued under our stock option plan so that these options may participate in the cash-out program. The individual holders of these options include Messrs. Banzhof, Connelly and Solomon, each of whom is an executive officer, as well as our directors Chris A. Economou and John A. Leide. We do not expect Mr. Solomon to participate in this program as a result of the arrangement described below under “Solomon and Connelly Exercise Price Bonus Arrangements.”

All stock options held by our executive officers are fully vested, other than options that have an exercise price in excess of $0.93. Because, under the cash-out program described above, option holders will receive payments only when distributions to stockholders exceed their option exercise price, and because we expect distributions to be between $0.52 and $0.54 per share, it is unlikely that the vesting acceleration of these options that are priced above $0.93 will create any benefits for our executive officers.

Subject to the discussion below under “Payment of Solomon and Connelly Exercise Price Bonus Arrangements,” the only outstanding options held by our executives that have exercise prices at or below $0.54 per share are as follows:

•       Mr. Banzhof holds an option to purchase 225,000 shares of common stock at $0.32 per share. Under the cash-out program, he will be entitled to receive payments after common stockholders have received per share distributions of $0.32. Assuming we distribute $0.54 per share to our common stockholders, Mr. Banzhof will receive a cash-out program payment of $49,500. If Mr. Banzhof exercises this option, he will not be entitled to participate in the cash-out program, but instead will receive distributions on the shares of common stock he receives in such exercise.

•       Mr. Connelly holds an option to purchase 275,000 shares exercisable at $0.32 per share and an option to purchase 100,000 shares exercisable at $0.34 per share. Under the cash-out program, he will be entitled to receive payments with respect to the option to purchase 275,000 shares after common stockholders have received per share distributions of $0.32 and with respect to the option to purchase 100,000 shares after common stockholders have received per share distributions of $0.34. Assuming we distribute $0.54 per share to our common stockholders, Mr. Connelly will receive a cash-out program payment of $80,500. If Mr. Connelly exercises these options, he will not be entitled to participate in the cash-out program, but instead will receive distributions on the shares of common stock he receives in such exercise. Mr. Connelly will also receive the stock-related benefits described below under “Solomon and Connelly Exercise Price Bonus Arrangements.”

Solomon and Connelly Exercise Price Bonus Arrangements.   Pursuant to the Solomon employment agreements and our employment agreement with Mr. Connelly, we agreed that upon a change of control, including a sale of all or substantially all of our assets, we would pay:

•       a bonus to Mr. Solomon equal to the exercise price of all his options (options to purchase 3,650,000 shares, all of which are vested, at exercise prices ranging from $0.32 to $1.28, for an aggregate exercise price of $1,552,000); and

•       a bonus to Mr. Connelly equal to the exercise price of certain of the stock options granted to him (options to purchase 50,000 shares, all of which are vested, at an exercise price of $1.28, for an aggregate of $64,000).

We have amended our agreement with Mr. Solomon to provide that, if the asset sale is completed, and in consideration of his non-competition agreement with McAfee, Inc., Mr. Solomon will agree to forgive our obligation to pay him a bonus and cancel his stock options and, in exchange, we will issue him 3,650,000 shares of common stock. We also expect to amend our agreement with Mr. Connelly to provide that, if the asset sale is completed, Mr. Connelly will agree to forgive our obligation to pay him a bonus and cancel his option described above and, in exchange, we will issue him 50,000 shares of common stock.

Restricted Stock Grants.   In December 2005, we issued 50,000 restricted shares of common stock to each of Messrs. Banzhof, Connelly, Dix, Helffrich, Humphrey and Schirman (300,000 shares in the aggregate) that vest on the earlier of December 19, 2006 or upon a change of control. Following the closing of the asset sale, these officers will receive distributions on such shares on the same basis as other common stockholders. Assuming we distribute $0.54 per share to our common stockholders, these payments will equal $27,000 per executive.

Common Stock.   In addition to the stock options described above, each of our executive officers owns shares of our common stock as set forth in the following table. After closing of the asset sale, each executive officer will be entitled to receive distributions in respect of such shares on the same basis as other common stockholders.

Name	Number of shares(1)	Total Expected Distributions(2)
Steven B. Solomon	2,446,499	$1,321,109
Carl Banzhof(3)	50,500	$27,270
Richard Connelly	114,250	$61,695
Robert Dix	50,000	$27,000
David Helffrich	50,000	$27,000
Robert Humphrey	50,000	$27,000
Randy Schirman	50,000	$27,000

       (1) Includes the restricted shares described above under “Restricted Stock Grants.”

       (2) Assumes we will distribute $0.54 per share to our common stockholders.

       (3) Includes 500 shares of common stock owned by Mr. Banzhof’s spouse.

Solomon Loan Repayment.   On August 11, 2006, in connection with his commitment to advance up to $3,000,000 to Citadel, Mr. Solomon loaned us $3,000,000 pursuant to a promissory note, the terms of which were approved by our disinterested directors. The promissory note, which is unsecured, provides for 12% interest and a maturity date of January 12, 2007. The promissory note provides for a prepayment fee in the amount of $500,000 in connection with any prepayment, including in connection with an event of default or a change of control. The asset sale will constitute a change of control under the promissory note and, accordingly, we will prepay the $3,000,000 principal amount of the promissory note, together with interest and the $500,000 prepayment premium promptly following the closing of the asset sale. Assuming we repay Mr. Solomon on or around December 1, 2006, the interest owed to him by us would be approximately $110,000.

The terms of the promissory note were approved by the disinterested directors, and the loan was made by Mr. Solomon, while we were engaged in active negotiations with McAfee, Inc. regarding the asset sale. The disinterested directors were aware of the status of the negotiations with McAfee, Inc. and that the prepayment fee would be payable to Mr. Solomon if Citadel were able to reach agreement with McAfee, Inc. regarding a sale of substantially all our assets and close that transaction prior to the maturity date of the promissory note.

Since the signing of the Asset Purchase Agreement, Mr. Solomon has advanced us approximately $475,000 in order to permit us to make a contractually required payment to settle certain litigation and for certain other matters. We expect to repay this advance prior to closing the asset sale out of normal cash collections. Any portion of the advance that has not been repaid will be paid promptly following the closing of the asset sale. The advance and its repayment will not affect the amount of cash we distribute to our common stockholders.

Solomon Independent Contractor Agreement.   Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Mr. Solomon entered into an independent contractor agreement with McAfee, Inc. to be effective as of closing of the asset sale. This independent contractor agreement terminates on June 30, 2007 unless terminated sooner upon thirty days written notice by either party. Pursuant to the independent contractor agreement, McAfee, Inc. will pay Mr. Solomon a base amount at the rate of $50,000 per quarter, and he is eligible for a sales based bonus of $15,000 per quarter plus commissions on McAfee, Inc. sales of our products or products derived from our products. Mr. Solomon also agreed that any intellectual property he produces during the term of the independent contractor agreement will be considered a “work made for hire” and will be considered the property of McAfee, Inc. or McAfee LLC.

Key Employee Offer Letters.   In connection with the execution and delivery of the Asset Purchase Agreement, Messrs. Banzhof and Helffrich each entered into offer letters with McAfee, Inc., contingent on the closing of the asset sale, to begin employment with McAfee, Inc. on the first business day after closing of the asset sale. Pursuant to their respective offer letters, Mr. Banzhof will serve as Vice President—Chief

Scientist at an annual salary of $185,664 plus participation in a McAfee, Inc. bonus plan with a target bonus equal to 30% of annual salary; and Mr. Helffrich will serve as Vice President—Engineering at an annual salary of $230,000 plus participation in a McAfee, Inc. bonus plan with a target bonus equal to 30% of annual salary. In addition, McAfee, Inc. management will recommend to McAfee, Inc.’s board of directors that Messrs. Banzhof and Helffrich each receive options to acquire 25,000 shares of McAfee, Inc. common stock, which options will have a grant date and exercise price to be determined in the discretion of McAfee, Inc. Messrs. Banzhof and Helffrich have each agreed to enter into a  property agreement, employee inventions and proprietary rights assignment agreement, and a prohibition against insider trading and confidentiality obligations agreement. If the asset sale is completed, Messrs. Helffrich and Banzhof will also each enter into an incentive retention agreement with McAfee, Inc. Under this agreement, Messrs. Helffrich and Banzhof may each be entitled to a bonus equal to up to one year’s base salary upon accomplishing certain milestones relating to the integration of Citadel products, and Messrs. Helffrich and Banzhof will be entitled to a severance payment equal to six months’ base salary if McAfee, Inc. terminates his employment without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) within  12 months following the closing of the asset sale.

Non-Competition Agreements.   Contemporaneously with the execution and delivery of the Asset Purchase Agreement, Mr. Solomon entered into a non-competition agreement with McAfee, Inc., the effectiveness of which is conditioned on the closing of the asset sale, whereby he agreed to restrictions on engaging in business activity that is competitive with McAfee, Inc. until the earlier of: (a) one year following the closing of the asset sale; or (b) one year following termination of his employment with McAfee, Inc. In addition, he agreed to restrictions on the soliciting or hiring of employees, soliciting of customers, suppliers or clients and restrictions on making competitive investments, effective on the closing of the asset sale.

Contemporaneously with the execution and delivery of the Asset Purchase Agreement, each of Messrs. Banzhof and Helffrich entered into a non-competition agreement with McAfee, Inc., the effectiveness of which is conditioned on the closing of the asset sale whereby they agreed to restrictions on engaging in business activity that is competitive with McAfee, Inc. until the earlier of: (a) two years following the closing of the asset sale; or (b) two years following termination of employment with McAfee, Inc. In addition, they agreed to restrictions on the soliciting or hiring of employees, soliciting of customers, suppliers or clients and restrictions on making competitive investments, effective on the closing of the asset sale.

Summary Table—Executives.   The following table summarizes certain of the potential payments and benefits described above for each of our executive officers, consisting of:

•       the aggregate amount of cash payable to each officer under their employment agreements and change of control agreements (along with the estimated amount necessary to cover certain federal income taxes in the case of Mr. Solomon);

•       the estimated cash distributions, assuming aggregate distributions of $0.54 per share, that will be received by each executive in connection with the cash-out program under our stock option plan and agreements;

•       the estimated cash distributions, assuming aggregate cash distributions of $0.54 per share, that will be received by each executive in respect of restricted stock that will vest upon closing of the asset sale and that will be received by Messrs. Solomon and Connelly in respect of the 3,650,000 shares that will be issued to Mr. Solomon and the 50,000 shares that will be issued to Mr. Connelly pursuant to the arrangements described above in “Solomon and Connelly Exercise Price Bonus Arrangements.”

•       the estimated cash distributions, assuming aggregate cash distributions of $0.54 per share, that will be received by each executive officer in respect of all other shares of common stock held by such executive officer on October 10, 2006;

•       the aggregate cash amount payable to Mr. Solomon upon repayment of his loan to Citadel; and

•       certain compensation payments that McAfee, Inc. will make to each executive officer who has accepted a role with McAfee, Inc. after the asset sale.

Name of Executive Officer	Lump Sum Cash Amount Payable under Severance Arrangements		Stock Option Cash-Out Program Payments(1)		Cash Distributions in Respect of Restricted Stock(2)	Cash Distributions in Respect of other Shares of Common Stock(3)		Cash Loan Repayment		Initial Annual Base Salary From McAfee, Inc.(4)
Steven B. Solomon	$6,089,234	(5)	$1,971,000	(6)	—	$1,321,109		$3,610,000	(7)	$100,000	(8)
Carl Banzhof	—		$49,500		$27,000	$270	(9)	—		$185,664
Richard Connelly	$286,671	(10)	$107,500	(11)	$27,000	$34,695		—		—
Robert Dix	$158,853	(10)	—		$27,000	$—		—		—
David Helffrich	—		—		$27,000	—		—		$230,000
Robert Humphrey	$183,169	(10)	—		$27,000	—		—		—
Randy Schirman	$182,901	(10)	—		$27,000	$—		—		—

           (1) Assumes total distributions with respect to common stock equal to $0.54 per share, and does not reflect any required withholding of taxes. Amounts shown represent the excess of $0.54 per share over the exercise price of the stock options. The executive officers also hold options that have exercise prices ranging from $0.87 to $4.20. We do not believe that any payments will be made with respect to such options. See “Treatment of Outstanding Stock Options” above for a discussion of the cash-out program we intend to implement under our stock option plan and with respect to certain of our “outside-the-plan” options. We have assumed that the identified executives, other than Mr. Solomon, will participate in the cash-out program, instead of exercising their options and receiving distributions. In addition, we expect to issue Mr. Solomon 3,650,000 shares of common stock and Mr. Connelly 50,000 shares of common stock pursuant to the arrangements described above in “Solomon and Connelly Exercise Price Bonus Arrangements.” This column includes distributions to be made with respect to these shares of common stock.

           (2) Assumes total distributions with respect to common stock equal to $0.54 per share. Each executive officer, other than Mr. Solomon, holds 50,000 shares of restricted stock that vest on the earlier of December 19, 2006 or upon a change of control.

           (3) Assumes total distributions with respect to common stock equal to $0.54 per share. Excludes distributions described in the column entitled “Cash Distributions in Respect of Restricted Stock.”

           (4) Each identified officer will also be eligible to receive regular and incentive bonus payments and, in the case of Messrs. Banzhof and Helffrich stock option grants from McAfee, Inc. as described above under “Key Employee Offer Letters” and “Solomon Independent Contractor Agreement”

           (5) Includes severance payments of $6,089,234. The payments to Mr. Solomon reflect a reduction of an estimated $500,000 from the tax gross-up payment to which he would otherwise be contractually entitled.

    (6) Consists of anticipated distributions of $1,971,000 in respect of 3,650,000 shares of common stock we expect to issue to Mr. Solomon pursuant to the arrangements described above in “Solomon and Connelly Exercise Price Bonus Arrangements.”

    (7) Includes a prepayment premium of $500,000 in accordance with the terms of the loan and approximately $110,000 in interest (assuming a repayment date on or around December 1, 2006).

    (8) Consists of certain payments to be made to Mr. Solomon by McAfee, Inc. under his consulting agreement between January 1, 2007 and June 30, 2007 assuming Mr. Solomon remains as a consultant to McAfee, Inc. during such period. Does not include any bonus payments for which Mr. Solomon is eligible under his agreement with McAfee, Inc. See “Solomon Independent Contractor Agreement” above.

    (9) Consists of anticipated distributions with respect to 500 shares of common stock held by Mr. Banzhof’s spouse.

  (10) Assumes Messrs. Connelly, Dix, Humphrey and Schirman do not accept employment with McAfee, Inc. on terms reasonably acceptable to them.

  (11) Includes anticipated distributions of $27,000 in respect of 50,000 shares of common stock we expect to issue to Mr. Connelly pursuant to the arrangements described above in “Solomon and Connelly Exercise Price Bonus Arrangements.”

Total Payments Table—Executives.   The following table summarizes total payments that will be made to executive officers, consisting of:

•       the aggregate payments to each executive in respect of outstanding shares of common stock that are expected to be held by the executives immediately after closing of the asset sale;

•       all other payments we anticipate the executives will receive in connection with the closing of the asset sale; and

•       a “total payments” column that is the sum of the first two columns.

Name of Executive Officer	Payments in Respect of Common Stock(1)		All Other Payments(2)		Total Payments
Steven B. Solomon	$1,996,109	(3)	$11,095,234	(4)	$13,091,343
Carl Banzhof	$76,770	(5)	$185,664	(6)	$262,434
Richard Connelly	$142,195	(7)	$313,671	(8)	$455,866
Robert Dix	$27,000		$158,853	(9)	$185,853
David Helffrich	$27,000		$230,000	(6)	$257,000
Robert Humphrey	$27,000		$183,169	(9)	$210,169
Randy Schirman	$27,000		$182,901	(9)	$209,901

       (1) Assumes total distributions with respect to common stock equal to $0.54 per share. Includes anticipated payments to be made under our cash-out program under our stock option plan and with respect to certain “outside-the-plan” options and distributions to be made with respect to restricted shares of stock. We have assumed that the executives, other than Mr. Solomon, will participate in the cash-out program, instead of exercising their options and receiving distributions. See “Treatment of Outstanding Stock Options” and “Restricted Stock Grants” above.

       (2) Excludes benefits described under “Indemnification and Insurance” below.

       (3) Consists of (i) anticipated distributions of $1,321,109 with respect to 2,446,499 shares of common stock held by Mr. Solomon as of October 10, 2006, and (ii) $675,000, which is the “in-the-money” spread of Mr. Solomon’s existing options to purchase 3,650,000 shares of common stock, assuming $0.54 of anticipated distributions per share of common stock. See discussion under “Solomon and Connelly Exercise Price Bonus Arrangements,” above. The remaining value of the 3,650,000 shares ($1,296,000, assuming distributions of $0.54 per share) is classified under “All Other Payments” in this table.

       (4) Consists of (i) a $3,500,000 repayment of a loan that Mr. Solomon made to us on August 11, 2006, and estimated interest of approximately $110,000, (ii) $6,089,234 of severance payments, (iii) $1,296,000 of the anticipated distributions related to the 3,650,000 shares of common stock we anticipate issuing to Mr. Solomon pursuant to the arrangements described above in “Solomon and Connelly Exercise Price Bonus Arrangements” (which is net of the $675,000 of such anticipated distributions that is equal to the “in-the-money” spread of Mr. Solomon’s existing options to purchase 3,650,000 shares of common stock, assuming $0.54 of anticipated distributions per share of common stock, which amount is classified under “Payments in Respect of Common Stock” in this table), and (iv) $100,000 of the payments to be made by McAfee, Inc. to Mr. Solomon under his consulting agreement between January 1, 2007 and June 30, 2007 assuming Mr. Solomon remains as a consultant to McAfee, Inc. during such period. Does not include any bonus payments for which Mr. Solomon is eligible under his agreement with McAfee, Inc. See “Solomon Independent Contractor Agreement” above.

       (5) Includes expected distributions with respect to 500 shares of common stock held by Mr. Banzhof’s spouse.

       (6) Consists of anticipated initial annual base salary with McAfee, Inc. The executive will also be eligible to receive regular and incentive bonus payments and stock option grants from McAfee, Inc. as described above under “Key Employee Offer Letters.”

       (7) Excludes anticipated distributions of $27,000 related to 50,000 shares of common stock we expect to issue Mr. Connelly pursuant to arrangements described under “Solomon and Connelly Exercise Price Bonus Arrangements” above. This $27,000 is classified under “All Other Payments” in this table.

       (8) Consists of $191,114 of employment severance payments and change of control termination payments, a retention bonus of $95,557 that may be payable as described under “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of Certain Persons in the Asset Sale—Executive Severance Payments” on page 40, and $27,000 of anticipated distributions related to 50,000 shares of common stock we expect to issue to Mr. Connelly pursuant to the arrangements described under “Solomon and Connelly Exercise Price Bonus Arrangements” above.

       (9) Consists of employment severance payments and change of control termination payments.

Non-Employee Directors.   Options held by our directors will be entitled to the same vesting acceleration and cash-out program benefits to which all other holders of options are entitled. See “Treatment of Outstanding Stock Options,” above. Because all options held by our non-employee directors are fully vested, they will not receive any acceleration benefit. Our non-employee directors will receive the benefits under our cash-out program described in the chart below under the heading “Summary Table—Non-Employee Directors.” In December 2005, we issued 25,000 restricted shares of common stock to each of our non-employee directors that vested immediately upon issuance. These directors will receive distributions on such shares on the same basis as other common stockholders. See related detail in the chart below under the heading “Summary Table—Non-Employee Directors.”

We have agreed with Mr. Allbaugh that upon a change of control we will pay Mr. Allbaugh a bonus equal to the $0.93 per share exercise price of 100,000 of the options granted to him, for an aggregate of $93,000. In October 2006, we amended our agreement with Mr. Allbaugh to provide that, if the asset sale is completed, Mr. Allbaugh will agree to forgive our obligation to pay him such a bonus and cancel his stock options and, in exchange, we will issue him 100,000 shares of common stock. As a result, Mr. Allbaugh will receive distributions on 100,000 shares, on the same basis as other common stockholders, for an aggregate distribution of $54,000, assuming we distribute $0.54 per share to our common stockholders.

Summary Table—Non-Employee Directors.   The following table shows the estimated cash distributions, including payments under the cash-out program related to our stock option plan and agreements, that will be received by each non-employee director in respect of shares of common stock and stock options held by such director on October 10, 2006:

Name of Director	Number of Shares of Common Stock Held		Cash Distributions in Respect of Common Stock(1)	Stock Option Cash-Out Program Payments(2)	Total Payments(3)
Chris A. Economou	206,100		$111,294	$13,750	$125,044
Joe M. Allbaugh	175,000	(4)	$94,500	—	$94,500
John A. Leide	26,100		$14,094	$13,750	$27,844
Mark Rogers	192,875		$104,153	—	$104,153

       (1) Assumes total distributions with respect to common stock equal to $0.54 per share.

       (2) Assumes total distributions with respect to common stock equal to $0.54 per share. The amounts shown represent the excess of $0.54 per share over the exercise price of the stock options. The non-employee directors also hold options that have exercise prices ranging from $0.93 to $5.15. We do not believe that any payments will be made with respect to such options. We have assumed that the identified directors will participate in the cash-out program, instead of exercising their options and receiving distributions.

       (3) Excludes benefits described under “Indemnification and Insurance” below.

       (4) Includes the 100,000 shares of common stock we expect to issue to Mr. Allbaugh pursuant to the arrangement described in the second paragraph of “Non-Employee Directors” above.

Indemnification and Insurance.   Following the filing of the certificate of dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our certificate of incorporation and bylaws as in effect immediately prior to the filing of the certificate of dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for at least an additional three years after filing the certificate of dissolution.

Preferred Stockholder Agreement

We entered into an agreement with the holders of our preferred stock, Satellite Strategic Finance Associates, LLC and Satellite, pursuant to which they agreed:

•       that the holders will accept an aggregate of $18,840,000 (approximately $4,710,000 less than the amount of the liquidation preference and change of control premium to which these shares would be entitled), payable at closing of the asset sale, for the redemption of their shares of preferred stock in full satisfaction of any liquidation preference or redemption payment that would otherwise be due. In addition, the holders will be paid, collectively, up to an additional $4,710,000 if the consideration received by us in connection with the asset sale results in an amount sufficient to legally pay our common stockholders in excess of $0.57 per share of our common stock.

•       to waive certain rights including: (i) notice requirements; (ii) the ability to limit our ability to pay cash dividends; and (iii) any assumption by McAfee, Inc., of the rights provided under the preferred stock or warrants owned by the holders; and

•       at all times during the period commencing with the execution and delivery of the preferred stockholder agreement until the termination of this agreement, the holders will not: (i) exercise any preferred stock conversion rights; (ii) deposit (or permit the deposit of) any preferred stock in a voting trust or grant any proxy, or enter into any voting agreement or similar agreement or arrangement in contravention of their obligations under the preferred stockholder agreement with respect to any of our preferred stock that they hold; and (iii) cause or permit any transfer of any of our preferred stock or warrants that they hold.

Stockholder Support Agreements

All of our directors and executive officers entered into stockholder support agreements with McAfee, Inc. contemporaneously with the execution and delivery of the Asset Purchase Agreement. Pursuant to the stockholder support agreements, each director and executive officer agreed to vote, and granted to McAfee, Inc., an irrevocable proxy to vote, all shares of our common stock beneficially owned by them as of the record date:

•       in favor of approval of the asset sale;

•       in favor of the Asset Purchase Agreement;

•       in favor of any matter that could reasonably be expected to facilitate the transaction; and

•       against any matter that is inconsistent with the prompt consummation of the transaction.

As of the record date, these individuals collectively beneficially owned 3,311,324 shares of Citadel common stock entitled to vote at the Special Meeting, which represented approximately 11% of the outstanding shares of Citadel common stock on the record date. None of the Citadel executive officers and directors were paid additional consideration in connection with the stockholder support agreements.

In the stockholder support agreements, our executive officers and directors also agreed not to sell, pledge, encumber, grant an option with respect to, transfer or otherwise dispose of any shares of our common stock, or any option or warrant to purchase shares of our common stock.

Transition Services Agreement

At the closing of the asset sale, we will enter into a transition services agreement with McAfee, Inc. and McAfee LLC. Pursuant to this agreement we will, among other things, assist McAfee, Inc. with the transition of our assets and business acquired by McAfee LLC and the collection of accounts receivable. We will also permit McAfee, Inc. and McAfee LLC to use our leased office space. We have agreed with McAfee, Inc. and McAfee LLC that McAfee, Inc. will perform our obligations under certain of our retained contracts, as our agent and for our benefit, in exchange for our delivering to McAfee, Inc. and McAfee LLC the benefits of our performance under those contracts.

Material Provisions of the Asset Purchase Agreement

The Asset Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov. The Asset Purchase Agreement contains representations and warranties made by McAfee, Inc. and McAfee LLC to us and by us to McAfee, Inc. and McAfee LLC. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules delivered in connection with signing the Asset Purchase Agreement. While we do not believe that they contain information that securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

The following section of this proxy statement summarizes the material terms of the Asset Purchase Agreement. Prior to execution of the Asset Purchase Agreement, we transferred beneficial ownership of all of our assets to our wholly-owned subsidiary, Canberra Operating, L.P. Canberra Operating, L.P. and our wholly-owned subsidiary Citadel Security Software International, LLC are parties to the Asset Purchase Agreement along with us, and therefore, with certain exceptions, the representations, warranties and covenants applicable to us in the Asset Purchase Agreement are applicable to Canberra Operating, L.P. and Citadel Security Software International, LLC as well. This summary of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, the full text of which is attached as Annex A to this proxy statement and is incorporated herein by reference. You should read the Asset Purchase Agreement carefully and in its entirety for a complete description of the terms of the asset sale.

Assets to be Sold

The Asset Purchase Agreement provides that McAfee LLC will purchase all of our business and assets other than specifically excluded assets. The assets to be purchased by McAfee LLC include the following:

•       our intellectual property;

•       all our goodwill associated with our intellectual property;

•       all our permits other than permits specifically excluded in the Asset Purchase Agreement;

•       all our customer, prospect and marketing data, and our books and records other than personnel records that we must retain in accordance with applicable law;

•       all personnel files and documents related to our employees hired by McAfee, Inc. in connection with the asset sale;

•       all our accounts receivable and other receivables other than our receivables subject to our factoring arrangements;

•       all our inventory, prepaid expenses and prepaid assets, securities, deposits, warranties, claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, and other similar assets;

•       all our equipment and other tangible personal property;

•       all our right, title and interest under specified contracts; and

•       all our rights to refunds of state taxes paid during periods prior to the closing of the asset sale.

Excluded Assets

The Asset Purchase Agreement provides that we will retain certain rights and assets after closing of the asset sale, including the following:

•       our cash and cash equivalents;

•       any of our accounts receivable that are subject to our factoring arrangements;

•       all personnel records that we are required by law to retain;

•       certain of our rights to refunds of taxes of and other governmental charges of whatever nature for periods prior to the closing of the asset sale;

•       all of our rights and interests under any of our employee benefit plans;

•       all shares of our capital stock held in treasury, and the capital stock, membership or partnership interests in our direct or indirect subsidiaries;

•       all our insurance policies;

•       our minute books, stock records, corporate seals and tax records and those of our direct or indirect subsidiaries;

•       our rights under contracts not assumed by McAfee LLC; and

•       our bank accounts.

Assumed Liabilities

The Asset Purchase Agreement provides that McAfee LLC will assume none of our liabilities other than the following:

•       all obligations that arise after the closing of the asset sale that are required to be performed after the closing of the asset sale under contracts or permits assumed by McAfee LLC; and

•       any debt, obligation or liability related to the assets acquired by McAfee LLC that arises out of acts or omissions occurring after the closing of the asset sale.

Excluded Liabilities

The Asset Purchase Agreement provides that we will retain all liabilities not specifically assumed by McAfee LLC including the following:

•       any liability in respect of any asset not acquired by McAfee LLC;

•       any liability relating to any litigation, or settlements of litigation, or related to our violation of law or the violation of law by any of our affiliates;

•       any liability relating to indebtedness for borrowed money;

•       any liability relating to our, or any of our affiliates’ taxes, including any liability for taxes of a third person;

•       any liability to indemnify or guaranty the liability of any person, except for those that are included in contracts assumed by McAfee LLC and which relate to acts or omissions occurring after the closing of the asset sale;

•       any liability relating to any permit retained by us or any contract not assumed by McAfee LLC;

•       any liability related to our transaction fees and expenses;

•       any undisclosed liability;

•       any liability incurred outside the ordinary course of business;

•       any liability we incur under the Asset Purchase Agreement;

•       any liability relating to employment matters, employee benefit plans or change of control payments;

•       any liability for a refund of payments received under an agreement before the closing of the asset sale; and

•       any liability of any of our direct or indirect subsidiaries that are not parties to the Asset Purchase Agreement.

Purchase Price

Under the Asset Purchase Agreement, McAfee LLC has agreed to pay us $56,150,000 (including an allowance for severance payments of up to $345,000) at the closing of the asset sale. McAfee LLC has agreed to pay up to $345,000 based upon the amount of severance payments we are required to pay certain specified employees in connection with the asset sale. Currently, we believe that we will be entitled to the full $345,000. In addition, McAfee LLC will also pay us an operating expense reimbursement of $1,700,000 for each full calendar month that elapses between August 1, 2006 and the date upon which the closing of the asset sale occurs and a pro-rated portion of $1,700,000 if the closing of the asset sale occurs mid-month. This operating expense reimbursement will be reduced by the amount of payments we or our factor receives from customers during the period beginning on August 1, 2006 and ending on the date of the closing of the asset sale. The operating expense reimbursement will be paid at closing of the asset sale but will be adjusted based upon completion of an audit to be conducted by McAfee, Inc. If the audit reveals that we were paid too much, then we will be required to return the excess to McAfee LLC and Mr. Solomon will guarantee our obligation to make such payment; if the audit reveals that we were underpaid, then McAfee LLC will pay us the shortfall. See the next section, “Steven B. Solomon Guaranty of Payment,” for further explanation.

If this proposal is approved, we will, after the asset sale is completed, apply the proceeds of the asset sale to discharge or set aside reserves to satisfy our liabilities and obligations and distribute the remaining cash to our stockholders. The amount of cash that will be available for distributions, and the timing of such distributions, will depend on the terms on which we are able to settle our obligations and is subject to change. However, our management estimates that the net proceeds of the asset sale remaining after discharging or setting aside reserves for our liabilities, will approximate $17,000,000. This amount together with our estimated cash balance of $850,000, should allow us to ultimately distribute $0.52 to $0.54 to our stockholders. See the table set forth on page 18 under “Factors to Be Considered by Stockholders in Deciding Whether to Approve the Proposals—If our expectations regarding our liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced” beginning on page 17.

Steven B. Solomon Guaranty of Payment

At or following the closing of the asset sale, Mr. Solomon will, if we believe we will be entitled to an operating expense reimbursement in accordance with the provisions of the Asset Purchase Agreement, deliver an executed irrevocable, unconditional and absolute guaranty in favor of McAfee LLC to make prompt payment to McAfee LLC of any overpayment of the operating expense reimbursement made by McAfee LLC. This guarantee will expire on the earlier to occur of: (i) payment of any amount owing under the guarantee and (ii) the date that is 10 days following completion of McAfee’s audit to determine the amount of the operating expense reimbursement in accordance with the terms of the Asset Purchase Agreement, so long as, during this 10 day period, McAfee, Inc. does not deliver notice to us that an overpayment was made.

Closing

The closing of the asset sale will take place on the first business day that is commercially practicable after all closing conditions have been satisfied or waived, but not later than five business days following completion of the Special Meeting.

Representations and Warranties

We have made a number of representations and warranties to McAfee, Inc. and McAfee LLC in the Asset Purchase Agreement regarding aspects of our business, financial condition, structure, contracts, intellectual property, and other facts pertinent to the asset sale, including, among other things:

•       our corporate organization and good standing;

•       our authority to enter into and perform our obligations under the Asset Purchase Agreement and related agreements;

•       our ownership of and condition of the assets to be sold;

•       the absence of required governmentalconsents;

•       our filings made with the Securities and Exchange Commission;

•       the absence of certain business changes;

•       our billing and invoicing practices during the period from July 1, 2006 until August 1, 2006;

•       our payment of taxes;

•       litigation;

•       our compliance with laws;

•       our permits, licenses, authorizations, approvals, quality certifications, franchises or other rights necessary to conduct our business;

•       employee and labor related matters;

•       employee benefit plans;

•       our contracts;

•       our customers;

•       our intellectual property rights;

•       environmental matters;

•       competing interests;

•       the absence of any illegal payments or activities;

•       the absence of any untrue statement of material fact or material omission;

•       sufficiency of the purchase price to cover all our contingent liabilities, taxes and other amounts owed as a result of the asset sale;

•       the absence of any actions regarding involuntary liquidation, insolvency or winding up requirements;

•       the absence of any untrue statement of material fact or omission in connection with this proxy statement;

•       the absence of bulk transfer laws applicable to the asset sale;

•       our product warranties;

•       our settlement agreements;

•       our insurance coverage;

•       our order backlog;

•       privacy of our customer information;

•       our distributors, partners and suppliers;

•       our fairness opinion delivered by ThinkEquity Partners;

•       broker’s fees;

•       our internal controls;

•       compliance with export control laws;

•       certain actions that constitute our conduct of business in the ordinary course;

•       the amount we anticipate will be payable in dividends to our stockholders following the asset sale; and

•       reorganization of our corporate structure.

In the Asset Purchase Agreement, McAfee, Inc. and McAfee LLC made a number of representations and warranties to us, including among other things, representations relating to:

•  corporate organization and good standing;

•  authority to enter into and perform their obligations under the Asset Purchase Agreement;

•  the absence of governmental consents required in connection with the consummation of the asset sale;

•       the absence of any untrue statement of material fact or omission in connection with this proxy statement;

•       that they have sufficient resources to pay the purchase price;

•       no proceedings exist that question the validity of the Asset Purchase Agreement or the right of any entity to enter into the Asset Purchase Agreement; and

•       broker’s fees.

Conduct of Our Business Prior to Closing of the Asset Sale

We have agreed that until the closing of the asset sale, we will operate our business in the ordinary course of business and use our commercially reasonable best efforts to: (i) preserve the goodwill associated with our assets and business; (ii) keep available the services of our current officers and employees; and (iii) preserve our relationships with our customers, suppliers, licensors, licensees, distributors and governmental bodies. In addition we agreed that, until the closing of the asset sale, we would abide by a number of other restrictive covenants concerning the operation of our business unless we obtain written approval of McAfee LLC, including:

•       not enter into any customer-specific product commitments;

•       following receipt of approval under the HSR Act, not enter into any customer-specific product commitments except in the ordinary course of business;

•       not enter into or amend any employment or severance agreement or any similar arrangement with any of our officers or directors;

•       following receipt of approval under the HSR Act, not enter into or amend any employment or severance agreement or any similar arrangement;

•       not pay commissions to our sales employees in a manner outside our ordinary course of business;

•       not enter into or amend any agreement or arrangement that provides customers or any other third parties with enhanced rights or refunds of any nature upon a change of control or consummation of the transactions contemplated in the Asset Purchase Agreement;

•       following receipt of approval under the HSR Act, not increase the compensation of any of our officers or directors;

•       maintain all insurance policies, all assumed permits and all other material rights or interests that are required to carry on our business;

•       maintain our books and records concerning the business and the assets in the usual, regular and ordinary manner and consistent with our past practices;

•       promptly notify McAfee, Inc. of any material adverse change to our business, assets, prospects or financial condition;

•       promptly notify McAfee, Inc. of certain other changes in our business;

•       except in the ordinary course of our business, not enter into any exclusive arrangements with any person or any arrangements that include a “most-favored nation” or “equally-favored nation” provision;

•       not enter into any contract, license, agreement or arrangement or any series of related contracts, licenses, agreements or arrangements with any person that is not terminable without liability to us within 30 days, except in our ordinary course of business;

•       not make any change in, or terminate, any of our contracts or licenses with certain licensors and suppliers;

•       not make any change in, or terminate, any of our contracts or licenses with certain of our customers, distributors or partners except in the ordinary course of our business;

•       following receipt of approval under the HSR Act, not make any change in, or terminate, any of our contracts or licenses with certain customers, distributors or partners;

•       except in our ordinary course of business, not make any single capital expenditure in excess of $15,000 or capital expenditures which are in the aggregate in excess of $30,000, except as required by the terms of any business contracts to be assumed by McAfee LLC;

•       not enter into any new line of business or materially expand our business or relocate or terminate the operations of any our offices;

•       not subject any of our assets to any lien other than specifically permitted liens;

•       not engage in any transaction with any related party, other than loans with Mr. Solomon or other of our stockholders, unless otherwise permitted by the Asset Purchase Agreement;

•       not declare, set aside, or pay a dividend or make any distribution with respect to any of our equity securities or redeem, or purchase or otherwise acquire any of our equity securities other than pursuant to our arrangements with the holder of our preferred stock in connection with the asset sale;

•       not incur, assume or guarantee any material amount of indebtedness for borrowed money other than pursuant to our factoring arrangements in our ordinary course of business and amounts advanced by Mr. Solomon or other of our stockholders or their affiliates in amounts set forth in advance written notice to McAfee LLC;

•       not sell, transfer, mortgage, encumber or otherwise dispose of any of our material properties, leases or assets to any person or cancel, release or assign any indebtedness of any person, except in the ordinary course of business and in amounts less than $15,000, individually or in the aggregate;

•       not dispose of certain assets, except in the ordinary course of business;

•       except as set forth in the Asset Purchase Agreement, not amend our certificate of incorporation, bylaws or other comparable charter or organizational documents, other than immaterial amendments;

•       not acquire any material amount of stock or assets of any other person;

•       not, except as expressly permitted under the Asset Purchase Agreement, increase or accelerate any rights or benefits under, fund or in any other way secure the payment of compensation or benefits under any of our employee benefit plans, or make any person a beneficiary of any retention or severance plan under which they would be entitled to payments, vesting, acceleration or any other rights as a consequence of termination of employment, closing of the asset sale or both;

•       not make any change in any method of our accounting or accounting principles, except for any such change required by reason of a concurrent change in generally accepted accounting principles, which we refer to as “GAAP,” or applicable law;

•       not make or change any material tax election or settle or compromise any tax liability, claim, audit, assessment or refund;

•       except as otherwise provided in the Asset Purchase Agreement, not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization on our behalf or any of our subsidiaries other than our subsidiaries that are not a party to the Asset Purchase Agreement;

•       except as otherwise provided herein, not institute, settle, or agree to settle any material legal proceeding pending or threatened before any arbitrator, court or other governmental entity;

•       not amend or alter our arrangements with the holder of our preferred stock concerning the asset sale in any respect; and

•       not take action in violation of certain laws and regulations respecting exports.

Limitation on Our Ability to Consider Other Acquisition Proposals

We have agreed: (i) that we shall not, nor shall we authorize or permit any of our subsidiaries, any of our respective directors, officers, employees or representative retained by us to, directly or indirectly through another person, to solicit, initiate or knowingly encourage, or take any other action intended to, or which would reasonably be expected to, facilitate, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to our receipt of, a proposal contemplating a purchase of our assets or business that constitutes or represents 20% or more of our total revenue or assets or 20% or more of our outstanding shares of capital stock or other equity voting interests; (ii) we shall discontinue or terminate any discussions or negotiations that may have been ongoing at the time we executed the Asset Purchase Agreement with respect to such a proposal; (iii) to inform McAfee, Inc. and McAfee LLC of any request for confidential information made to us in connection with such a proposal, the material terms and conditions of such a proposal, any requests made by us for information made about such a proposal and the person who made it, and whether we believe such a proposal is a superior proposal (the meaning of superior proposal is discussed below); (iv) that neither we nor our board of directors will withdraw, propose to withdraw or modify in a manner adverse to McAfee, Inc. or McAfee LLC, the recommendation that our common stockholders approve the asset sale, recommend approval of an alternate transaction, or enter into an agreement concerning such a transaction.

However, if we receive a “superior proposal,” which means a bona fide written proposal that was unsolicited, made after October 2, 2006, and not otherwise in breach of the Asset Purchase Agreement, for the acquisition of 50% or more of our voting power or our assets and the assets of our subsidiaries or for a direct merger with the party making the proposal and providing for the payment of cash or securities, and which proposal our board of directors determines in its good faith judgment and after consultation with a nationally-recognized financial advisor and taking into account the offeror making the proposal and the amount and other relevant terms and aspects of the proposal, is financially more favorable to our common stockholders, we may, subject to restrictions contained in the Asset Purchase Agreement, negotiate with such person and terminate the Asset Purchase Agreement. If we terminate the Asset Purchase Agreement and subsequently enter into an agreement with respect to or engage in such an alternate transaction, we, subject to certain qualifications, will have to pay McAfee, Inc. a termination fee of $2,320,000.

Our Covenant Not to Compete or Solicit

For a period of two years following the closing of the asset sale, we have agreed that we shall not directly or indirectly engage in a business activity that is competitive with our business to be purchased by McAfee LLC in the asset sale. We have also agreed that, for two years following the closing of the asset sale, we will not hire, solicit or encourage any employee of McAfee, Inc. or any subsidiary of McAfee, Inc. to terminate his employment.

Covenants Concerning our Post-Closing Payments and Liabilities

Following the closing of the asset sale, we intend to distribute the proceeds obtained in the asset sale to our common stockholders in a series of liquidating distributions (we anticipate the first distribution will be during January 2007) and as permitted by the terms of the Asset Purchase Agreement and applicable laws and regulations. However, we have agreed that following the closing of the asset sale, we will fully pay or otherwise discharge in full all of our liabilities retained or arising following the closing of the asset sale and the funds used to pay such liabilities will not be available for distribution to our common stockholders. In addition, in the Asset Purchase Agreement, we agreed that for 30 days following the closing of the asset sale, we would not distribute $3,000,000 of the proceeds we receive in connection with the asset sale for the exclusive purpose of satisfying any indemnification claims made by McAfee, Inc. or McAfee LLC following the closing. We also agreed to hold additional funds to cover any of our liabilities with respect to COBRA continuation coverage of our employees, and an additional $540,000 of funds to cover state tax liabilities.

Indemnification

Following the closing of the asset sale, we have agreed to indemnify McAfee, Inc. and McAfee LLC for any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees resulting from:

•       the breach of any covenant, representation or warranty made by us in the Asset Purchase Agreement including any costs and expenses arising out of any allegation by a third party that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by us in the Asset Purchase Agreement;

•       COBRA continuation coverage for any of our employees that are not hired by McAfee, Inc., their dependents, and any of our former employees or their dependents;

•       any state tax liability relating to consummation of the asset sale or arising from our assets or our activities and operations with respect to any period occurring before the closing of the asset sale; and

•       any liability of ours, known or unknown, other than the liabilities specifically assumed by McAfee LLC under the Asset Purchase Agreement, including any litigation or other third party claims, relating to or arising from the assets or the activities and operations of our business with respect to any period occurring before the closing of the asset sale.

McAfee, Inc. and McAfee LLC have agreed to indemnify us from any loss we may suffer or incur as a result of or relating to:

•       the breach of any covenant, representation or warranty made by them in the Asset Purchase Agreement including any costs and expenses arising out of any allegation by a third party that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by them in the Asset Purchase Agreement; and

•       any of their liabilities, known or unknown, including any litigation or other third party claims, relating to or arising from the assets with respect to any period occurring after the closing of the asset sale.

Other Covenants

The parties to the Asset Purchase Agreement agreed to certain additional covenants in the Asset Purchase Agreement, including covenants regarding the treatment of continuing employees, consents to be obtained, responsibility for COBRA coverage following the asset sale, preparation of this proxy statement and holding of a stockholders’ meeting, payment of fees and expenses, post-closing tax issues, access to our employees and records prior to the asset sale, confidentiality concerning the asset sale and Asset Purchase Agreement, and changing our name following the asset sale in accordance with Proposal No. 3 of this proxy statement.

Survivability of Covenants, Indemnification Obligations and Representations and Warranties

The representations and warranties of the parties to the Asset Purchase Agreement will survive the closing of the asset sale. Except in cases of fraud or intentional misconduct, all of our representations and warranties will expire 30 days following closing of the asset sale, although our indemnification obligations with respect to liabilities for COBRA continuation payments will continue until we can certify to McAfee, Inc. that we no longer have any such liabilities, and our indemnification obligations with respect to liabilities arising out of state taxes will survive until we deliver a certificate from the Comptroller for the State of Texas certifying that we do not, and will not in the future, owe any Texas franchise or sales tax with respect to periods before the closing of the asset sale or with respect to the asset sale itself. Our indemnification obligations and those of McAfee, Inc. and McAfee LLC will be extended, to the extent a timely indemnification claim is made, until the claim is fully resolved.

McAfee, Inc.’s and McAfee LLC’s Closing Conditions

McAfee, Inc.’s and McAfee LLC’s obligations to close the asset sale are subject to a number of conditions including the following:

•       all representations and warranties made by us were correct when made and shall be true and correct in all respects as of the closing of the asset sale without considering updates to our schedules as required under the Asset Purchase Agreement and without considering materiality qualifications except, (i) for changes contemplated by the Asset Purchase Agreement and (ii) changes, that individually and in the aggregate do not constitute a material adverse change;

•       all of our covenants and agreements required by the Asset Purchase Agreement have been performed or complied with;

•       all governmental consents, approvals, orders or authorizations have been obtained and all necessary contractual or governmental notices have been given;

•       all consents, waivers, approvals, assignments or other matters with regard to the assignment of specified contracts and permits have been received in a form reasonably acceptable to McAfee LLC;

•       90% of our employees specified by McAfee, Inc. shall have accepted offers of employment with McAfee, Inc.;

•       we shall have accelerated the vesting of all of our outstanding stock options, shares of restricted stock or similar employee awards to be exercisable in full as of the closing of the asset sale;

•       no pending or threatened litigation seeking to enjoin the asset sale or otherwise affecting our business or assets shall exist;

•       no material adverse changes have occurred since the signing of the Asset Purchase Agreement;

•       our stockholders shall have approved the asset sale, the plan of liquidation and dissolution and the amendment to our certificate of incorporation to change our name;

•       our delivery of any required UCC termination statements;

•       our arrangement with the holder of our preferred stock concerning the asset sale shall be in full force and effect and shall not have been rescinded or materially altered by the parties thereto;

•       the key employee offer letters and the independent contractor agreement with Mr. Solomon shall be in full force and effect;

•       the waiting period under the HSR Act applicable to the consummation of the transactions contemplated under the Asset Purchase Agreement shall have expired or been terminated without review;

•       we shall have filed specified encryption requests with the appropriate government agency; and

•       we shall have commenced an investigation into any possible exports of our encryption products in violation of government regulations during the five years preceding the closing of the asset sale.

Conditions to Obligations of Citadel

Our obligations to close the asset sale are subject to a number of conditions including the following:

•       all representations and warranties made by McAfee, Inc. and McAfee LLC were true and correct when made and shall be true and correct in all material respects as of the closing of the asset sale, except (i) for changes contemplated in the Asset Purchase Agreement, (ii) any representations and warranties that address matters as of a specific date shall be true and correct as of such date and (iii) for such changes as do not, individually or in the aggregate, materially and adversely affect the ability of the parties to the Asset Purchase Agreement to consummate the asset sale;

•       all covenants and agreements of McAfee, Inc. and McAfee LLC required by the Asset Purchase Agreement have been performed or complied with in all material respects;

•       the asset sale, the plan of liquidation and dissolution and the amendment to our certificate of incorporation to change our name shall have been approved by our stockholders;

•       all necessary governmental consents, approvals, orders or authorizations shall have been obtained and all necessary governmental notices shall have been given;

•       the waiting period under the HSR Act applicable to the consummation of the asset sale shall have expired or been terminated without review; and

•       as of the closing of the asset sale, there shall be no pending or threatened litigation by any person seeking to enjoin the consummation (other than by us or our affiliates) of the asset sale.

Termination and Termination Fee

The Asset Purchase Agreement may be terminated prior to the closing of the asset sale as follows:

•       by mutual written consent of us and McAfee, Inc.;

•       by any party if the closing of the asset sale shall not have occurred by December 29, 2006 so long as the terminating party was not a principal cause, through a breach of the Asset Purchase Agreement, of causing the closing to be delayed beyond December 29, 2006;

•       by any party upon the occurrence of a governmental action that has the effect of enjoining or permanently restraining the asset sale;

•       by either us or McAfee, Inc. if the Asset Purchase Agreement and the asset sale are not approved by our stockholders; however, if our breach of the Asset Purchase Agreement or the breach of a stockholder support agreement by one of our officers or directors is the cause of our failure to get stockholder consent, then we will not have the right to terminate the Asset Purchase Agreement for failure to get stockholder consent;

•       by McAfee, Inc. or us upon the breach of any representation, warranty, covenant or agreement by the other party that either is not curable or is not cured within 20 days following such breach;

•       by us if we receive a superior proposal that is not matched by McAfee LLC; and

•       by McAfee, Inc. upon the withdrawal or adverse modification of our board of directors’ recommendation to our stockholders that they approve the Asset Purchase Agreement.

In the event of termination of the Asset Purchase Agreement, neither party will be required to pay a termination fee unless:

•       McAfee, Inc. terminates the Asset Purchase Agreement for the reason described in the sixth or seventh bullet point in the preceding paragraph;

•       McAfee, Inc. terminates the Asset Purchase Agreement for the reason described in the fifth bullet point in the preceding paragraph and we subsequently enter into an agreement with respect to, or engage in, an alternate transaction;

•       either party terminates the Asset Purchase Agreement for the reasons described in the second or fourth bullet points in the preceding paragraph, an alternative transaction has been proposed prior to such termination and we subsequently enter into an agreement with respect to, or engage in, that transaction; or

•       we choose to terminate the Asset Purchase Agreement for the reason described in the sixth bullet point in the preceding paragraph.

In such circumstances, subject to certain qualifications, we will have to pay McAfee, Inc. a termination fee of $2,320,000.

Appraisal Rights

Our stockholders have no appraisal rights under Delaware law in connection with the asset sale to McAfee LLC.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Citadel stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal

Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly on a retroactive basis. Distributions pursuant to the plan of liquidation and dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of liquidation and dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of liquidation and dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation and dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Citadel.   The sale of our operating assets to McAfee LLC will result in the recognition of gain (or loss) to us in an amount equal to the difference between (i) the sum of the cash proceeds received for the sale plus any liabilities assumed or taken subject to by McAfee LLC and (ii) our tax basis in the operating assets. Notwithstanding the foregoing, it is expected that any gain recognized by us from the asset sale for federal income tax purposes will be offset substantially by our current and prior year net operating losses. As discussed under "Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals – Our assumptions regarding the federal tax consequences of the transaction may be inaccurate" on page 20, assumptions regarding the amount of net operating losses that will be available may be inaccurate.

Federal Income Taxation of our Stockholders.   Amounts received by stockholders pursuant to the plan of liquidation and dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis in their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions previously received by such stockholder.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of common stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the shares have been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder that exceeds the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the property received.

Liquidating Trusts.   For a discussion regarding the federal income tax consequences of the plan of liquidation and dissolution and liquidating trusts, see “Material United States Federal Income Tax Consequences in Connection with Liquidating Trusts” on page 69.

Governmental Regulatory Approvals

United States Antitrust.   Under the HSR Act, the asset sale may not be completed until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. Citadel and McAfee LLC both filed the required notification and report forms under the HSR Act with the Department of Justice and the Federal Trade Commission by October 16, 2006. McAfee, Inc. was granted its request for early termination of the waiting period on November 3, 2006.

Voluntary Encryption Review Requests.   Although not required by applicable law and regulation in order to consummate the asset sale, in order to satisfy a closing condition of McAfee LLC under the Asset Purchase Agreement, we have filed voluntary encryption review requests with each of the Bureau of Industry of Security, the U.S. Department of Commerce and the National Security Agency.

Other.   Other than those described above and (i) the requirement that Citadel file this proxy statement with the SEC and (ii) certain other filings required to be made under the Exchange Act, Citadel is not aware of any federal or state regulatory requirements or approvals that must be complied with or obtained in connection with the asset sale.

PROPOSAL NO. 2

FOLLOWING CONSUMMATION OF THE ASSET SALE IN PROPOSAL NO. 1,
TO APPROVE THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

General

Our board of directors is proposing the plan of liquidation and dissolution for approval by our stockholders at the Special Meeting. Subject to stockholder approval of the asset sale to McAfee LLC, the plan of liquidation and dissolution was approved by the board of directors on October 13, 2006, subject to stockholder approval. A copy of the plan of liquidation and dissolution, as amended, is attached as Annex B to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the plan of liquidation and dissolution in its entirety.

In connection with the asset sale and after its approval by the stockholders and the closing of the asset sale, our business and operations will be effectively transferred to McAfee LLC pursuant to the Asset Purchase Agreement, and we will no longer have any significant operating assets or contracts, and our activities will be limited to:

•       filing a certificate of dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•       selling any of our remaining assets;

•       paying or settling the obligations owed to our remaining creditors;

•       terminating or settling any of our remaining commercial agreements, relationships or outstanding obligations;

•       resolving any outstanding litigation;

•       collecting any outstanding amounts due to Citadel;

•       establishing a contingency reserve for payment of our expenses and liabilities;

•       completing tax filings;

•       complying with our Securities and Exchange Commission reporting requirements; and

•       making distributions to our stockholders.

Delaware law provides that, following the approval of the plan of liquidation and dissolution by the Citadel stockholders, the board of directors may take such actions as it deems necessary in furtherance of the dissolution of Citadel and the wind up of its operations and affairs.

We currently estimate that, assuming that the asset sale to McAfee LLC is consummated, the amount ultimately distributed to our common stockholders will be in the range of $0.52 to $0.54 per share, all but $0.01 to $0.02 of which we expect to distribute during January 2007. The distribution to our common stockholders may be reduced by any valid indemnification claims by McAfee, Inc. or McAfee LLC, additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our remaining intangible assets among other factors. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals” on page 17.

After the 30-day indemnity period following the closing of the asset sale, satisfaction of the holdback provisions of the Asset Purchase Agreement and payment of our initial liquidating distribution anticipated to occur in January 2007, our board of directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the asset sale to our stockholders pursuant to the plan of liquidation and dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our certificate of dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of liquidation and dissolution. See “Proposal No. 1—To Approve the Proposed Asset Sale—Interests  of Certain Persons in the Asset Sale” on page 39.

Principal Provisions of the Plan

Our liquidation and dissolution is conditioned upon completion of the asset sale and stockholder approval.

Subject to closing the asset sale to McAfee LLC, we will distribute pro rata to our stockholders, or sell or otherwise dispose of, all of our property and assets. We expect to make the first distribution to our holders of common stock during January 2007. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals,” including in particular the sections entitled “If our expectations regarding our liquidation expenses are inaccurate, the amount we distribute to our common stockholders may be reduced” and “Distributions to our stockholders could be delayed” beginning on pages 17 and 20, respectively, for a discussion of management’s estimates of, and factors that could affect, the amounts and timing of distributions to our common stockholders. We expect to conclude the liquidation prior to the third anniversary of the final record date for the liquidation, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our remaining assets, which have minimal value, will be made in private or public transactions and on such terms as are approved by the board of directors. With the exception of the proposals to be voted on at the Special Meeting, we do not anticipate soliciting any further votes of our stockholders with respect to the approval of the specific terms of any particular sales of assets approved by the board of directors.

The plan of liquidation and dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the board of directors, the board of directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to:

•       give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the DGCL;

•       offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL;

•       petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•       pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the asset sale and of the liquidation and dissolution provided for by the plan of liquidation and dissolution in accordance with Section 280 of the DGCL; and

•       post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

If deemed necessary by the board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

Interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of liquidation and dissolution provides that the board of directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board of directors. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements see “Contingent Liabilities; Contingent Reserves; Liquidation Trust” below.

Our board of directors will distribute to our stockholders the maximum amount permissible under applicable law and the terms of the Asset Purchase Agreement.

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.

Following approval of the plan of liquidation and dissolution by our stockholders, a certificate of dissolution will be filed with the State of Delaware dissolving Citadel, as well as other dissolution documents required to be filed in the state of formation for each of Citadel’s subsidiaries. Our dissolution will become effective, in accordance with the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution, and as similarly set forth in the dissolution filings for the Citadel subsidiaries. Pursuant to the DGCL, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the plan of liquidation and dissolution, the board of directors may modify, amend or abandon the plan of liquidation and dissolution, notwithstanding stockholder approval, to the extent permitted by the DGCL. We will not amend or modify the plan of liquidation and dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

We expect ultimately to distribute initially $0.52 to 0.54 per share in cash to our holders of common stock. Of this amount, we expect to distribute all but $0.01 to $0.02 during January 2007. Thereafter, we do not expect to make significant additional distributions to our stockholders. The liquidation is expected to conclude prior to the third anniversary of the filing of the certificate of dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The actual nature, amount and timing of the final distribution will be determined by the board of directors, or a trustee designated by the board of directors, and will depend in part upon our ability to pay, settle or reserve for our significant remaining liabilities and obligations, among other factors. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Proposals” on page 17. In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the board of directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidation Trust” below.

Conduct of Citadel Following Adoption of the Plan

Following approval of the plan of liquidation and dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan of liquidation and dissolution, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to approval of the plan of liquidation and dissolution, satisfying our obligations under the Exchange Act, making required tax filings required by us and our subsidiaries, selling any of our remaining assets, terminating any of our remaining commercial agreements, relationships or outstanding obligations and collecting any monies owed to us.

Indemnification of Officers and Directors

Following the approval of the plan of liquidation and dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our certificate of incorporation and bylaws, including for actions taken in connection with the plan of liquidation and dissolution and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The board of directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of liquidation and dissolution.

Reporting Requirements

Whether or not the plan of liquidation and dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of liquidation and dissolution is approved, in order to curtail expenses, we will, after filing our certificate of dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant such relief.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the DGCL, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the plan of liquidation and dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the board of directors and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by the board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the board of directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of liquidation and dissolution authorizes the board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board of directors. It is anticipated that the board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

We may decide to use a liquidating trust or trusts, and the board of directors believes the flexibility provided by the plan of liquidation and dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the trustees and us. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•       a majority of the trustees would be required to be independent of our management;

•       approval of a majority of the trustees would be required to take any action; and

•       the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of liquidation and dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of liquidation and dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

We anticipate that we will request that our common stock be delisted from the OTC Bulletin Board on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in our shares will cease on and after the final record date.

Thereafter, our stockholders will not be able to transfer their shares. Interests in a liquidating trust or trusts will not be transferable.

Material United States Federal Income Tax Consequences In Connection with Liquidating Trusts

If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves will not be subject to federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of liquidation and dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the federal income tax consequences of the plan of liquidation and dissolution as well as the state, local and foreign tax consequences.

PROPOSAL NO. 3

FOLLOWING CONSUMMATION OF THE ASSET SALE IN PROPOSAL NO. 1,
TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Subject to approval of and following consummation of the asset sale (see “Proposal No. 1—To Approve the Proposed Asset Sale” on page 25), we propose to file a certificate of amendment with the Delaware Secretary of State to amend our certificate of incorporation to change our name to “CDSS Wind Down Inc.” Once the asset sale to McAfee LLC has been completed, the terms of the Asset Purchase Agreement provide that we will no longer use the “Citadel Security Software” name, trademark, logo or service marks and that within 5 days of the asset sale we must file the proposed certificate of amendment with the Delaware Secretary of State to amend our certificate of incorporation to delete the name “Citadel Security Software.” The text of the proposed certificate of amendment to change our name is included herein as Annex C.

The change of our name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. We will not change our trading symbol if the proposed amendment is approved because we intend to delist from the OTC Bulletin Board shortly after filing the certificate of dissolution. If this proposal is approved, upon the closing of the asset sale to McAfee LLC, we will amend our certificate of incorporation as provided above, which amendment will be effective upon filing the certificate of amendment with the Delaware Secretary of State.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date for the Special Meeting, there were issued and outstanding approximately 30,518,230 shares of common stock, 15,000 shares of Series A Convertible Preferred Stock and 7,000 shares of Series B Convertible Preferred Stock. All shares of preferred stock are owned beneficially by entities affiliated with Satellite Asset Management, L.P. (“Satellite”). There is no other class of voting security of Citadel issued or outstanding. The following table sets forth the number of shares of common stock beneficially owned as of the record date for the Special Meeting, by (i) each person known to the Company to own more than 5% of the common stock, (ii) each director, (iii) each executive officer and (iv) all directors, and executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable within 60 days after October 10, 2006 are included as beneficially owned by the option holder or warrant holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The only shares described below which are entitled to vote on the proposals presented in this proxy statement are shares held by Messrs. Solomon, Connelly, Leide, Economou, Rogers, Allbaugh, Banzhof, Humphrey, Helffrich, Schirman and Dix that are outstanding on the record date, which was October 16, 2006. As of October 10, 2006, 3,311,324  of such shares were outstanding, or approximately 11% of our outstanding shares. Each of these individuals have entered into a stockholder support agreement with McAfee, Inc. See “Proposal No. 1— To Approve the Proposed Asset Sale—Stockholder Support Agreements” on page 48. McAfee, Inc. is shown as the beneficial owner of the shares owned by our officers and directors because, pursuant to the stockholder support agreement, it may be deemed to have the power to vote, or to direct the vote of such persons.

	Shares of
	Common Stock
Name and Address	Number of Shares Beneficially Owned	Approximate Percent Of Class
Satellite Strategic Finance Associates, LLC(1)	10,094,925	25.8%
623 Fifth Avenue, 20th Floor
New York, NY 10022
Satellite Strategic Finance Partners, Ltd(2)	4,956,239	14.0%
623 Fifth Avenue, 20th Floor
New York, NY 10022
Steven B. Solomon(3)	6,096,499	17.8%
Richard Connelly(4)	539,250	1.7%
Chris A. Economou(5)	468,600	1.5%
150 North Federal Highway, Suite 200
Fort Lauderdale, Florida 33301
Carl Banzhof(6)	425,500	1.4%
Major General (Ret) John Leide(7)	288,600	*
78 Clubhouse Drive
Palm Coast, Florida 32137
Joe M. Allbaugh(8)	375,000	1.2%
101 Constitution Avenue, NW, Suite 525 East
Washington, DC 20001-2133
Robert Humphrey(9)	295,833	*
David Helffrich(10)	263,334	*
Mark Rogers(11)	242,875	*
751 Laurel St., #119
San Carlos, California 94070		*
All officers and directors as a group (11 people)(12)	9,328,823	25.3%
McAfee, Inc. (13)	9,328,823	25.3%

                 * Less than 1%

       (1) Includes 944,884 shares of common stock that are issuable upon the exercise of warrants, 5,000,000 shares that are issuable upon the conversion of Series A Convertible Preferred Stock and 1,503,226 shares that are issuable upon conversion of Series B Convertible Preferred Stock. Includes 1,200,000 shares that are exercisable on the warrant issued May 9, 2005 in exchange for the warrant issued February 10, 2004. The discretionary investment manager of Satellite Strategic Finance Associates, LLC is Satellite Asset Management, L.P. (“SAM”), and the controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin are the managing members of SFM and have sole voting and investment power over these shares. Messrs. Rosenblatt, Sonnino and Nechamkin disclaim beneficial ownership of these shares.

       (2) Includes 3,012,903 shares of common stock issuable upon conversion of Series B Convertible Preferred Stock and 1,893,826 shares of common stock that are exercisable upon the exercise of warrants. The discretionary investment manager of Satellite Strategic Finance Partners, Ltd. is Satellite Asset Management, L.P. (“SAM”), and the controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin are the managing members of SFM and have sole voting and investment power over these shares. Messrs. Rosenblatt, Sonnino and Nechamkin disclaim beneficial ownership of these shares.

       (3) Includes 3,650,000 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006.

       (4) Includes 425,000 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006, and 50,000 restricted shares of common stock which vest on the earlier of December 19, 2006 or upon a change of control.

       (5) Includes 262,500 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006.

       (6) Includes 375,000 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006 and 50,000 restricted shares of common stock which vest on the earlier of December 19, 2006 or upon a change of control. Includes 500 shares owned by his spouse.

       (7) Includes 262,500 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006.

       (8) Includes 300,000 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006.

       (9) Includes 225,000 shares of common stock that are issuable upon the exercise of vested options, 20,833 shares issuable pursuant to options exercisable within 60 days of October 26, 2006, and 50,000 restricted shares of common stock which vest on the earlier of December 19, 2006 or upon a change of control.

(10) Includes 204,167 shares of common stock that are issuable upon the exercise of vested options, 9,167 shares issuable pursuant to options exercisable within 60 days of October 26, 2006, and 50,000 restricted shares of common stock which vest on the earlier of December 19, 2006 or upon a change of control.

(11) Includes 50,000 shares of common stock that are issuable upon the exercise of vested options at October 26, 2006.

(12) Includes 5,945,833 shares issuable upon the exercise of vested options, 71,666 shares issuable pursuant to options exercisable within 60 days of October 26, 2006, and 300,000 restricted shares of common stock which vest on the earlier of December 19, 2006 or upon a change of control held by all directors and all executive officers as a group.

(13) Based on the Schedule 13-d filed by McAfee, Inc. with the SEC on October 11, 2007. Pursuant to the stockholder support agreement, McAfee, Inc. may be deemed to have the power to vote, or to direct the vote of, the shares held by our directors and officers.

MARKET FOR COMMON STOCK; DIVIDEND POLICY

Our common stock is quoted on the OTC Bulletin Board under the ticker symbol “CDSS.OB.” This table shows, for the periods indicated, the high and low trading price per share for our common stock as reported on the OTC Bulletin Board.

	Citadel common stock
	High	Low
Fiscal Year ending December 31, 2006
First	$0.75	$0.26
Second	$0.75	$0.45
Third	$0.52	$0.34
Fourth (through November 2, 2006)	$0.52	$0.43
Fiscal Year ended December 31, 2005
First	$2.55	$1.02
Second	$1.40	$0.75
Third	$1.09	$0.60
Fourth	$0.60	$0.31
Fiscal Year ended December 31, 2004
First	$6.36	$3.50
Second	$5.40	$2.78
Third	$3.18	$1.73
Fourth	$5.00	$2.28

The high and low trading price per share for Citadel common stock on November 2, 2006, the last trading day prior to the date of this proxy statement were $0.51 and $0.48, respectively.

On October 16, 2006, Citadel common stock was held of record by approximately 690 stockholders.

Citadel has not declared or paid any dividends on its common stock previously. Historically, Citadel has retained earnings, if any, to support the development of its business. Subject to restrictions in the Asset Purchase Agreement on the payment of dividends by Citadel, the payment of future dividends, if any, will be at the discretion of Citadel’s board of directors after taking into account various factors, including Citadel’s financial condition, restrictions of our indebtedness and preferred stock, operating results and current and anticipated cash needs. Following the liquidation, Citadel common stock will not be traded on any public market.

OTHER MATTERS

The board of directors does not know of any other matters that may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the Special Meeting. Citadel is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval of the asset sale. Citadel’s board of directors recommends that you vote FOR the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

If the asset sale and liquidation and dissolution are completed, we will no longer be a publicly-held company and there will be no public participation in any future meetings of our stockholders. However, if the asset sale and liquidation and dissolution are not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the asset sale and liquidation and dissolution are not completed, we will inform our stockholders, by press release or other means determined reasonable, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2007 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect. In addition, our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice of proposed business must be received at our principal executive offices not less than 10 days nor more than 60 days prior to the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, in which case the deadline is a reasonable time before we begin to print and mail our proxy materials.

Additional Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

By Order of the Board of Directors,

Steven B. Solomon
President and Chief Executive Officer

Annex A

ASSET PURCHASE AGREEMENT

By and Among

MCAFEE, INC.

MCAFEE SECURITY, LLC,

CITADEL SECURITY SOFTWARE INC.,

CITADEL SECURITY SOFTWARE INTERNATIONAL, LLC,

CANBERRA OPERATING, L.P. and

CANBERRA, LLC

Dated as of October 2, 2006

i

ii

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of October 2, 2006, by and between McAfee, Inc. a Delaware corporation (“Parent”), and McAfee Security, LLC, a Delaware limited liability company (the “Buyer”), Citadel Security Software Inc., a Delaware corporation (“Citadel”), Citadel Security Software International, LLC, a Delaware limited liability company and wholly owned subsidiary of Citadel (“Citadel Sub”), Canberra Operating, L.P., a Texas limited partnership of which Citadel is the general partner (“Canberra LP”), and Canberra, LLC, a Delaware limited liability company which is the limited partner of Canberra LP and which is a wholly owned subsidiary of Citadel (“Canberra LLC”). Each of Citadel, Citadel Sub and Canberra LP are a “Seller” and together they are the “Sellers.” The Sellers and Canberra LLC are each referred to as a “Citadel Party” and together they are the “Citadel Parties.”

WHEREAS, Sellers engage in the business of providing enterprise vulnerability management and policy compliance and enforcement software solutions (such business, the “Business”);

WHEREAS, Sellers desire to sell substantially all of their assets to Buyer, and Buyer desires to purchase such assets from Sellers, and Buyer wishes to assume certain identified liabilities of Sellers, all on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, other than the Assets and Excluded Assets held by Citadel Sub, Citadel owns legal title to all of the Assets and Excluded Assets, and Canberra LP owns the beneficial interests in all of the Assets and Excluded Assets;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer and Parent to enter into this Agreement, the Chief Executive Officer of Citadel (the “Citadel CEO”) has entered into a consulting agreement contingent on and subject to the Closing (as defined in Section 1.6) in the form attached hereto as Exhibit A (the “Independent Contractor Agreement”) and the appropriate related attachments thereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer and Parent to enter into this Agreement, certain employees and stockholders of Citadel (including the Persons (as defined in Section 2.9(a)) identified on Schedule 2.26) are executing and delivering support agreements (the “Support Agreements”) substantially in the form attached hereto as Exhibit C, to Buyer;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer and Parent to enter into this Agreement, all holders of Citadel’s outstanding shares of preferred stock (the “Preferred Holder Entities”) have entered into an agreement in the form attached hereto as Exhibit D with Citadel (the “Preferred Holder Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer and Parent to enter into this Agreement, each Key Employee (as defined in Section 4.9(a)) has agreed to employment with Parent pursuant to an Offer Letter, the effectiveness of which is contingent on and subject to the Closing (as defined in Section 1.6) in the form attached hereto as Exhibit E (the “Key Employee Offer Letter”) and the appropriate attachments related thereto;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
Purchase of Assets

1.1        Purchase of Assets.   At the Closing, Sellers agree to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement.

Subject to the provisions of Section 1.2, the “Assets” means all right, title and interest to all the tangible and intangible assets of each of the Sellers (other than the Excluded Assets, as defined in Section 2.3(a)), including but not limited to all of Sellers’ right, title and interest in and to any of the following:

(a)        all (1) patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”); (2) trade names, trade dress, brands, logos, packaging design, slogans, Internet domain names, all phone numbers of any Seller, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”); (3) copyrights in both published and unpublished works, including all compilations, databases and computer programs, source code, object code, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (4) know-how, trade secrets, confidential or proprietary information, research in progress, knowledge, methods, algorithms, data, designs, processes, formulae, drawings, diagrams, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, benchmark data, testing procedures and testing results (collectively, “Trade Secrets”); (5) other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (6) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties (collectively, “Seller Intellectual Property”);

(b)        all goodwill associated with the Seller Intellectual Property and the Business;

(c)        all Assumed Permits (as defined in Section 2.11) (to the extent assignable under applicable law);

(d)        customer, prospect and marketing lists, sales data, books, records, ledgers, files, documents, correspondence, personnel files and other personnel documents related to Transferred Employees (except with respect to “protected health information” under 45 C.F.R. 164.103), advertising, promotional and marketing materials and similar items, whether in hard copy or computer format (collectively, the “Books and Records”), including the Sellers’ email archives (other than personal email or email protected by the attorney-client privilege), and Sellers’ Softrax accounting software;

(e)        all accounts receivable and other receivables (other than receivables that, as of the Effective Time, are Factored Accounts (as defined in Section 1.5(c)) pursuant to that certain Factoring Agreement, dated as of October 28, 2005, between Citadel and Allied Capital Partners, L.P. (such party is referred to herein as the “Factor,” and such agreement is referred to herein as the “Factoring Agreement”) (Citadel will attach a complete and accurate description of such factored receivables (the “Excluded Receivables”) as Schedule 1.1(e) hereto on the Closing Date), inventory, prepaid expenses and prepaid assets, securities, deposits, warranties, claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment, and similar other assets that would be characterized as “accounts receivable,” “inventory” or “current assets” (or similar nomenclature) on any balance sheet included in Citadel’s filings with the SEC (as defined in Section 2.6(a));

(f)         the equipment (including computers, telephones, computer screens, copiers, facsimile machines, scanners, projectors and servers), furniture, vehicles and other tangible personal property that would be characterized as “property and equipment” (or similar nomenclature) on any balance sheet included in Citadel’s filings with the SEC;

(g)        all right, title and interest under any of the Business Contracts (as defined in Section 2.14(a)) identified in Schedule 1.1(g)(A) (as updated pursuant to Section 4.3) (collectively, the “Assumed Business Contracts”) (excluding any Business Contracts that are not Assumed

Business Contracts (“Excluded Business Contracts”), including the Excluded Business Contracts listed on Schedule 1.1(g)(B) (as updated pursuant to Section 4.3));

(h)        all Seller Intellectual Property assets owned or held by a Seller acquired or developed before the Effective Time (as defined in Section 1.6) pursuant to any Business Contract, including Excluded Business Contracts;

(i)         all assets, properties or interests of any Seller that would be characterized as “other assets” (or similar nomenclature) on any balance sheet included in Citadel’s filings with the SEC; and

(j)         all rights to refunds of state Taxes (as defined in Section 2.8(g)) paid by Seller for periods prior to the Closing;

provided, however, no right of a Seller under any Excluded Business Contract related to periods after the Effective Time (as defined in Section 1.6) shall constitute an Asset hereunder.

1.2             Excluded Assets.   The Excluded Assets consist of the following, which will remain the property of Sellers following the Closing:

(a)        all cash and cash equivalents, investments, short term securities or other securities that would be classified as “cash or cash equivalents” or “short term securities” (or similar nomenclature) on any balance sheet included in Citadel’s filings with the SEC;

(b)        the Excluded Receivables;

(c)        all rights relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are listed in Schedule 1.2(c);

(d)        all personnel Books and Records that a Seller is required by Law to retain in its possession, a description of which is set forth on Schedule 1.2(d);

(e)        all rights to refunds of Taxes of a Seller and other governmental charges of whatever nature for periods prior to the Closing Date other than the refunds described in Section 1.1(j);

(f)         all rights and interests under any of the Employee Benefit Plans (as defined in Section 2.13(a));

(g)        all rights of Sellers in this Agreement, the Seller Documents and Buyer Documents;

(h)        the shares of capital stock of Citadel held in treasury, and the capital stock, membership or partnership interests in Citadel Sub, Canberra LP and Canberra LLC, and any Non-Seller Subsidiary (as defined in Section 2.1(b)) held by any Seller;

(i)         all insurance policies and rights thereunder of the Sellers listed on Schedule 1.2(i);

(j)         subject to the provisions of Section 1.1(g), any rights under any Excluded Business Contract;

(k)        minute books, stock records, corporate seals and Tax records of any Citadel Entity (as defined in Section 2.1(a));

(l)         [Intentionally Omitted];

(m)      a copy of the accounting records stored by the Sellers using the Sellers’ Softrax software; and

(n)        the bank accounts of any Seller listed on Schedule 1.2(n).

1.3        Assumed Liabilities.   At the Closing, Buyer will assume only the following (collectively, the “Assumed Liabilities”):

(a)        All obligations of any Citadel Party that arise after the Effective Time and that are required to be performed after the Effective Time under the Assumed Business Contracts and the Assumed Permits (subject to Section 1.4(l)); and

(b)        any debt, obligation or liability related to the Assets that arises out of acts or omissions occurring after the Effective Time.

1.4        Excluded Liabilities.   It is understood and agreed that Buyer will not assume, and the Citadel Parties will retain and discharge, when due or otherwise satisfy following the Closing, any Liabilities (as defined in Section 9.13(f)) of any Citadel Party other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities include:

(a)        Liabilities in respect of any of the Excluded Assets;

(b)        Liabilities relating to any Litigation (as defined in Section 2.9(a)) and any settlements thereof or related to any violation by any Citadel Party or Affiliate (as defined in Section 9.13(b)) thereof of Laws (as defined in Section 2.10);

(c)        Liabilities relating to indebtedness for borrowed money;

(d)        Liabilities relating to Taxes for any Citadel Party, including any liability for Taxes of a third Person for which a Citadel Party may be liable;

(e)        any Liability of a Citadel Party to indemnify or guaranty the Liability of any Person, except for such indemnifications and guaranties that are included in Assumed Business Contracts and that related to acts or omissions occurring after the Effective Time (as defined in Section 1.6);

(f)         Liabilities relating to any Permit (as defined in Section 2.11(a)) retained by a Citadel Party or any Excluded Business Contract;

(g)        Liabilities related to transaction fees and expenses of each of the Citadel Parties as contemplated in Section 4.6;

(h)        any undisclosed Liability of a Citadel Party;

(i)         Liabilities incurred by a Citadel Party other than in the Ordinary Course of Business (as defined in Section 9.13(i));

(j)         any Liability of a Citadel Party incurred under this Agreement or any Seller Document (as defined in Section 2.2(a));

(k)        any Liability relating to employment matters, Employee Benefit Plans or Change of Control Payments (as defined in Section 1.5(b));

(l)         any Liability for a refund to any customer, distributor, partner or other Person that relates to payments received under an agreement with any such Person by a Citadel Party before the Closing Date (unless such Liability is created due to the intentional or willful breach of Buyer or primarily due to the negligence of Buyer following the Closing under an Assumed Business Contract);

(m)      any Liability of any Non-Seller Subsidiary (as defined in Section 2.1(b)); and

(n)        any other Liability that is not an Assumed Liability.

1.5        Consideration.

(a)        Closing Payment.   As consideration in full for the acquisition of the Assets from Sellers, Buyer is assuming the Assumed Liabilities, and Buyer is paying Sellers the aggregate sum of $55,805,000 plus the allowance (the “Severance Allowance”) set forth in Section 1.5(b) (collectively, the “Purchase Price”), to be paid at Closing by wire transfer of immediately available funds to the account or accounts specified in Schedule 1.5(a) (which Sellers will provide at least 3 days before the Closing Date). Parent guarantees the payments of any amounts owed by Buyer and any performance of Buyer’s obligations under this Agreement.

(b)        Severance Allowance.   At the Closing, as part of its certificate delivered pursuant to Section 5.1(s), Citadel will certify (for which certification Citadel may rely, in part, on Parent’s delivery of an updated Schedule 4.9(a) at Closing) as to: (A) which employees of each Seller are Non-Transferred Employees (as defined in Section 4.9(a)), and (B) the aggregate change of control, severance, tax gross-up, option exercise price payments and other termination payments any Citadel Party will be obligated to pay such Non-Transferred Employees upon consummation of the transactions contemplated herein (“Change of Control Payments”). As part of the Purchase Price, Buyer will pay the lesser of the Change of Control Payments and $345,000. Notwithstanding the foregoing, (i) Buyer will not be required to make any payment with respect to a Non-Transferred Employee unless such Non-Transferred Employee is listed on Schedule 1.5(b) and (ii) the amount allocated to any individual Non-Transferred Employee will not exceed the amount set forth opposite such individual’s name on Schedule 1.5(b).

(c)        Post-Closing Payment.

(i)         At least seven days prior to the Closing, Sellers will provide Parent with Sellers’ estimate of the Op Ex Amount (as defined below) and the Cash Amount (as defined below) (the “Initial Estimate”). Included as part of the Initial Estimate will be (A) a detailed description of all cash, check, wire transfer or similar receipts or other payments (“Cash Payments”) and related Cash Amounts (as defined below) received by a Seller between August 1, 2006 and the Closing Date (estimated for the two weeks that precede the Closing Date), (B) a calculation of the Op Ex Amount, (C) a calculation of the Op Ex Reimbursement (as defined below), (D) an indication on a detailed basis whether such payments should be included in the Cash Amount or not, (E) an indication whether any such Cash Payment was made in respect of a Factored Account (as defined below), and, if so, an explanation for the basis of the calculation of the related Cash Amount, and (F) for all such Cash Payments that are not included in the Cash Amount, an explanation for why such Cash Payments should be so excluded.

(ii)       On the Closing Date, the Sellers will provide Parent with (x) an update of the Initial Estimate through the Closing Date, which will include an update of the matters identified in Section 1.5(c)(i)(A)-(F) through the Closing Date (the “Final Estimate”), and, (y) attached thereto, a certification, signed by a senior officer of Citadel, that to the Knowledge (as defined in Section 9.13(d)) of the Citadel Parties such Final Estimate is true and correct in all respects.

(iii)      If the Cash Amount exceeds the Op Ex Amount, then Citadel shall as promptly as is commercially reasonable pay Buyer an amount equal to the difference between the Cash Amount and the Op Ex Amount. If the Op Ex Amount exceeds the Cash Amount, Buyer shall pay Sellers an aggregate amount equal to the difference between the Op Ex Amount and the Cash Amount (the “Op Ex Reimbursement”).

(iv)       If (x) the Final Estimate shows that there is an Op Ex Reimbursement, (y) Sellers have complied with Section 1.5(c)(i)-(ii) and (z) the Citadel CEO executes and delivers to Buyer and Parent a Guaranty of payment in the form attached hereto as Exhibit F (the “Guaranty”), then Buyer shall make such payment within five days of (A) the delivery to Parent of the Final Estimate, in final complete form, (B) the delivery to Parent of the related certification described in Section 1.5(c)(ii) and (C) the execution and delivery to Parent and Buyer of the Guaranty by the Citadel CEO; provided, however, if, as a result of the progress of Parent’s Audit (as defined below) through the date such payment is due, Parent believes that the Op Ex Reimbursement set forth in the Final Estimate is inaccurate, Buyer shall be entitled to reduce such payment by the amount of such inaccuracy. If the conditions set forth in this Section 1.5(c)(iv) are not met, Buyer shall make such payment as promptly as is commercially reasonable upon completion of the Audit (as defined in below) (and subject to the conclusions of such Audit). If the Op Ex Reimbursement is made before the completion of the Audit, it is referred to herein as the “Estimated Op Ex Reimbursement Payment.”

(v)        Following the Closing, Parent will conduct an audit to determine the Op Ex Amount, the Cash Amount and the Op Ex Reimbursement (if any) (the “Audit”). Each Citadel Party agrees to cooperate in all respects with the Audit and to provide any information that Parent requests in connection with the Audit, and if the Citadel Parties so cooperate and provide such information promptly, Parent will complete the Audit within 30 days following the Closing Date. Upon completion of the Audit, Parent will promptly deliver to Citadel a summary of the Audit, including detail regarding Parent’s determination of the Op Ex Reimbursement and Parent’s assessment of the determinations set forth in the Final Estimate. The Citadel Parties shall have five (5) business days (excluding the day received) to object in writing to the results of the Audit which objection must specify the nature of the objection in detail, and if no such objection is made, the results of the Audit shall be deemed accepted by all Seller Parties and shall be, absent manifest error, binding upon the parties. If the Citadel Parties object to the results of the Audit, Citadel and Parent shall attempt in good faith to resolve any objection within 5-business days. In the event the parties are unable to resolve their differences within said 5-business day period, Parent shall select a firm of certified public accountants reasonably acceptable to Citadel (which shall be one of Grant Thornton LLP or BDO Seidman, LLP) to determine the Op Ex Amount, the Cash Amount and the Op Ex Reimbursement (if any), whose determination shall be, absent manifest error, final and binding on the parties (such arbitration is the “Op Ex Arbitration”). Each of Parent and Citadel shall pay one-half of the costs of the Op Ex Arbitration.

(vi)       If (x) Citadel has made a payment pursuant to Section 1.5(c)(iii), and (y) following the Audit (or the Op Ex Arbitration, if applicable), Parent concludes that Citadel did not pay the correct amount, then (A) if Citadel paid Parent a greater amount than Parent concludes was required, Parent shall pay Citadel the difference promptly, and (B) if Citadel paid Parent a lesser amount than Parent concludes was required, Citadel shall pay Buyer the difference promptly upon receipt of notice thereof.

(vii)     If an Estimated Op Ex Reimbursement Payment made pursuant to Section 1.5(c)(iv) is more than the Op Ex Reimbursement, as determined by Parent in connection with the Audit (or as determined in connection with the Op Ex Arbitration, if applicable), then Parent will give notice of such shortfall (the “Op Ex Shortfall”) to the Citadel Parties. The Citadel Parties agree, jointly and severally, to reimburse Buyer for the Op Ex Shortfall within 3 days of receipt of such notice. If Buyer does not receive such payment within such 3-day period, Buyer may collect the Op Ex Shortfall pursuant to the Guaranty, and if Buyer does receive such payment within such 3-day period, the Guaranty will terminate. In addition, if within 10 days following completion of the Audit (or within 10 days following completion of the Op Ex Arbitration, if applicable), Parent does not deliver notice of an Op Ex Shortfall to the Citadel Parties, then the Guaranty will terminate.

(viii)    “Op Ex Amount” shall mean the amount determined by: (1) multiplying the number of full calendar months that elapse between August 1, 2006 and the Closing Date by $1.7 million and (2) adding a pro-rated portion of $1.7 million based upon the number of days elapsed in the calendar month during which the Closing occurs through the day immediately before the Closing Date divided by the total number of days in such calendar month.

(ix)       “Cash Amount” shall mean an amount equal to the aggregate dollar amount of any Cash Payments received by a Citadel Party from any direct or indirect customer billings and invoices between August 1, 2006 and the Closing Date; provided, however, for any cash received with respect to a Factored Account (as defined below), the amount credited as a Cash Amount for purposes hereof shall be the face amount of the Factored Account (and not the lesser amount of cash received from the Factor). “Factored Accounts” are accounts receivable or other billings factored or sold pursuant to the Factoring Agreement.

(x)        Each Seller hereby represents that it has billed and invoiced during the period from July 1, 2006 until August 1, 2006 in a manner consistent with its historical practices.

1.6        Closing.   The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Hughes & Luce LLP, 1717 Main Street, Suite 2800, Dallas, Texas 75201, or via Federal Express, emailed pdf signature pages and/or facsimile, as agreed by the parties, at 10:00 a.m. local time on the first business day that is commercially practicable after all conditions to Closing have been satisfied or waived in writing, but in any case, provided such conditions have been satisfied, no later than five business days following the completion of the Stockholder Approval (as defined in Section 5.1(i)) at the Citadel Stockholders’ Meeting (as defined in Section 4.12(a)) (such date and time of closing being herein called the “Closing Date”). The Closing will be deemed to be effective for purposes of this Agreement as of 10:00 a.m. local time on the Closing Date (the “Effective Time”).

1.7        Closing Deliveries.   At the Closing,

(a)        Buyers will pay the Purchase Price to Sellers;

(b)        Sellers will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any Assets for which ownership is evidenced by a certificate of title (each of which is listed on Schedule 1.7(b));

(c)        Sellers will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, in the form attached hereto as Exhibit G;

(d)        Sellers and Buyer will execute and deliver to each other an Assignment of Patents conveying the Seller Patents included within the Assets, in the form attached hereto as Exhibit H1 and an Assignment of Patent Applications conveying the patent applications included within the Assets in the form attached hereto as Exhibit H2;

(e)        Sellers and Buyer will execute and deliver to each other an Assignment of Marks conveying the Seller Marks included within the Assets, in the form attached hereto as Exhibit I;

(f)         Sellers and Buyer will execute and deliver to each other an Assignment of Copyrights conveying the Seller Copyrights included within the Assets, in the form attached hereto as Exhibit J;

(g)        Sellers and Buyer will execute and deliver to each other an Assignment of Intellectual Property conveying the Intellectual Property included within the Assets other than Listed Intellectual Property (as defined in Section 2.16(a)), in the form attached hereto as Exhibit K;

(h)        Buyer and Sellers will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, in the form attached hereto as Exhibit L;

(i)         Buyer will execute and deliver an assumption agreement in the form attached hereto as Exhibit M pursuant to which Buyer assumes indemnification obligations under Citadel’s engagement letter with ThinkEquity Partners LLC;

(j)         Buyer and Sellers will execute and deliver an Assignment of Domain Names, in the form attached hereto as Exhibit N;

(k)        the Sellers will execute and deliver to Buyer such other assignments, releases, consents to assignment and other instruments of sale, conveyance, assignment, assumption and transfer satisfactory in form and in substance to Buyer as reasonably requested by Buyer in order to convey to Buyers all right, title and interest in and to the Assets in the manner provided for in this Agreement;

(l)         Sellers will deliver to Buyer the originals or copies of all of Sellers’ books, records, ledgers, disks, proprietary information and other data included within the Assets and all other written or electronic depositories of information relating to the Assets and the Business, including a “snap shot” copy in a format reasonably requested by Buyer of all data stored by Sellers using Sellers’ Softrax software; and

(m)      the Buyers and the Sellers will execute and deliver the documents required to be delivered by each of them pursuant to Article V.

1.8        Further Assurances.   At or after the Closing, and without further consideration, the Sellers will execute and deliver to Buyer such further instruments of conveyance and transfer, and take such other action, as Buyer may reasonably request in order more effectively to convey and transfer the Assets to Buyer and to put Buyer in operational control of the Assets and the Business, for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto or for fulfilling the obligations of the Sellers pursuant to Section 4.10.

1.9        Allocation of Purchase Price.   Within 20 days after the Closing Date, Buyer will provide to the Sellers a proposed allocation of the Purchase Price. If the Sellers disagree with any aspect of the proposed allocation, the Sellers shall, within 15 days after receipt thereof, furnish to Buyer a written statement of such disagreement, together with the reasons therefor. If, within such 15 day period, Buyer does not receive such a written statement of disagreement from the Sellers, the Sellers shall be deemed to have accepted the proposed allocation and the proposed allocation shall be final and binding upon the Sellers. If Buyer does receive such a written statement of disagreement from the Sellers within such 15 day period, then within 10 days of such receipt the Sellers and Buyer shall discuss in person, by telephone, or by videoconference, their disagreement in order to attempt to resolve it through good faith negotiations. If the Sellers and Buyer are unable to resolve their disagreement within 20 days after receipt by Buyer of the written statement of disagreement from the Sellers, the disagreement shall be submitted for determination to a mutually agreed upon independent nationally recognized accounting firm (the “Accountant”), which determination, absent manifest error, shall be final and binding upon the Sellers and Buyer and not subject to appeal. Such determination by the Accountant shall be made in accordance with this Agreement. The expenses incurred due to retention of the Accountant in making such determination shall be borne equally by the Sellers and Buyer.

ARTICLE II
Representations and Warranties of the Sellers

Except as set forth in the Schedules in a response that corresponds to the Section numbers identified below, each of the Citadel Parties hereby jointly and severally represents and warrants to Buyer as follows as of the date hereof and, by delivery of the certificate identified in Section 5.1(s), as of the date of Closing:

2.1        Organization.

(a)        Citadel is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Citadel Sub is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Canberra LLC is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Canberra LP is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Canberra LLC owns no assets (other than limited partnership interest in Canberra LP) and operates no business other than the ownership of such interest. Citadel owns, directly or indirectly, all of the outstanding equity, membership and voting interests in each Seller and in Canberra LLC. Each of the Citadel Parties has full power to own its properties and to conduct its business as presently conducted. Each of the Sellers, Canberra LLC and each of the Non-Seller Subsidiaries (as defined in Section 2.1(b)) (collectively, the “Citadel Entities”) is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which the Business as presently conducted makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, constitute a Material Adverse Change (as defined in Section 2.7(a)) or a Material Event (as defined below). Each Citadel Party is required to be qualified to do business as a foreign entity in the jurisdictions set forth in Schedule 2.1, and each Citadel Party is so qualified in such applicable jurisdictions except where the failure to be so qualified would not, individually or in the aggregate, constitute a Material Adverse Change or a Material Event. Set forth in Schedule 2.1 is a list of all assumed names, DBAs or fictitious names under which each Citadel Entity operates and all jurisdictions in which any of such assumed names is registered. “Material Event,” for purposes of this Agreement, means any event, action or omission that (i) has resulted in (or can reasonably be expected to result in) damage to, or reduction of value in, the Assets or the Business that exceeds $30,000, (ii) that requires the consent, authorization or approval of a third party or Governmental Body (as defined in Section 2.5), in connection with the transactions contemplated hereby, that, but for such event, action or omission, would not have been required, or (iii) that materially and adversely affects (or can reasonably be expected to materially and adversely affect) Seller’s ownership of or rights in the Seller Intellectual Property.

(b)        Other than Citadel Sub, Canberra LP and Canberra LLC, the following are the only direct or indirect subsidiaries of Citadel: Kent-Marsh Ltd., Inc., a Texas Corporation; Astonishing Developments, Inc., a Texas corporation; Danasoft, Inc., a Delaware corporation; and Citadel Computer Systems Acquisition, Inc. (f/k/a LSHC Acquisition Corp.), a Delaware corporation (the “Non-Seller Subsidiaries”), and no Seller has any other subsidiaries or owns any direct or indirect equity or debt interest or any form of proprietary interest in any other Person, or any obligation, right or option to acquire (including by conversion) any such interest.

2.2        Authority.

(a)        Each Citadel Party has all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such Citadel Party in connection with or pursuant to this Agreement (collectively, the “Seller Documents”). Subject only to the approval of the Stockholder Approval Matters (as defined in Section 4.11(a)) by the stockholders of Citadel as described in Section 2.2(b), the execution, delivery and performance by each Seller of each Seller Document to which it is a party has been duly authorized by all necessary action on the part of such Seller. In connection with the foregoing, the Board of Directors of Citadel has unanimously, as of the date hereof (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Citadel and its stockholders, and (ii) adopted this Agreement in accordance with the provisions of applicable Law and Citadel’s certificate of incorporation and bylaws. This Agreement has been, and at the Closing the other Seller Documents will be, duly executed and delivered by each Citadel Party (to the extent each is a party thereto). This Agreement is, and, upon execution and delivery at the Closing, each of the other Seller Documents will be a legal, valid and binding agreement of each Citadel Party (to the extent it is a party thereto), enforceable against each Citadel Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

(b)        The affirmative vote of the holders of at least a majority of the outstanding shares of Citadel’s common stock are the only votes of holders of any shares of the capital stock of Citadel necessary to approve the Stockholder Approval Matters at the Citadel Stockholders’ Meeting (as defined in Section 4.12(a)).

2.3        Title to Assets.

(a)        (i) Set forth in Schedule 2.3(a)(i) is a complete list of each tangible Asset of any Seller; and (ii) set forth on Schedule 2.3(a)(ii) is a complete and detailed list of the street address of all real property leased by any Seller or otherwise used in connection with the Business (the “Real Property”) along with the rent obligations over the terms of the underlying leases and the leasehold improvements associated with each piece of such Real Property. Set forth in Schedule 2.3(a)(iii) is a list of all of the assets of Sellers other than the Assets (collectively, the “Excluded Assets”). The Assets, together with the Excluded Assets, constitute all of the assets of Sellers that are used in, generated by or associated with the Business. The Assets, together with the Excluded Assets, constitute all assets necessary to carry on the Business as currently conducted. No Non-Seller Subsidiary has any customers, owns any license, intellectual property, permit, material asset or any asset used in, generated by or associated with the Business. No Non-Seller Subsidiary is a party to or a beneficiary of any material agreement or any agreement related to or associated with the Business. Substantially all of the assets (tangible and intangible) of each of the Non-Seller Subsidiaries were validly transferred to Citadel effective in May 2002. No Citadel Entity owns any real property, nor has any Citadel Entity ever owned any real property. No Citadel Entity owns or leases any motor vehicles.

(b)        Each Citadel Party has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens (as defined in Section 9.13(g)), other than Permitted Liens (as defined in Section 9.13(j)). The execution and delivery of the Seller Documents by the Sellers at the Closing will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained. There is no default by any Citadel Entity or, to the Knowledge of the Citadel Parties, any landlord under any lease of the Real Property, and to the Knowledge of the Citadel Parties, no event has occurred and no condition exists which, with notice or given the passage of time, or both, would constitute a default by any party under such leases.

2.4        No Violation.   Except as described in Schedule 2.4, neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or lapse of time or both would constitute a breach or default), or result in the creation of any Lien on the Assets pursuant to, or relieve any Person of any obligation to any Citadel Entity or give any Person the right to terminate or accelerate any obligation under, any charter provision, bylaw, Permit (as defined in Section 2.11) or Law to which any Citadel Entity is a party or by which any Citadel Entity or any of the Assets or the Business is in any way bound or obligated.

2.5        Governmental Consents.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a “Governmental Body”) is required on the part of any Citadel Entity in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement, except (a) as required in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing of, and clearance of any SEC comments to, the Proxy Statement (as defined in Section 4.11(a)) with the SEC (as defined in Section 2.6(a)) in accordance with the Exchange Act (as defined in Section 2.6(a)), (c) the approval of Citadel’s stockholders as solicited thereby, (d) the consents listed in Schedule 2.5, and (e) notice filings with Governmental Bodies which are necessary to effect the transfer of the Intellectual Property included within the Assets and which may be made following the Closing Date.

2.6        SEC Filings; Seller Financial Statements.

(a)        Citadel has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (“SEC”), all in the form so filed (as amended to date, the “Seller SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Seller SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports and, (ii) to the Knowledge of Citadel Parties, did not, at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Seller SEC Report filed prior to the date of this Agreement.

(b)        Each of the financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports (the “Financial Statements”), including each Seller SEC Report filed after the date hereof until the Closing, as of their respective filing dates, (i) complied, or, as to future Seller SEC Reports, will comply, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared or, as to future Seller SEC Reports, will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or Form 10-QSB as applicable at the time under the Exchange Act) and (iii) fairly presented, or as to future Seller SEC Reports, will fairly present the financial position of Citadel as of the respective dates thereof and the results of Citadel’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Citadel contained in Citadel’s Form 10-Q for the quarter ended June 30, 2006 (the “Latest Balance Sheet Date”) as filed with the SEC is hereinafter referred to as the “Latest Balance Sheet.”

(c)        Except as disclosed in the Latest Balance Sheet or in Schedule 2.6(c), no Citadel Entity has any Liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Citadel Entities taken as a whole, except for (i) liabilities incurred since the Latest Balance Sheet Date in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Citadel Entities and (ii) liabilities incurred pursuant to this Agreement or the Seller Documents.

(d)        All accounts receivable reflected in the Latest Balance Sheet or included in the Assets are fully collectible in the Ordinary Course of Business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

(e)        Citadel has heretofore furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Citadel with the SEC pursuant to the Securities Act or the Exchange Act.

2.7        Business Changes.   Since the Latest Balance Sheet Date, each Seller has operated the Business in the Ordinary Course of Business, and except as set forth in Schedule 2.7 or as contemplated by this Agreement, there has not been:

(a)        any material adverse change in the condition of the Citadel Entities, taken as a whole (financial or other) or the business, assets, properties or results of operations of the Citadel Entities, taken as a whole, or any actions, omissions or events that, individually or in the aggregate,  materially and adversely affects the ability of the parties hereto to consummate the transactions contemplated hereby (a “Material Adverse Change”);

(b)        any revaluation by a Seller of any of the Assets, including the writing down or off of notes or accounts receivable, other than in the Ordinary Course of Business;

(c)        any entry by a Citadel Entity into any material commitment or transaction, including incurring or agreeing to incur capital expenditures in excess of, or any entry into any lease obligations with aggregate payments in excess of, $20,000, individually or $60,000 in the aggregate;

(d)        any breach or default (or event that with notice or lapse of time would constitute a breach or default), termination or threatened termination under any Business Contract or amendment to such Business Contract in any manner adverse to a Seller, or any acceleration of any obligations thereunder, if and to the extent any such events would, individually or in the aggregate, constitute a Material Event;

(e)        any changes by a Citadel Entity in its accounting methods, principles or practices;

(f)         except as contemplated in this Agreement, any increase in the benefits under, or the establishment or amendment of, any Employee Benefit Plan (as defined in Section 2.13(a)), or any increase in the compensation payable or to become payable to any director, manager, officer or employee of a Seller, except for annual merit increases in salaries or wages in the Ordinary Course of Business;

(g)        as of the date hereof, the termination of employment (whether voluntary or involuntary) of any employee of a Seller;

(h)        any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset of a Citadel Entity, whether or not covered by insurance, if any such events would, individually or in the aggregate, constitute a Material Event;

(i)         any sale, assignment, lease or transfer (other than within any Citadel Entity’s organization or between Citadel Entities) of any asset, except in the Ordinary Course of Business;

(j)         any waiver by a Citadel Entity of any material rights related to the Business or the Assets;

(k)        any mortgage, pledge or other encumbrance of any Asset, other than Permitted Liens;

(l)         any notice received by any Citadel Entity of any claim or potential claim of ownership by any Person other than a Seller of the Intellectual Property, or of infringement by a Citadel Entity or the Business of any other Person’s intellectual property rights;

(m)      any declaration, setting aside or payment of any dividend by a Citadel Entity, or the making of any other distribution in respect of the capital stock of a Citadel Entity, or any direct or indirect redemption, purchase or other acquisition by a Citadel Entity of its own capital stock other than pursuant to the Preferred Holder Agreement;

(n)        any labor trouble or claim of unfair labor practices involving a Citadel Entity;

(o)        any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of a Seller;

(p)        [intentionally omitted];

(q)        any agreement or understanding by a Citadel Entity or their respective employees, agents or Affiliates to do or resulting in any of the foregoing (other than negotiations with Parent and Buyer and their representatives regarding the transactions contemplated by this Agreement or the Seller Documents); or

(r)        any other transaction, agreement or commitment entered into or affecting the Business or the Assets by a Citadel Entity, except in the Ordinary Course of Business or that otherwise, individually or in the aggregate, is not a Material Event and would not reasonably be expected to result in a Material Adverse Change.

2.8        Taxes.

(a)        Except as set forth in Schedule 2.8(a), all federal, state, local and other Tax returns, notices and reports (including income, property, sales, use, franchise, withholding, single business, social security and unemployment Tax returns) required to be filed by any Citadel Entity have been accurately prepared and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by any such returns have been timely paid (including any Taxes owed on behalf of any third Person). There are no liens for Taxes (other than for Permitted Liens) upon the assets of the Citadel Entities.

(b)        No Tax deficiency has been proposed or assessed against any Citadel Entity, and no Citadel Entity has executed any waiver of any statute of limitations on the assessment or collection of any Tax. Except as set forth in Schedule 2.8(b), no Tax audit, action, suit, proceeding, investigation or claim is now pending or, to the Knowledge of the Citadel Parties, threatened against any Citadel Entity, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with any Citadel Entity’s Tax returns or reports.

(c)        The provision for Taxes in the Latest Balance Sheet is sufficient as of the Latest Balance Sheet Date for the payment of any accrued and unpaid Taxes of any nature and, since the Latest Balance Sheet Date, no Citadel Entity has incurred Taxes other than in the Ordinary Course of Business. Consummation of the transactions contemplated by this Agreement will not cause any Citadel Entity to incur any U.S. federal Tax liability other than federal alternative minimum Tax of Citadel; which Citadel will promptly pay when due, and (assuming the Closing occurs on or before December 31, 2006) to the Knowledge of the Canberra Parties, consummation of the transactions contemplated by this Agreement will not cause any Citadel Entity to incur any other Tax liability other than in amounts that would not reasonably be expected to constitute a Material Event or result in a Material Adverse Change.

(d)        Each Citadel Entity has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries.

(e)        Except as described in Schedule 2.8(e), no Citadel Entity has any obligation or liability for the payment of Taxes of any other Person, including but not limited to the following:  a liability for the payment of any Tax arising (i) as a result of being a member of any affiliated group pursuant to Treasury Regulation Section 1.1502-6 or otherwise, (ii) as a result of any expressed or implied obligation to indemnify another Person and (iii) as a result of assuming or succeeding to the Tax liability of any other Person as a successor, transferee or otherwise.

(f)         Buyer will not be responsible for any Tax that arises out of or results from the sale of the Assets to the Buyer hereunder, the operation of the Assets by Sellers prior to the Closing or any other transaction or activity of any Citadel Entity.

(g)        “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.

2.9        Litigation.

(a)        Except as described in Schedule 2.9, there are currently no pending or, to the Knowledge of the Citadel Parties, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations or inquiries (including grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, Governmental Body or other entity (collectively, a “Person”) against any Citadel Entity that, individually or in the aggregate, constitutes a Material Event or would reasonably be expected to constitute a Material Adverse Change.

(b)        Except as described in Schedule 2.9, no Citadel Entity is subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates in any way to the Business or the Assets that, individually or in the aggregate, constitutes a Material Event or would reasonably be expected to result in a Material Adverse Change.

2.10     Compliance with Laws.   Except as described in Schedule 2.10, each Citadel Entity is currently complying with and has at all times complied with each applicable statute, law (including common law), ordinance, decree, order, rule or regulation of any Governmental Body applicable to such Citadel Entity or the Business as conducted by such Seller (collectively, “Laws”), except such non-compliances that, individually or in the aggregate, do not constitute a Material Event and cannot reasonably be expected to result in a Material Adverse Change. Except as described in Schedule 2.10, no Citadel Entity has received any notice of violation from any Governmental Body with respect to any Law.

2.11     Permits.   Each Seller owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Permits”) issued by any Governmental Body that are necessary to conduct the Business, except such Permits, the absence of which, individually or in the aggregate, is not a Material Event and cannot reasonably be expected to result in a Material Adverse Change. Each Permit is described in Schedule 2.11, and the Permits described on Schedule 2.11(a), to the extent assignable (as updated pursuant to Section 4.3) (the “Assumed Permits”) are included within the Assets. The Permits identified on Schedule 2.11(b) (as updated pursuant to Section 4.3) are “Excluded Permits” and are Excluded Assets. No loss or expiration of any such Assumed Permit is pending or, to the Knowledge of the Citadel Parties, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of such Assumed Permits that may be renewed in the Ordinary Course of Business without lapsing.

2.12     Employee Matters.

(a)        Set forth in Schedule 2.12(a) is a complete list of all current employees, as of the date of this Agreement, all of whom (except to the extent indicated on Schedule 2.12(a)) are Active Employees (as defined in Section 9.13(a)), of each Seller, which Schedule 2.12(a) includes the following additional information with respect to each such Employee: (i) date of employment, (ii) current title, (iii) all forms of compensation (broken out by type) including salary, bonus payments, membership dues, rights to company aircraft or fractional transitional interests in aircraft, benefits (i.e. life insurance policies), automobile use, leases or payments, car allowances, travel allowances, housing allowances and other perquisites, (iv) date of last promotion and (v) date and amount of last increase in compensation. No update to Schedule 2.12(a) required pursuant to Section 4.3 shall be deemed to be a breach of this Section 2.12(a) of Agreement.

(b)        No Citadel Entity has any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and, to the Knowledge of the Citadel Parties, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Citadel Entity. No Citadel Entity has experienced, and, to the Knowledge of the Citadel Parties, there is no basis for, any strike, material labor dispute, work stoppage, slow down or other interference with or impairment of the Business.

(c)        Except as set forth in Schedule 2.12(c), no Citadel Entity is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for a Citadel Entity or amounts required to be reimbursed to such employees. No Citadel Entity has received any notice indicating that any of its employment policies or practices are currently being audited or investigated by any Governmental Body. There are no charges or claims made to a Citadel Entity or, to the Knowledge of the Citadel Parties made to any Governmental Body, from employees of a Citadel Entity regarding the terms or conditions of their employment, including, claims or charges of employment discrimination, sexual harassment or unfair labor practices, nor any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Citadel Parties, threatened against or involving a Citadel Entity.

(d)        To the Knowledge of the Citadel Parties, each Citadel Entity is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

(e)        To the Knowledge of the Citadel Parties, each Citadel Entity is, and at all times has been in compliance with the requirements of Executive Order 11246, the Rehabilitation Act of 1873, the Vietnam Veterans Readjustment Act and the Fair Labor Standards Act.

(f)         No Citadel Entity has ever implemented any plant closing or mass layoff of employees in violation of the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that would implicate such laws or regulations are currently contemplated as of the date hereof by any Citadel Entity.

(g)        Each Citadel Entity has complied with all garnishment of wages required by any Governmental Body or applicable Law.

(h)        No Non-Seller Subsidiary has any employees.

2.13     Employee Benefit Plans; Change of Control Benefits.

(a)        Set forth in Schedule 2.13(a) is a complete and correct list of all “Employee Benefit Plans.”  The term “Employee Benefit Plans” means: (a) any “multiemployer plans” as that term is defined in Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any “employee benefit plan” within the meaning of Section 3(3) of ERISA that are subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), which a Citadel Entity or any other entity under common control with a Citadel Entity (an “ERISA Affiliate”), as determined under Section 414(b), (c) or (m) of the Code, has maintained, contributed to or been required to contribute to at any time within the six (6) year period immediately prior to the Closing Date or with respect to which a Citadel Entity or any ERISA Affiliate has any liability; and (b) all plans or policies providing for fringe benefits (including vacation, sick pay, PTO, paid holidays, personal leave, employee discounts, educational benefits or similar programs) and each other bonus, incentive compensation, deferred compensation, profit sharing, severance, retirement, health, life, disability, group insurance, employment, equity plan, award or arrangement (such as an option plan, stock, restricted stock, stock options, stock purchase, stock appreciation right or performance share), supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any employee of any of the Citadel Entities or any dependent thereof. Citadel Parties have provided to Buyer a true and complete copy of each Employee Benefit Plan and all amendments thereto and the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof. Except as set forth in Schedule 2.13(a), Citadel Entities have no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit

Plan or modify or change any existing Employee Benefit Plan that would affect any employee of a Citadel Party, or any dependent or beneficiary thereof.

(b)        Buyer will not assume sponsorship or adoption of any Employee Benefit Plans of any Citadel Party or take on any Liability relating to any Employee Benefit Plans of any Citadel Party except as otherwise expressly stated in this Agreement.

(c)        Schedule 2.13(c) sets forth all severance or change of control “single trigger” or “double trigger” benefits a Citadel Party may or will owe an employee or service provider as a result of (i) an involuntary or constructive termination of such Person, (ii) the consummation of the transactions contemplated hereby or (iii) any combination of the foregoing. Schedule 2.13(c) includes detail regarding (w) the dollar payments (including good faith estimates of any tax gross-ups) that may or will be owed to any such Person, (x) any vesting acceleration that such Person may or will receive, (y) any other benefits such Person may or will receive (such as access to health plans) and (z) whether any such payments will be subject to taxation under 280G of the Code and, if so, the amount of such payment.

(d)        Any plan sponsored by any Seller providing for the deferral of compensation within the meaning of Code Section 409A has been operated and administered in good faith compliance in all material respects with the requirements of Section 409A of the Code and Internal Revenue Service Notice 2005-1 or the proposed regulations issued by the Internal Revenue Service and U.S. Department of Treasury under Section 409A of the Code on September 29, 2005.

2.14     Business Contracts.

(a)

(i)         The Annexes to Schedule 2.14(b) entitled “Data Room Folder 8.1 Contracts,” “Data Room Folder 8.11 Contracts” and “Citadel Software Licenses,” collectively, the “Listed Business Contracts Annexes”) collectively list each vendor, customer, sales, distribution, reseller, licensing (including open-source licensing and including all Intellectual Property Licenses-In, as defined in Section 2.16), royalty, supplier, contractor, OEM, outsourcing, independent contractor, teaming, marketing or similar agreement (whether written or oral and including all amendments thereto) to which any Citadel Party is a party or a beneficiary or by which any Citadel Party or any of the Assets is bound or otherwise obligated (collectively, the “Listed Business Contracts”).

(ii)       Schedule 2.14(a)(ii) lists all real estate leases to which a Citadel Party is a party and all agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which any Citadel Party is, directly or indirectly, liable (the “Leases/Loan Agreements”).

(iii)      The Listed Business Contracts and the Leases/Loan Agreements, along with any other agreement or contract to which any Citadel Party is a party or a beneficiary or by which any Citadel Party or any of the Assets is bound or otherwise obligated, are collectively referred to herein as the “Business Contracts.”

(b)        The Listed Business Contracts Annexes identify which of the Listed Business Contracts (i) require the consent of a third Person to be assigned to Buyer (including the name and address of the Person whose consent is required), (ii) require that notice be given to a third Person in order for such Assumed Business Contract to be assigned to Buyer (including the name and address of the Person who must be notified), (iii) include an exclusivity, exclusive dealing, non-competition, non-solicitation or similar provision binding on a Citadel Party, (iv) include a “most favored nation,” “equally favored nation” or similar provision binding on a Citadel Party, (v) include indemnification obligations binding on a Citadel Party (other than indemnifications of customers or resellers in the Ordinary Course of Business pursuant to which no damages have been paid by a Citadel Party), (vi) provide for the payment of a royalty, license or similar payment by a Citadel Party, (vii) may not be terminated upon less than thirty days notice without payment of a financial penalty equal to or greater than $5,000, (viii) to which a Governmental Body is a party, (ix) include provisions regarding service obligations (other than standard customer support obligations) outstanding (along with a description of the obligations of any Citadel Party thereunder including specific detail regarding the services to be provided, the amount of services to be provided and the remaining term of such agreement, all of which is set forth on Annex 2.14(b)(ix) to Schedule 2.14(b)), (x) include a “future pricing” provision (i.e., a commitment by a Citadel Party to pricing with respect to products or services to be delivered pursuant to future arrangements that can not be changed by such Citadel Party on less than 30 days’ notice), other than future pricing provisions in the Ordinary Course of Business providing limitations on increases in maintenance and support services fees, (xi) include a “future product” provision binding on a Citadel Party (i.e., a requirement that a Citadel Party build, customize or tailor a Seller product for a customer, partner, reseller or other contractual counter-party), other than future product provisions in the Ordinary Course of Business providing for standard upgrades or releases of fixes or patches as part of customary maintenance and support services, (xii) pursuant to which a Citadel Party grants or licenses any Seller Intellectual Property to a third person, other than license (but not outright grants) of Seller Intellectual Property to customers or resellers in the Ordinary Course of Business, or (xiii) are subject to reimbursement or coverage under Hercules SecurePlus, a Hercules Vulnerability Remediation Update Warranty, an American Insurance Group and/or American International Specialty Lines Insurance Company policy or any similar provision for information asset loss and/or the cost of restoring lost data (the “SecurePlus Insurance Coverage”) (Annex 2.14(b)(xiii) to Schedule 2.14(b) lists all customers who have the benefit of the SecurePlus Insurance Coverage, the date on which the remaining obligation to such customers expires and the amount the maximum amount that could be owed to such customers as a result thereof (without giving effect to the benefits of any insurance coverage)).

(c)        Sellers have delivered to Buyer a copy of each written Business Contract and a written, detailed summary of each material term of each oral Business Contract. Except as described in Schedule 2.14(c): (i) each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity), and each such Business Contract has not expired or terminated in accordance with its terms (as of the date of this Agreement), by act or omission of any party or otherwise; (ii) each Citadel Party has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) on the part of such Citadel Party or, to the Knowledge of the Citadel Parties, on the part of any other Person under any Business Contract; (iii) there has been no termination or notice of default or, to the Knowledge of the Citadel Parties, any threatened termination under any Business Contract; and (iv) to the Knowledge of the Citadel Parties, no party to any Business Contract intends to alter its relationship with any Citadel Party as a result of or in connection with the acquisition contemplated by this Agreement.

(d)        Except as set forth in the Listed Business Contracts Annexes or Schedule 2.14(a)(ii), no Business Contract, (i) assuming such Business Contract is an Excluded Contract and therefore will not be assigned to Buyer in connection herewith, nevertheless requires the consent of a third Person (other than Excluded Consents, as defined below) in connection with the transactions contemplated hereby, (ii) assuming such Business Contract is an Excluded Contract and therefore will not be assigned to Buyer in connection herewith, nevertheless requires that notice (other than Excluded Consents) be given to a third Person in order for the transaction contemplated hereby to be consummated, or (iii) includes provisions pursuant to which a Citadel Party has granted or transferred any Seller Intellectual Property to a third person, other than licenses (but not outright grants) of Seller Intellectual Property to customers or resellers in the Ordinary Course of Business. “Excluded Consents” means any notices, consents or waivers, the absence of which (x) will not result in the imposition or continuance of a Lien on any of the Assets after the Closing, (y) will not adversely affect the operation of the Business after consummation of this Agreement (assuming it is operated in the Ordinary Course of Business), and (z) will not result in a Material Event or a Material Adverse Change.

2.15     Customers.

(a)        Set forth on Schedule 2.15(a) is a complete list of each customer of a Seller that has accounted for more than $50,000 of customer orders for the year ended December 31, 2005 or more than $30,000 of customer orders for the eight month period ending August 31, 2006 (the “Material Customers”), which list indicates the amount of customer orders attributable to each such Material Customer during the year ended December 31, 2004 and 2005 and during the eight month period ending on August 31, 2006. None of the Material Customers has threatened to a Citadel Party (or, to Citadel’s Knowledge, to any Person), or notified a Citadel Party of any intention to terminate or materially alter its relationship with a Citadel Party. There has been no material change in pricing or pricing structure (other than changes in the Ordinary Course of Business made as a result of changes in commodity prices) with any Material Customer, and there has been no material dispute with a Material Customer, in each case since December 31, 2005.

(b)        No customer from which a Seller received more than $150,000 of customer orders during the year ended December 31, 2005 or more than $100,000 of customer orders during the period ended August 31, 2006 (each, a “Large Customer”) has terminated or reduced its agreement or relationship with the Company or indicated to a Citadel Party that such customer intends to terminate or reduce its agreement or relationship with the Company other than in the Ordinary Course of Business or as contemplated by the terms of the applicable Business Contract related to such Large Customer.

(c)        Set forth on Schedule 2.15(c) is a schedule of sales revenue by Product (as defined in Section 2.16(b)) for the years ended December 31, 2004 and 2005, and for the interim period ending on the Latest Balance Sheet Date.

2.16     Intellectual Property Rights.

(a)        Schedule 2.16(a) contains a complete and accurate list of all Patents owned by a Citadel Party (“Seller Patents”), Marks owned by a Citadel Party (“Seller Marks”) and Copyrights owned by a Citadel Party (“Seller Copyrights” and, with the Seller Patents and Seller Marks, the “Listed Intellectual Property”). The Listed Intellectual Property together with all other intangible assets of any Citadel Party are, collectively, the “Intellectual Property Assets.” Schedule 2.16(a) contains a complete and accurate list of all third-party licenses of intellectual property rights to the Citadel Parties for use in or with the Products (“Intellectual Property Licenses-In”). Together the Intellectual Property Assets and the Intellectual Property Licenses-In constitute all of the intellectual property that is used in, a constituent part of, or used in the creation of any Product, and constitute all of the intellectual property that is necessary to carry on the Business as currently conducted. The product entitled WinShield version 2.15 is not used in any Citadel Products or otherwise in Citadel’s Business. Except as set forth on Schedule 2.16(a):

(i)         a Seller exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets and to use all Intellectual Property Licenses-In necessary for the operation of all material aspects of the Business as currently conducted, free and clear of all Liens other than Permitted Liens;

(ii)       all Seller Intellectual Property Assets are valid and enforceable, and all Seller Patents, Seller Marks and Seller Copyrights which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(iii)      there are no pending, or, to the Knowledge of the Citadel Parties, threatened claims against a Citadel Party alleging that any of the operation of the Business, any activity by a Citadel Party or manufacture, sale and/or use of any Product infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Intellectual Property Assets of any Person or entity or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(iv)       neither the operation of the Business, nor any activity by a Citadel Party, nor manufacture, use and/or sale of any Product infringes on or violates (or in the past infringed on or violated) any Third Party IP Asset, or constitutes a misappropriation of (or in the past constituted a misappropriation of) any Third Party IP Asset, or infringes on or violates (or in the past infringed on or violated) the rights of any Person under any patent;

(v)        each of the former and current employees, and the consultants and contractors of a Seller who have developed or have or have had access to the Sellers’ Intellectual Property Assets or other confidential information, a complete list of which is set forth in Schedule 2.16(a)(v), have executed written instruments with a Seller that (x) assign to a Seller all of such Person’s rights, title and interest in and to any and all Seller Intellectual Property Assets and (y) include confidentiality provisions in favor of a Seller (copies of each such agreement have been provided to Parent) or are otherwise subject to a confidentiality requirement due to fiduciary obligations;

(vi)       to the Knowledge of the Citadel Parties, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Seller Intellectual Property Assets or a Seller’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any Person of any of the Seller Intellectual Property Assets;

(vii)     the Citadel Parties have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by a Seller or used or held for use by a Seller in the Business (the “Seller Trade Secrets”), including requiring each Seller employee and consultant and any other Person, in each case with access to Seller Trade Secrets, to execute a binding confidentiality agreement or to otherwise be subject to a confidentiality requirement due to fiduciary obligations or professional responsibility in the case of providers of professional services, copies of which have been provided to Parent and, to the Knowledge of the Citadel Parties, there has not been any breach by any party to such confidentiality agreements;

(viii)    (A) no Citadel Party has directly or indirectly granted any rights, licenses or interests in the source code of the Products (as defined below), and (B) since a Seller developed the source code of the Products, no Citadel Party has provided or disclosed the source code of the Products to any Person or entity;

(ix)       the Products do not contain any “viruses”, “worms”, “time-bombs”, “key-locks” or any other devices that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce in a manner adverse to a Citadel Party or any customer, licensee or recipient;

(x)        Schedule 2.16(a)(x) identifies any and all software (in source or object code form) subject to a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any other restrictive license arrangement) (“Open Source Software”) that is incorporated into, integrated or bundled with, linked to or otherwise used in or with, or used in the development of, the Products or any other Seller Intellectual Property (“Seller Open Source Software”);

(xi)       Schedule 2.16(a)(xi) identifies (A) the name of any of the Open Source Software identified in Schedule 2.16(a)(x), (B) a description of Seller’s past, present and intended future usage of such Open Source Software, (C) license type of such Open Source Software, (D) Products with which it interacts or effects, (E) a description of any distribution of any such Open Source Software, (F) Citadel’s reasonably detailed explanation of why such Open Source Software does not adversely affect any Seller Intellectual Property and (G) an indication of whether Citadel believes that its use of any such Open Source Software will subject any of Seller’s Intellectual Property to the terms of such Open Source Software and, if yes, a reasonably detailed explanation of the consequences thereof;

(xii)     with respect to any such Seller Open Source Software, Schedule 2.16(a)(xii) sets forth the incorporation, linking, calling or other use by the Products or any other Seller Intellectual Property of any Seller Open Source Software does not obligate, nor would it obligate upon distribution, a Seller to make available, offer or deliver the source code of any Product or component thereof or any other such Seller Intellectual Property to any third party;

(xiii)    no Citadel Party has (A) collected any personally identifiable information from any third parties, and (B) in connection with any collection of personally identifiable information described on Schedule 2.16(a)(xiii), failed to comply with all applicable statutes, rules and regulations in all relevant jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by a Citadel Party or by third parties having authorized access to a Citadel Party’s databases or other records;

(xiv)     the Sellers have all rights necessary to transfer the Intellectual Property Assets to Buyer, including but not limited to all rights and permissions necessary to assign and transfer all third-party licenses; and

(xv)      no Citadel Party has taken any action (or knowingly failed to take any action) that had the effect of impairing, limiting or waiving any of its rights with regard to any Intellectual Property Asset.

(b)        For purposes of this Agreement, “Products” means those products and/or services and related documentation researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by a Seller. A complete list of the Products is provided on Schedule 2.16(b) attached hereto.

(c)        All Seller Intellectual Property Assets related to or used in connection with Citadel’s Hercules product were developed by Citadel or CT Holdings Enterprises, Inc.

2.17     Environmental Matters.

(a)        Except as described in Schedule 2.17: (i) each Seller has conducted the Business in compliance with all applicable Environmental Laws (as defined below), including by having all Permits required under any Environmental Law in connection with any aspect of the operation of the Business; (ii) no Citadel Entity has received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that any Citadel Entity may be in violation of, or liable under, any Environmental Law; (iii) no Person or property has been exposed to any Hazardous Substance, and no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on, to or from any Real Property or as a result of any activity of any Citadel Entity; (iv) no Citadel Entity, nor any of the Assets is subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law; (v) each Citadel Entity has satisfied and is currently in compliance with all financial responsibility requirements applicable to the operation of the Business and imposed by any Governmental Body under any Environmental Laws and (vi) there are no facts or circumstances likely to prevent or delay the ability of any Citadel Entity to comply, when required, with the European Directive 2002/96/EC on waste electrical and electronic equipment, European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment or other similar foreign and domestic statutes, laws, ordinances and regulations.

(b)        As used herein, “Environmental Law” means any federal, state, local or foreign Law, Permit, judgment, requirement or agreement with any Governmental Body relating to: (i) the protection, preservation or restoration of the environment; or (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances, in each case as amended and in effect on the date of the Closing.

(c)        As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or under any Environmental Law as of the Closing Date, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation, lead or polychlorinated biphenyls.

2.18     Competing Interests.   Except as described in Schedule 2.18, no Citadel Entity, nor, to the Knowledge of the Citadel Parties, any director, manager, officer or management level employee of any Citadel Entity, or any Affiliate of any Citadel Entity (each, a “Related Party”): (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any Seller (in respect of the Business) or that otherwise has material business dealings with any Citadel Entity (in respect of the

Business) other than ownership of less than five percent (5%) of the outstanding securities of any publicly traded entity or shares of a mutual fund, exchange traded fund, private equity fund or hedge fund; or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Citadel Entity under, any Business Contract or other business relationship or arrangement.

2.19     Illegal Payments or Activities.   No Citadel Entity nor any director, manager, officer, agent or employee of any Citadel Entity, or any Affiliate of any of the foregoing, has, directly or indirectly:  (a) used any funds of any Citadel Entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds of any Citadel Entity, or used any other funds to make any payment for the benefit of any Citadel Entity, in violation of applicable Law to foreign or domestic government officials or employees; (c) used any funds of any Citadel Entity, or used any other funds to make any payment for the benefit of any Citadel Entity, in violation of applicable Law or (d) taken any other action which would cause any Citadel Entity to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.20     No Misrepresentations.   The representations, warranties and statements made by each Citadel Party in or pursuant to this Agreement, together with the information disclosed in the Seller SEC Reports, are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make any information, in the aggregate, not misleading. Each Citadel Party has disclosed to Buyer all facts and information requested by the Buyer and all information that, to the Knowledge of the Citadel Parties, is material to the proposed purchase of the Assets and the Business and the assumption of the Assumed Liabilities.

2.21     Sufficiency of Consideration.   The Purchase Price will be sufficient to enable the Citadel Entities to pay in full all accrued or contingent liabilities of each of the Citadel Entities following the Closing, including each Citadel Entity’s portion of any Taxes due and other amounts owed as a result of the transactions contemplated by the Seller Documents, and, to the Knowledge of the Citadel Parties, to otherwise satisfy in full all actual or potential claims of creditors of each Citadel Entity.

2.22     No Involuntary Liquidation, Insolvency, Winding-Up.

(a)        Except as contemplated by this Agreement, no order has been made or petition presented, or resolution passed by the board of directors, members, partners, managers or stockholders of any Citadel Entity for the winding-up or liquidation of any Citadel Entity and there is not outstanding:

(i)         any petition or order for the winding-up of any Citadel Entity;

(ii)       any appointment of a receiver over the whole or part of the undertaking of assets of any Citadel Entity;

(iii)      any petition or order for administration of any Citadel Entity;

(iv)       any voluntary arrangement between any Citadel Entity and any of its creditors;

(v)        any distress or execution or other process levied in respect of any Citadel Entity which remains undischarged; or

(vi)       any unfulfilled or unsatisfied judgment or court order against any Citadel Entity.

(b)        No Citadel Entity is insolvent, nor will any Citadel Entity be rendered insolvent by the sale to Buyer of the Assets and the other transactions contemplated hereby and by the Seller Documents. As used in this section, “insolvent” means, with respect to a Citadel Entity, that the sum of the debts and other probable liabilities of such Citadel Entity exceeds or will exceed the present fair saleable value of such Citadel Entity’s assets. Immediately after the Closing, (i) each Citadel Entity will be able to pay its liabilities as they become due in the Ordinary Course of Business, (ii) each Citadel Entity will not have unreasonably small capital with which to conduct its business, (iii) each Citadel Entity will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened claims and litigation, final judgments against each Citadel Entity in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Citadel Entity will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Citadel Entity. The cash available to each Citadel Entity, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

2.23     Disclosure.   None of the information supplied or to be supplied by or on behalf of any Citadel Party for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC, will, at the time the Proxy Statement is mailed to the stockholders of Citadel, at the time of the Seller Stockholders’ Meeting or as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by any Citadel Party with respect to statements made or incorporated by reference therein based on information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement.

2.24     Bulk Transfer Laws.   There are no bulk transfer laws applicable to the transactions contemplated by this Agreement and the Seller Documents.

2.25     Product Warranties.   Each product manufactured, sold, leased, licensed or delivered by any Citadel Entity has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of the Citadel Parties, no Citadel Entity has liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any Citadel Entity giving rise to liability) for replacement or repair thereof or for other material damages in connection therewith that would constitute, individually or in the aggregate, a Material Event or that would reasonably be expected to result in a Material Adverse Change. No product manufactured, sold, leased, distributed, licensed or delivered by any Citadel Entity is subject to any guaranty, warranty, or other indemnity beyond (a) the Sellers’ applicable standard terms and condition of sale or lease, (b) those implied or imposed by the Uniform Commercial Code (as implemented in applicable jurisdictions where such Seller conducts business), or (c) those additional or different warranty terms granted by such Citadel Entity from to time that do not in the aggregate materially increase such Seller’s obligations or potential liability as compared to such Seller’s standard terms. Schedule 2.25 includes copies of the standard terms and conditions of license for each Seller and a list of all discontinued products of each Seller.

2.26     Various Agreements.   Except as set forth in Schedule 2.26,

(a)        The Citadel CEO has entered into the Independent Contractor Agreement.

(b)        All holders of Citadel’s outstanding preferred stock have entered into the Preferred Holder Agreement with Citadel, and no additional consent, agreement, waiver or other action is required from any of such holders (in their capacity as holders of preferred stock or otherwise) in connection with the consummation of the transactions contemplated hereby (including the subsequent distribution of the net proceeds hereof to the stockholders of Citadel on the terms set forth in this Agreement).

(c)        The Key Employees have entered into the Key Employee Offer Letters.

2.27     Settlement Agreements.   Each of the Persons listed on Schedule 2.27 has entered into one or more fully-executed settlement agreements with the applicable Citadel Party (subject only to the payment of money in connection with such settlement by the applicable Seller and other customary conditions to such agreements or settlements) or a court of competent jurisdiction has granted final approval of a settlement agreement with such Person.

2.28     Insurance Coverage.   Schedule 2.28 contains a list of the insurance policies currently maintained by any Citadel Party. Except as set forth on Schedule 2.28, there are currently no claims pending against a Citadel Party under any insurance policies currently in effect and covering the Assets, Business or employees of a Citadel Party, and all premiums due and payable with respect to the policies maintained by any Citadel Party have been paid to date. To the Knowledge of the Citadel Parties, there is no threatened termination of any such policies or arrangements.

2.29     Backlog.   The Sellers have a backlog of orders for the sale of their products and services as set forth in Schedule 2.29 (including deferred revenue). None of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the applicable Seller’s past practices and the Ordinary Course of Business.

2.30     Privacy of Customer Information.   Each Seller has commercially reasonable security measures in place to protect the consumer or customer information it receives through its websites or otherwise and which it stores in its computer systems from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

2.31     Distributors and Partners.

(a)        Schedule 2.31(a) sets forth the name of each distributor of each Seller (“Distributors”), together with the names of any Persons with which any Seller has a material strategic partnership or similar relationship (“Partners”).

(b)        No Distributor or Partner from or through which a Seller received more than $150,000 of customer orders during the year ended December 31, 2005 or more than $100,000 of customer orders during the period ended August 31, 2006 (each, a “Large Distributor or Partner”) has terminated or reduced its relationship with the Sellers or indicated to a Citadel Party (or, to the Knowledge of the Citadel Parties, to any other Person) that such Large Distributor or Partner intends to terminate or reduce its agreement or relationship  with the Company. No Large Distributor or Partner has, to the Knowledge of the Citadel Parties, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with a Seller or to decrease materially or limit its usage, purchase or distribution of the services or products of a Seller.

(c)        No Distributor or Partner has cancelled or otherwise terminated its relationship with a Seller or has materially decreased its usage or purchase of the services or products of a Seller, except (i) such events as, individually or in the aggregate, do not constitute a Material Event and have not and cannot reasonably be expected to result in a Material Adverse Change, or (ii) pursuant to Business Contracts that by their terms contemplate such termination or decrease.

2.32     Suppliers.   Within the last twelve months, neither the appliance vendor named on Schedule 2.32 nor any licensor of Intellectual Property Licenses-In (each, a “Citadel Licensor or Key Supplier”) has cancelled, materially modified, or otherwise terminated its relationship with a Seller, materially and unilaterally decreased its services, supplies or materials to a Seller, nor to the Knowledge of the Citadel Parties, have any plan or intention to do any of the foregoing, except to Business Contracts that, by their terms, contemplate such termination or decrease.

2.33     Fairness Opinion Provider.   The Special Committee of the Board of Directors of Citadel has received an opinion from ThinkEquity Partners LLC, to the effect that, as of such date, and subject to the qualifications, limitations and assumptions set forth therein, certain consideration to be received by the Citadel Parties pursuant to this Agreement is fair, from a financial point of view, to Citadel Parties.

2.34     Broker Fees.   Except as set forth on Schedule 2.34, no Citadel Entity has incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby.

2.35     [Intentionally Omitted]

2.36     Internal Controls.   Citadel has established, documented and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Citadel, (b) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Citadel are being made only in accordance with appropriate authorizations of management and the Board of Directors of Citadel and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Citadel. Neither Citadel nor Citadel’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Citadel, (ii) any fraud, whether or not material, that involves the management of Citadel or other employees of Citadel who have a role in the preparation of financial statements or the internal accounting controls utilized by Citadel or (iii) any claim or allegation regarding any of the foregoing.

2.37     Export Control Laws.   Each Seller conducts, and has at all times conducted, its export and reexport transactions in accordance with all applicable U.S. export and reexport controls, including the United States Export Administration Act and Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”) and sanctions, laws and regulations administered by the Office of Foreign Assets Control, and all other applicable import/export controls in other countries in which Seller conducts business. Without limiting the generality of the foregoing: (a) each Seller has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), (b) each Seller is in compliance with the terms of all applicable Export Approvals, (c) there are no pending or, to the Seller’s Knowledge, threatened claims against a Seller with respect to such Export Approvals,  (d) no Export Approvals for the transfer of export licenses to Buyer are required, or such Export Approvals can be obtained expeditiously without material cost.

2.38     [Intentionally Omitted]

2.39     Ordinary Course of Business.   The matters set forth in Schedule 2.39 are consistent with the Sellers’ operations conducted in the Ordinary Course of Business.

2.40     Remaining Proceeds.   As of the date hereof, to the Knowledge of the Citadel Parties, the Remaining Proceeds (as defined in Section 4.13(b)) will be sufficient to pay each holder of common stock of Citadel $0.52 per share in the aggregate.

2.41     2006 Reorganization.   The plan previously delivered to Parent and Buyer describing the restructuring of Citadel and its subsidiaries (the “2006 Reorganization”), prior to the date hereof, and the legal consequences related thereto (the “2006 Reorganization Description”) is complete and accurate in all material respects, and the 2006 Reorganization has been completed in a manner consistent with the 2006 Reorganization Description.

ARTICLE III
Representations and Warranties of Buyer

Each Buyer and Parent, jointly and severally, represents and warrants to the Citadel Parties as follows:

3.1        Organization.   Parent is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2        Authority.   Each of Buyer and Parent have all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer or Parent, respectively, in connection with or pursuant to this Agreement (with this Agreement, collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer or Parent of each Buyer Document to which such Person is a party has been duly authorized by all necessary action on the part of Buyer and Parent. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer or Parent, as applicable. This Agreement is, and, upon execution and delivery by Buyer or Parent, as applicable, at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer or Parent, as applicable, enforceable against Buyer or Parent, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

3.3        No Violation.   The execution, delivery and performance of the Buyer Documents by Buyer or Parent, as applicable will not conflict with or result in the breach of any term of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which Buyer or Parent is a party or by which Buyer or Parent is in any way bound or obligated that will prevent Buyer or Parent from consummating the transactions contemplated by this Agreement.

3.4        Governmental Consents.   No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Parent in connection with the sale and purchase of the Assets or any of the other transactions contemplated by this Agreement, except as required in connection with the HSR Act.

3.5        Disclosure.   None of the information supplied or to be supplied by or on behalf of Buyer or Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC, will, at the time the Proxy Statement is mailed to the stockholders of Citadel, at the time of the Seller Stockholders’ Meeting or as of the Closing Date, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Buyer or Parent with respect to statements made or incorporated by reference therein based on information supplied by the Citadel Parties for inclusion or incorporation by reference in the Proxy Statement.

3.6        Financing.   Buyer has or will have sufficient financial resources so as to enable Buyer to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.

3.7        Certain Proceedings.   There is no proceeding pending or currently threatened against Buyer or Parent that questions the validity of this Agreement or the right of Buyer or Parent to enter into, or to consummate the transactions contemplated hereby or by any of the Buyer Documents, nor are Buyer or Parent aware that there is any basis for the foregoing.

3.8        Brokers’ Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based on arrangements made by Buyer or Parent or any of their Affiliates, except such as will be paid by Parent or Buyer.

ARTICLE IV
Covenants and Agreements

4.1        Conduct of Business.   During the period from the date of this Agreement to the Closing, except as contemplated by this Agreement or otherwise approved in writing by Buyer, the Sellers shall carry on the Business in the Ordinary Course of Business in substantially the same manner as heretofore conducted, use their commercially reasonable best efforts to (i) preserve the goodwill of the Business, (ii) keep available the services of their current officers and employees and (iii) preserve their relationships with customers, suppliers, licensors, licensees, distributors, Governmental Bodies and others having business dealings with them pursuant to an Assumed Business Contract or that are otherwise material. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Closing, the Citadel Entities shall, except as set forth on Schedule 4.1, approved in writing by Buyer, or as otherwise expressly contemplated by this Agreement:

(a)        not take any of the actions set forth on Schedule 4.1(a);

(b)        following the date upon which the waiting period under the HSR Act expires or terminates (the “HSR Termination Date”), not take any of the actions set forth on Schedule 4.1(b);

(c)        not enter into any customer-specific product commitments, except in the Ordinary Course of Business;

(d)        after the HSR Termination Date, not enter into any customer-specific product commitments;

(e)        not enter into or amend any employment or severance agreement or any similar arrangement with any officer or director of a Citadel Entity;

(f)         after the HSR Termination Date, not enter into or amend any employment or severance agreement or any similar arrangement;

(g)        pay commissions to sales employees in a manner that differs from the Sellers’ Ordinary Course of Business;

(h)        not enter into or amend any agreement or arrangement that provides customers or any other third parties with enhanced rights or refunds of any nature upon a change of control or consummation of the transactions contemplated herein;

(i)         not increase the compensation of any officer or director of a Citadel Entity;

(j)         after the HSR Termination Date, not increase the compensation of any employee of a Citadel Entity or enter into a collective bargaining agreement covering the employees of a Citadel Entity;

(k)        maintain all insurance policies, all Assumed Permits and all other material rights or interests that are required to carry on the Business;

(l)         maintain their Books and Records concerning the Business and the Assets in the usual, regular and ordinary manner and consistent with past practices;

(m)      promptly notify Buyer of any Material Adverse Change;

(n)        promptly notify Buyer of the occurrence of any event described in Section 2.7;

(o)        except in the Ordinary Course of Business, not enter into any exclusive arrangements with any Person or any arrangements that include a “most-favored nation” or “equally-favored nation” provision;

(p)        not enter into any contract, license, agreement or arrangement or any series of related contracts, licenses, agreements or arrangements with any Person that is not terminable without liability within 30 days, except in the Ordinary Course of Business,

(q)        not make any change in, or terminate, any of its contracts or licenses with any Citadel Licensor or Key Supplier;

(r)        except in the Ordinary Course of Business, not make any change in, or terminate, any of its contracts or licenses with any Large Customer or Large Distributor or Partner;

(s)        after the HSR Termination Date, not make any change in, or terminate, any of its contracts or licenses with any Large Customer or Large Distributor or Partner;

(t)         not enter into any new line of business or materially expand the Business or relocate or terminate the operations of any office of a Citadel Entity;

(u)        except in the Ordinary Course of Business, not make any single capital expenditure in excess of $15,000 or capital expenditures which are in the aggregate in excess of $30,000, except as required by the terms of any Assumed Business Contract;

(v)        not subject any of the Assets to any Lien (other than Permitted Liens);

(w)       not engage in any transaction with any Related Party, other than (i) loans with the Citadel CEO or other stakeholders in Citadel or their Affiliates in amounts set forth in advance written notice to Buyer or (ii) as expressly provided for in this Agreement);

(x)        not declare, set aside, or pay a dividend or make any distribution with respect to any Citadel Entity’s equity securities or redeem, or purchase or otherwise acquire any Citadel Entity’s equity securities, other than pursuant to the Preferred Holder Agreement, the liquidation of any Non-Seller Subsidiary and the repurchase of shares of Citadel’s common stock from employees, officers, directors, consultants or other persons performing services for the Citadel Entities pursuant to agreements in effect on the date hereof under which Citadel has the right to repurchase such shares upon termination of services;

(y)        not incur, assume or guarantee any material amount of indebtedness for borrowed money (other than (i) pursuant to the Factoring Agreement in the Ordinary Course of Business and (ii) amounts advanced by the Citadel CEO or other stakeholders in Citadel or their Affiliates in amounts set forth in advance written notice to Buyer, which amounts set forth in both (i) and

(ii) will not be Assumed Liabilities), or make any material loans, advances or capital contributions to, or investments in, any other Person;

(z)        not sell, transfer, mortgage, encumber or otherwise dispose of any material properties, leases or assets to any Person or cancel, release or assign any indebtedness of any such Person, except in the Ordinary Course of Business and in amounts less than $15,000, individually or in the aggregate or as expressly provided for in this Agreement;

(aa)      not dispose of any assets listed on Schedule 2.3(a)(i), except in the Ordinary Course of Business;

(bb)     not take any action that would (or fail to take any action if such failure would) cause the condition set forth in Section 5.1(a) to be untrue as of any date after the date hereof;

(cc)      except as contemplated herein, not amend the certificate of incorporation, bylaws or other comparable charter or organizational documents of any Citadel Entity, other than immaterial amendments;

(dd)     not acquire any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part);

(ee)      except as otherwise provided herein (including on any schedule hereto) or as set forth on Schedule 4.1, not take any action to (x) increase or accelerate any rights or benefits under, fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan or (y) make any Person (after the date of this Agreement) a beneficiary of any retention or severance plan under which such Person is not as of the date of this Agreement a beneficiary that would entitle such Person to payments, vesting, acceleration or any other right as a consequence of (i) termination of such Person’s employment or service, (ii) consummation of the transactions contemplated by this Agreement (i.e., “single-trigger” rights), or (iii) the combination of the foregoing (i.e. “double-trigger” rights) (or amend any current arrangement or agreement that provides for such rights);

(ff)       not make any change in any method of accounting or accounting principles or practices of a Citadel Entity, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(gg)      not make or change any material Tax election or settle or compromise any Tax liability, claim, audit, assessment or refund;

(hh)     except as otherwise provided herein, not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Citadel Entity (except for the liquidation or dissolution of any Non-Seller Subsidiary);

(ii)       except as otherwise provided herein, not institute, settle, or agree to settle any material legal proceeding pending or threatened before any arbitrator, court or other Governmental Entity;

(jj)        not amend or alter the Preferred Holder Agreement in any respect;

(kk)     not export, reexport, support or take any other action that is prohibited by General Prohibition 10 under the Section 736.2(b)(1) of the EAR with respect to items that are known or believed to have been exported illegally from the United States, unless U.S. government authorization for such activities has been obtained; and

(ll)       not authorize, commit or agree to take any of the foregoing actions.

4.2        Access and Information.   The Citadel Parties will permit Parent and Buyer and their representatives to have reasonable access to each Citadel Party’s directors, managers, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the Business and the Assets during normal business hours and will furnish to Parent and Buyer such non-privileged information, financial records and other documents relating to the Business or the Assets as Parent or Buyer may reasonably request. The Citadel Parties will permit Buyer, Parent and their representatives reasonable access to each Citadel Party’s accountants and auditors, and, upon advance approval by the applicable Citadel Party (such approval not to be unreasonably withheld or delayed), such Citadel Party’s customers and suppliers for consultation or verification of any information obtained by Buyer or Parent, and will use all commercially reasonable efforts to cause such Persons to cooperate with Buyer, Parent and their representatives in such consultations and in verifying such information. The Citadel Parties will have the right to participate in any contact with such Persons.

4.3        Supplemental Disclosure.   At least two days prior to Closing but no more than four days prior to Closing the Citadel Parties shall (i) supplement or amend each of the Schedules identified in Article II hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in such Schedules hereto (provided that no Schedule that qualifies a representation or warranty that speaks as of a particular date needs to be updated to reflect changes thereto since such date) and (ii) use commercially reasonable efforts to provide such updates in a form (such as a blackline from the versions thereof attached hereto) that clearly shows the manner in which such Schedules have been updated; provided, that for purposes of determining whether a breach exists with respect to any of the representations and warranties hereunder, any such supplemental or amended disclosure will not be deemed to have been disclosed to Parent or Buyer unless Parent otherwise expressly consents in writing. Following receipt of such supplemented or amended Schedules of the Citadel Parties, Buyer and Parent shall provide, prior to or at Closing, an updated schedule of Assumed Business Contracts, Excluded Business Contracts (provided that Buyer and Parent may not amend such schedules to cause any of the customer contracts currently identified on Schedule 4.3 to be Excluded Contracts), Assumed Permits, Excluded Permits and Excluded Assets. Each party will reasonably cooperate to complete such updated schedules as soon as is commercially reasonable.

4.4        Regulatory Filings; Reasonable Efforts.

(a)        Each Citadel Party on the one hand and Buyer and Parent on the other hand shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, any Law applicable to the transactions contemplated herein, and as promptly as practicable after the date hereof (subject to the penultimate sentence of this Section 4.4(a)), each shall make all filings reasonably determined by the parties to be required by any Governmental Body in connection with the transactions contemplated herein, including, (i) Notification and Report Forms (the “HSR Forms”) with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act, and (ii) any other comparable filing that will, if not filed, materially impair the ability of the parties to close the transactions contemplated herein. In addition, each party will cause all documents that it is responsible for filing with any Governmental Body under this Section 4.4 to comply in all material respects with all applicable Laws. The parties shall coordinate their initial filing of the HSR Forms with the FTC and the DOJ so that such filings are made on the same day. Unless otherwise agreed by Parent and Buyer in writing, the parties will request early termination of the waiting period under the HSR Act.

(b)        Each Citadel Party on the one hand and Buyer and Parent on the other hand agrees that it shall promptly supply the other with any information that may be required in order to (i) effectuate any filings or applications pursuant to Section 4.4(a) and any amendments or supplements thereto, (ii) respond to any requests for any additional information and documentary materials from any Governmental Body or (iii) otherwise comply with any Laws. Except where prohibited by applicable Laws, and subject to any confidentiality agreement between the parties, each shall consult with the other prior to taking a position with respect to any such filing, amendment, supplement or response and shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any investigations or proceedings in connection with the transactions contemplated herein (including under any antitrust or fair trade Law), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the transactions contemplated herein, provided that with respect to any such filing, presentation or submission, each party need not supply the other parties with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such filing, presentation or submission.

(c)        Each Citadel Party on the one hand and Buyer and Parent on the other hand agrees that it will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 4.4(a), each party, as the case may be, will promptly inform the other of such occurrence and cooperate with the other in filing with the applicable Governmental Body such amendment or supplement.

(d)        Each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (subject in each case to Citadel’s right to terminate this Agreement in accordance with Section 4.7(e), subject to compliance with Section 9.2), including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Bodies and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Bodies, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(e)        Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Buyer or Parent or any subsidiary or Affiliate thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

4.5        Publicity.   Except as required by applicable Laws, neither any Citadel Party nor any Affiliate of any Citadel Party will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of Parent; provided, however, if any such press release or public announcement is so required, Citadel will allow Parent to review and comment on such disclosure. Except as required by applicable Laws, neither Parent nor Buyer nor any Affiliate of Parent or Buyer will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of Citadel; provided, however, if any such press release or public announcement is so required, Parent will allow Citadel to review and comment on such disclosure. Immediately following the execution and delivery of this Agreement, each of Citadel and Parent will issue press releases in forms mutually agreeable to Citadel and Parent.

4.6        Transaction Costs.   Buyer and Parent will pay all transaction costs and expenses (including legal, accounting and other professional fees) that they incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Each of Citadel and Parent will write a check to the appropriate Governmental Body for one-half of the filing fees required in connection with this Agreement under the HSR Act. The Citadel Parties will pay all transaction costs and expenses (including legal, accounting and other professional fees) that the Citadel Parties incur in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and any transfer Taxes (including sales and use Taxes) incurred as a result of the transactions contemplated hereby.

4.7        No-Shop Provisions.

(a)        From and after the date hereof, each Citadel Party agrees:

(i)         that it and its subsidiaries shall not, nor shall it or its subsidiaries authorize or knowingly permit any director, officer or employee of such Citadel Party or any of its subsidiaries or any investment banker, attorney, accountant or other Affiliate, advisor or other representative or agent of such Citadel Party or any of its subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information which has not been publicly disseminated), or take any other action knowingly to facilitate, any Takeover Proposal (as defined in Section 4.7(g)) or engage or participate in any discussions or negotiations concerning a Takeover Proposal other than a Takeover Proposal made by Buyer or Parent; and

(ii)       that it shall immediately cease and cause to be terminated any existing discussions or negotiations with any third Persons conducted heretofore with a view to formulating a Takeover Proposal and shall seek to have returned to such Citadel Party, or destroyed, any confidential information that has been provided in any such discussions or negotiations.

(b)        Notwithstanding Section 4.7(a), at any time prior to obtaining the Stockholder Approval (as defined in Section 5.1(i)), Citadel may, in response to a Takeover Proposal that is a Superior Proposal (as defined in Section 4.7(i)):

(i)         furnish information with respect to Citadel and its subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement (except that such confidentiality agreement shall (x) contain substantially the same terms (or terms no less favorable to Citadel) as those contained in the Mutual Non Disclosure Agreement between Citadel and Parent signed by Citadel on

July 12, 2005 and by Parent on July 15, 2005 (the “Existing NDA”) and (y) permit Citadel to provide information to Buyer and Parent as required to comply with this Section 4.7); provided that all such information that is provided to such Person shall be provided on a prior or concurrent basis to Buyer and Parent);

(ii)       request information with respect to the Person making such Takeover Proposal for the purpose of the Board of Directors of Citadel informing itself about the Superior Proposal that has been made and the Person that made it; and

(iii)      participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(c)        Citadel shall promptly advise Buyer and Parent in writing of (i) any request for confidential information in connection with a Takeover Proposal, (ii) any Takeover Proposal, including a Superior Proposal, (iii) the material terms and conditions of such request or such Takeover Proposal, (iv) the identity of the Person making such request or such Takeover Proposal, (v) any requests made by Citadel for information about the Takeover Proposal or the Person that made it and (vi) whether Citadel’s Board of Directors believes such Takeover Proposal to be a Superior Proposal, and Citadel shall keep Buyer promptly advised of all significant developments in respect of such Takeover Proposal.

(d)        Neither the Board of Directors of Citadel nor any committee thereof shall:

(i)         withdraw (or qualify or modify in a manner adverse to Buyer or Parent) or propose publicly to withdraw (or qualify or modify in a manner adverse to Buyer or Parent) the approval, recommendation or declaration of advisability by the Board of Directors of Citadel or any committee thereof of this Agreement or any of the transactions contemplated by this Agreement, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by Parent or Buyer) (each such action being referred to herein as an “Adverse Recommendation Change”), unless the members of the Board of Directors of Citadel has determined that a competing Takeover Proposal is a Superior Proposal;

(ii)       adopt or approve, or publicly propose to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by Buyer or Parent);

(iii)      cause or permit Citadel to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other agreement constituting or related to any Takeover Proposal (each such agreement, other than a confidentiality agreement referred to in Section 4.7(b), is referred to as an “Acquisition Agreement”)); or

(iv)       agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence.

(e)        Notwithstanding Section 4.7(d), at any time prior to obtaining the Stockholder Approval, the Board of Directors of Citadel may, in response to a Superior Proposal, terminate this Agreement and concurrently or promptly thereafter enter into an Acquisition Agreement.

(f)         Notwithstanding Section 4.7(e):

(i)         Citadel shall not so terminate this Agreement unless Citadel shall have complied with all the provisions of this Section 4.7, including the notification provisions in Section 4.7(c), and with all applicable requirements of Section 9.2(b) (including the payment of the Termination Fee (as defined in Section 9.2(b)(i) prior to or concurrently with such termination); and

(ii)       Citadel shall not exercise its right to so terminate this Agreement until the earlier of (x) the fifth business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from Citadel advising Buyer and Parent that the Board of Directors of Citadel has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the Person making such Superior Proposal and stating that the Board of Directors of Citadel intends to exercise its right to so terminate this Agreement (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal or the submission by Buyer or Parent of a counteroffer to the Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period) or (y) Citadel’s receipt of Parent’s written notice that it will not make a counteroffer to the Superior Proposal.

(g)        The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, asset purchase, stock purchase, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue or assets of Citadel and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of capital stock of, or other equity or voting interests in, Citadel.

(h)        Consummation of any transaction or series of transactions described in the definition of “Takeover Proposal” is referred to herein as a “Takeover Transaction.”

(i)         The term “Superior Proposal” means any bona fide written Takeover Proposal that was unsolicited, made after the date of this Agreement, and not otherwise in breach of this Agreement and that the Board of Directors of Citadel determines, in its good faith judgment and after consultation with a financial advisor of nationally recognized reputation and taking into account the Person making the offer, the consideration offered, the likelihood of consummation, the legal, financial and regulatory aspects of the offer as well as any other factors deemed relevant by the Board of Directors of Citadel to be more favorable from a financial point of view to the stockholders of Citadel, taking into account any changes to the terms of this Agreement offered by Parent and Buyer in response to such Superior Proposal or otherwise, and which, if consummated, would result in (i) the acquisition by the party making such Takeover Proposal of, directly or indirectly, 50% or more of the voting power of Citadel’s common stock or 50% or more of the assets of Citadel and its subsidiaries, taken as a whole, or (ii) a direct merger by the party making such Takeover Proposal with Citadel, in either case providing for consideration to Citadel’s stockholders consisting of cash and/or securities (it being understood that securities retained by Citadel’s stockholders be included for purposes of this determination).

4.8        Nondisclosure.   Each Citadel Party, Buyer and Parent agree to comply with, and to cause their subsidiaries and representatives to comply with, the Existing NDA, which shall remain in full force and effect.

4.9        Employee Matters.

(a)        Parent (or a subsidiary thereof) will make an offer of employment to each of the employees of a Seller listed on Schedule 4.9(a) (to be provided by Buyer at least 3 and no more than 7 days before the Closing Date) to become at-will employees of Parent or a subsidiary thereof. All employees of a Citadel Party as of the Closing Date who are not listed on Schedule 4.9(a), as updated as of the Closing Date, are referred to herein as “Non-Transferred Employees.”  The employees listed on Schedule 4.9(a)(i) (which may not be updated after the date hereof without the consent of Citadel) are referred to herein as the “Key Employees.”  Each Key Employee has agreed to employment with Parent pursuant to a Key Employee Offer Letter, the effectiveness of which is contingent on and subject to the Closing. Each employee to whom an offer of employment is made by Parent or a subsidiary thereof and who accepts such offer shall become an employee of Parent or such subsidiary on the first business day following the Closing (such individuals are hereinafter referred to as “Transferred Employees”).

(b)        Parent or a subsidiary will offer all Transferred Employees compensation packages (including employee benefit plans, programs and arrangements) that are consistent with Parent’s standard practices for similarly situated employees. Parent shall recommend to its Board of Directors that each Transferred Employee be granted a stock option to purchase shares of Parent’s common stock for an amount of stock consistent with Parent’s standard practices for similarly situated employees of Parent and its subsidiaries at an exercise price equal to the fair market value of such common stock on the date of grant. At Parent’s sole discretion, Parent may provide for other retention bonuses and other incentive arrangements for one or more Transferred Employees.

(c)        Sellers will be responsible for providing continuation coverage as required by Section 4980B of the Code or similar requirements of state law (“COBRA Continuation Coverage”) for all Non-Transferred Employees and their dependents and former employees of a Citadel Party and their dependents, and Buyer will be responsible for COBRA Continuation Coverage for all Transferred Employees and their dependents where the qualifying event as defined in Section 4980B of the Code (the “Qualifying Event”) occurs after the Closing Date.

(d)        The Transferred Employees will, as of the Closing Date, cease to be active participants in any Employee Benefit Plan that is intended to meet the requirements of Section 401(a) of the Code in accordance with the terms of such plan, and the Citadel Parties will take all action necessary to cause the Transferred Employees to become fully vested in their benefits under each such plan.

(e)        Citadel shall take all action necessary to vest in full as of the Closing Date all outstanding stock options, restricted stock or similar awards, if any, granted to Transferred Employees before the Closing Date and to allow Transferred Employees to exercise such options upon a Change of Control (as defined in the applicable plan).

(f)         As of or prior to the Closing Date, any and all agreements, or arrangements providing for Change of Control Payments to any Transferred Employee (other than such agreements or arrangements respecting the vesting of restricted stock, options or the termination of options held by such Transferred Employees, payments made with respect to termination of options or payments of the exercise price of any such options pursuant to agreements in effect on the date hereof) will be terminated and no Citadel Party will be obligated to make any such payments to any Transferred Employee in connection with the transactions contemplated herein.

(g)        Contemporaneously with the Closing or at the next regular payroll date, Sellers shall: (i) pay to each Transferred Employee all amounts such employee would have received from a Seller under any Seller incentive or performance bonus plan pro-rated for such employee’s term of service during 2006 (including, if the Closing occurs after October 30, 2006, all pro-rated amounts through the Closing Date payable pursuant to the plans described on Schedule 2.13(a)(14-(15)); (ii) pay each Transferred Employee for such employee’s unused vacation time accrued but unpaid as of the Closing Date; and (iii) pay each Transferred Employee all wages accrued but unpaid as of the Closing Date (collectively, the “Transferred Employee Final Payments”).

(h)        From and after the Closing Date, Buyer (or any legal successor) will have sole discretion over the promotion, retention, termination and other terms and conditions of the employment of the Transferred Employees.

(i)         This Section 4.9 is an agreement solely between the Citadel Parties, Buyer and Parent. Nothing in this Section 4.9, whether express or implied, shall be considered to be a contract between the Citadel Parties, Buyer or Parent and any other Person, or shall confer upon any employee of a Citadel Party, any employee of Buyer, any Transferred Employee or any other Person, any rights or remedies that such Person did not already have, including, (i) any right to employment or recall, (ii) any right to continued employment of any specified Person, or (iii) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

4.10     Tax Information.   Each Citadel Party, on the one hand, and Buyer and Parent, on the other hand, will provide the other party with such cooperation and information as each of them reasonably may request of the other in filing any return, amended return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the Business or the Assets. Such cooperation and information shall include providing copies of relevant returns of Taxes, or portions thereof, imposed upon or related to the Assets, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each Citadel Party hereby consents to and grants the right to each of Buyer and Parent to speak with, and obtain information from, any third-party provider of tax or accounting services to any Citadel Party following the Closing and hereby waives in favor of each of Buyer and Parent any rights of confidentiality that such providers may owe to any Citadel Party, provided that, before the dissolution of Citadel, this sentence will not require any Citadel Party to cause such third parties with which a Citadel Party has an attorney-client relationship to provide any information that is protected by such attorney-client privilege.

4.11     Proxy Statement.

(a)        As promptly as reasonably practicable following the execution and delivery of this Agreement by all parties hereto, Citadel shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) to be sent to Citadel’s stockholders soliciting their adoption and approval of (i) this Agreement and the transactions contemplated hereby, (ii) the Name Changes (as defined in Section 4.14), and (iii) the liquidation, dissolution and winding-down of Citadel’s business after the Closing in a manner providing for full payment to or adequate provision for all creditors of any Citadel Party and otherwise in accordance with all applicable terms of this Agreement and applicable Laws (the “Wind-Down,” and with the matters identified in Section 4.11(a)(i)-(iii), the “Stockholder Approval Matters”). The Proxy Statement shall describe Citadel’s intention to distribute the net proceeds of the transactions contemplated herein to its stockholders within the time period specified therein and shall specify a range of the expected cash amount per share that each stockholder of Citadel is expected to receive upon such distribution based upon Citadel’s good faith estimation of the Remaining Proceeds (as defined in Section 4.13(b)) as set forth in Schedule 4.13(b). Citadel shall provide draft Proxy Statements to Parent and use commercially reasonable efforts to accept Parent’s comments related thereto.

(b)        Citadel shall use its commercially reasonable efforts to respond to any comments of the SEC, and to cause the Proxy Statement to be mailed to Citadel’s stockholders at the earliest practicable time. Citadel will notify the Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the

Proxy Statement, or for additional information, and will supply Buyer with copies of all correspondence between Citadel and the SEC or its staff with respect to the Proxy Statement.

(c)        Citadel shall use its best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.11 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The information included in the Proxy Statement, at the time of mailing, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.12     Meeting of Citadel’s Stockholders.

(a)        As promptly as practicable after execution of this Agreement by the parties hereto, Citadel will take all action necessary in accordance with applicable law and Citadel’s certificate of incorporation and bylaws to convene a meeting (the “Citadel Stockholders’ Meeting”) of Citadel’s stockholders to consider adoption and approval of the Stockholder Approval Matters. The Citadel Stockholders’ Meeting shall be held as promptly as practicable. Subject to Section 4.12(e) hereof, Citadel will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Stockholder Approval Matters and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by its certificate of incorporation, its bylaws or applicable Law to obtain such approvals.

(b)        Notwithstanding anything to the contrary contained in this Agreement, Citadel may adjourn or postpone the Citadel Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Citadel’s stockholders in advance of a vote, or if as of the time for which Citadel’s Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Citadel’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Citadel Stockholders’ Meeting.

(c)        Citadel shall ensure that the Citadel Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Citadel in connection with the Citadel Stockholders’ Meeting are solicited, in compliance with applicable law and the certificate of incorporation and bylaws of Citadel. Citadel’s obligation to call, give notice of, convene and hold the Citadel Stockholders’ Meeting in accordance with this Section 4.12 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Citadel of any Takeover Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Citadel with respect to this Agreement and/or the transactions contemplated hereby.

(d)        Subject to Section 4.12(e): (i) the Board of Directors of Citadel shall recommend that Citadel’s stockholders vote in favor of the adoption and approval of the Stockholder Approval Matters; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Citadel has recommended that Citadel’s stockholders vote in favor of the Stockholder Approval Matters; and (iii) neither the Board of Directors of Citadel nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of the Board of Directors of Citadel that Citadel’s stockholders vote in favor of the adoption and approval of the Stockholder Approval Matters.

(e)        Nothing in this Agreement shall prevent the Board of Directors of Citadel from withholding, withdrawing, amending or modifying its recommendation in favor of the transactions contemplated hereby if a Superior Proposal is made to Citadel and is not withdrawn.

4.13     Post-Closing Payment of Citadel Party Liabilities.

(a)        Following the Closing, the Citadel Parties will fully pay or otherwise discharge in full all Liabilities of any Citadel Party except the Assumed Liabilities. Schedule 4.13(a) sets forth all such Liabilities of each Citadel Party (the “Wind-Down Obligations”), and, based upon information currently known to the Citadel Parties, the Citadel Parties’ reasonable good-faith estimate as to the dollar amount attributable to each of the Wind-Down Obligations, the Citadel Parties’ reasonable good-faith estimate as to the aggregate dollar amount attributable to all of the Wind-Down Obligations (the “Wind-Down Cost Estimate”), a brief description of the Citadel Parties’ plan to discharge each Wind-Down Obligation including a reasonable good-faith estimate of the timing for the payment of each Wind-Down Obligation, and a reasonable good-faith estimate of the Remaining Proceeds (as defined below).

(b)        After paying or setting aside funds for payment of the Wind-Down Obligations, Citadel will cause all remaining proceeds from the sale of the Assets to Buyer (the “Remaining Proceeds”) to be distributed to the stockholders of Citadel in accordance with all applicable Laws; provided that:

(i)         during the period from the Effective Time until the date that is 30 days following the Closing Date (the “Indemnification Period”), Citadel will set aside and not distribute to its stockholders $3,000,000 in addition to the funds set aside for payment of the Wind-Down Obligations for the exclusive purpose of fulfilling its obligations under Section 6.1 (the “Indemnification Reserve”) (in addition to any amounts set forth pursuant to Section 4.13(b)(ii) and (iii));

(ii)       in addition to the Indemnification Reserve contemplated by Section 4.13(b)(i), during the Indemnification Period and thereafter, Citadel will set aside, exclusively for purposes of fulfilling its obligations under Section 6.1(d), and not distribute to its stockholders the amount (which may be zero) necessary to meet its obligations for COBRA Continuation Coverage (which amount must be no less than the COBRA Amount (as defined in Section 4.13(c)) to fulfill its obligations under Section 4.9(c) (the “COBRA Reserve”); provided, however, this obligation will expire when Citadel delivers a certificate identified in Section 4.13(b)(v) demonstrating that Citadel Parties have no and will have no liability for COBRA Continuation Coverage;

(iii)      in addition to the Indemnification Reserve contemplated by Section 4.13(b)(i) and the COBRA Reserve contemplated by Section 4.13(b)(ii), during the Indemnification Period and thereafter until the Citadel Parties’ indemnification obligations under Section 6.1(e) expire pursuant to Section 6.3(d), Citadel will set aside and not distribute to its stockholders $540,000 exclusively for purposes of fulfilling its obligations under Section 6.1(e) (the “Additional Reserve”); provided, however, this obligation will expire when the related indemnification obligation expires in accordance with Section 6.3(d);

(iv)       if any Buyer Party (as described in Section 6.1) has given Citadel notice of any Claim (as defined in Section 6.4) during the Indemnification Period for Losses (as defined in Section 6.1), Citadel will not distribute any amount to its stockholders unless it retains a sufficient amount of cash, not to exceed the Indemnification Reserve, exclusively to pay the dollar amount of such Claim as well as all other Wind-Down Obligations; and

(v)        prior to each distribution to its stockholders, Citadel must deliver a certificate, signed by a senior officer of Citadel on behalf of Citadel, specifically indicating that, following such distribution, the Citadel Parties will have enough cash or cash equivalents to satisfy their Wind-Down Obligations, pay any Liabilities in connection with the California

Tax Audit as defined in Schedule 2.8, maintain the COBRA Reserve (if applicable), maintain the Additional Reserve (if applicable) and, during the Indemnification Period, maintain the Indemnification Reserve; such certificate shall also: (i) identify the number of Persons who have elected COBRA Continuation Coverage, (ii) the number of Persons who are eligible for COBRA Continuation Coverage but has not yet elected, and (iii) provide an actuarial analysis of Citadel’s estimated remaining liability, which may be zero, for COBRA Continuation Coverage (the “COBRA Amount”).

(c)        The Citadel CEO shall be permitted to remain as an officer of Citadel to oversee the winding-down of the business of the Citadel Parties and the Citadel distributions contemplated by this Agreement.

4.14     Name Changes.   No later than the fifth (5th) business day following the Closing, Sellers will each, and Citadel will cause each Non-Seller Subsidiary to, file all documents necessary to change their respective names (including any dba’s and including qualifications in all jurisdictions) to a name bearing no similarity to “Citadel Security Software Inc.” (the “Name Changes”). Citadel will also change its name for purposes of any trading market or exchange on which the Citadel common stock trades and will change its name on all SEC reports filed after the effectiveness of the change of Citadel’s name.

4.15     Access to Records.   From and after the Closing Date, each Citadel Party shall afford to Buyer and, upon request, Buyer’s counsel, accountants and other representatives, reasonable access at reasonable times and occasions to access and inspect information not included in the Assets and relating to the Assets, the Business, any Transferred Employee, any Non-Seller Subsidiary or a claim by any Buyer Party (as defined in Section 6.1) for indemnification pursuant to Section 6.1. After the Closing Date, Buyer shall afford to each Citadel Party and, upon request, such Citadel Party’s counsel, accountants and other representatives, reasonable access at reasonable times and occasions to access and inspect information previously provided to Buyer from such Citadel Party relating to the Assets, Books and Records that related to periods before the Closing Date or a claim by any Seller Party (as defined in Section 6.2) for indemnification pursuant to Section 6.2.

4.16     Voluntary Self-Disclosure Proceedings.   From and after the Closing Date, the Citadel Parties shall continue to take all necessary actions to complete, in accordance with the EAR, the voluntary self-disclosure proceedings initiated pursuant to Section 5.1(p), including cooperating with Parent as reasonably requested by Parent and responding to any follow-up requests by any Governmental Body.

4.17     Parent’s Certificate.   At least 3 days and no more than 7 days before the date of the Stockholder Meeting, Buyer and Parent will deliver to the Citadel Parties a certificate executed by an officer of Parent on behalf of Buyer and Parent, in the form attached hereto as Exhibit O.

4.18     Third Party Consents.   The parties will use commercially reasonable efforts to obtain the consents, waivers, approvals, assignments or other matters identified on Schedule 5.2(d)(i) and (ii) (which covenant will survive the Closing).

4.19     Dissolution of Citadel.   Following the Closing, Citadel and its subsidiaries may dissolve in accordance with applicable Laws, and in connection therewith, Citadel may contribute its remaining assets to a liquidating trust for the purpose of facilitating its complete wind-down and dissolution in accordance with applicable law; provided that, such liquidating trust must agree with Parent, Buyer and each Citadel Party, in a duly executed and delivered, binding writing instrument, in a form acceptable to Parent and Buyer, to assume and be fully bound by the terms of each Seller Document (including this Agreement) as if such liquidating trust was each Citadel Party that is a party to such Seller Document, and further provided that, such agreement and assumption will not release, and will not be deemed to release, any Citadel Party from its obligations under such Seller Documents unless such Citadel Party has been fully and finally liquidated in accordance with applicable Laws.

ARTICLE V
Closing Conditions

5.1        Conditions to Obligations of Buyer.   The obligations of Parent and each Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Parent or a Buyer in writing:

(a)        All representations and warranties of the Citadel Parties contained in this Agreement shall have been true and correct when made and shall be true and correct in all respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except (i) for changes contemplated by this Agreement and (ii) for such changes that, individually and in the aggregate, do not constitute a Material Adverse Change (provided that any updates made pursuant to Section 4.3 and any materiality, Material Event and Material Adverse Change qualifiers shall be disregarded for purposes of such assessment, and representations and warranties that address matters as of a specific date shall be true and correct as of such date).

(b)        The Citadel Parties have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing and shall have delivered all items required to be delivered by the Citadel Parties pursuant to Sections 1.7 and 4.3.

(c)        All governmental consents, approvals, orders or authorizations have been obtained and all necessary contractual or governmental notices have been given.

(d)        The Citadel Parties shall have obtained all consents, waivers, approvals, assignments or other matters required by or with regard to the Business Contracts, Assumed Permits or other matters, each in form reasonably acceptable to Buyer, set forth on Schedule 5.1(d)(i). For avoidance of doubt, if any payment or other consideration is required to obtain any such consents, waivers, approvals, assignments or other matters, such payments or other consideration shall be solely the responsibility of Citadel.

(e)        90% of the employees of the Sellers listed on Schedule 4.9(a) as of the date hereof (without giving effect to any update contemplated in Section 4.9(a)) shall have accepted and not rescinded offers of employment with Parent or a subsidiary thereof, effective as of the Closing, and all of the Key Employees shall have accepted and not rescinded offers of employment with Parent or a subsidiary thereof.

(f)         Citadel will have accelerated the vesting of all then outstanding stock options, shares of restricted stock or similar employee awards of Citadel to be exercisable in full as of and following the Closing.

(g)        As of the Closing Date, there will be no pending or threatened litigation by any Person (other than Parent, a Buyer or an Affiliate thereof) seeking to enjoin any aspect of the operation of the Business or the consummation of the transactions contemplated by this Agreement, or otherwise affecting the Business or the Assets.

(h)        As of the Effective Time there will not have occurred any Material Adverse Change since the date hereof.

(i)         The Stockholder Approval Matters shall have been approved by the requisite vote under applicable Laws and the certificate of incorporation and bylaws of Citadel, by the stockholders of Citadel (the “Stockholder Approval”).

(j)         The Citadel Parties have delivered to Buyer executed UCC Termination Statements from third Persons or other releases satisfactory to Buyer to evidence the release of any Liens on the Assets identified on Schedule 5.1(d).

(k)        [Intentionally Omitted].

(l)         The Preferred Holder Agreement shall be in full force and effect and shall not have been rescinded or materially altered by the parties thereto, nor shall Citadel have any Knowledge of any intention to do so.

(m)      The Key Employee Offer Letters and the Independent Contractor Agreement shall be in full force and effect (unless rescinded or altered unilaterally by Parent), and neither the Citadel CEO nor any Key Employee shall have rescinded or materially altered any such agreement.

(n)        The waiting period under the HSR Act applicable to the consummation of the transactions contemplated under this Agreement shall have expired or been terminated and no action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall have not been withdrawn or terminated.

(o)        Sellers shall have submitted encryption review requests to the Bureau of Industry of Security (“BIS”), U.S. Department of Commerce and the National Security Agency in accordance with Sections 740.17 and/or 742.15 of the EAR for all of its encryption products that require such technical review, and shall have delivered date-stamped copies of such filings to the Buyer, and for each such filing at least 30 days shall have lapsed during which such filing was not on “Hold Without Action” at BIS.

(p)        Sellers shall have commenced an investigation into any possible exports of its encryption products not in accordance with EAR during the five years preceding the Effective Time, and shall have submitted an initial voluntary self-disclosure notification to BIS in accordance with Section 764.5(c)(2) of the EAR, disclosing all suspected violations of the EAR, to the reasonable satisfaction of Parent, at least seven days prior to the Closing, and shall have delivered a date-stamped copy of the submission to the Buyer.

(q)        Sellers shall have delivered to Buyer a copy of all Tax records of any Citadel Party related to the Business or the Assets.

(r)        Citadel shall have paid in full amounts owed or alleged be owed in connection with the matters described in Schedule 2.8(a,b).

(s)        The Sellers have delivered to Buyer a closing certificate, substantially in the form of Exhibit P to this Agreement, executed by a senior officer of Citadel on behalf of Citadel, which will include certification as to (i) the satisfaction of the conditions set forth in Sections 5.1(a) through (r), (ii) the matters identified in Section 1.5(b), and (iii) to the effect that the Citadel is able to pay the Wind-Down Obligations after the Closing and that Citadel intends to do so in a manner consistent with the disclosure set forth in the Proxy Statement.

(t)         Sellers have delivered to Buyer a certificate of the Secretary of Citadel, substantially in the form of Exhibit Q to this Agreement.

(u)        Sellers, Buyer and Parent shall have completed and delivered the updated Schedules described in Section 4.3.

(v)        Sellers shall have executed and delivered to Buyer a transition services agreement in the form attached hereto as Exhibit R (“Transition Services Agreement”).

(w)       Each Citadel Party will deliver to Buyer a certificate of good standing for each jurisdiction in which such Citadel Party is required to be qualified to do business as set forth on Schedule 2.1 issued by the applicable Governmental Body for such jurisdiction (including a certificate of good standing for Citadel Sub in the State of Texas).

5.2        Conditions to Obligations of the Sellers.   The obligations of the Sellers under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Citadel in writing:

(a)        All representations and warranties of Buyer and Parent contained in this Agreement are true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing, except (i) for changes contemplated by this Agreement, (ii) any representations and warranties that address matters as of a specific date shall be true and correct as of such date and (iii) for such changes as do not, individually or in the aggregate, materially and adversely affects the ability of the parties hereto to consummate the transactions contemplated hereby.

(b)        Parent and Buyer have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing and shall have delivered all items required to be delivered by a Buyer or Parent pursuant to Section 1.7.

(c)        The Stockholder Approval Matters shall have been duly approved by the requisite vote under applicable Laws and the certificate of incorporation and bylaws of Citadel, by the stockholders of Citadel.

(d)        All necessary governmental consents, approvals, orders or authorizations have been obtained and all necessary governmental notices have been given.

(e)        Buyer shall have delivered an updated Schedule 4.9(a) to Citadel.

(f)         The waiting period under the HSR Act applicable to the consummation of the transactions contemplated under this Agreement shall have expired or been terminated and no action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the consummation of the transactions contemplated hereby, which action shall have not been withdrawn or terminated.

(g)        As of the Closing Date, there will be no pending or threatened litigation by any Person (other than a Citadel Party or an Affiliate thereof) seeking to enjoin the consummation of the transactions contemplated by this Agreement.

ARTICLE VI
Indemnification

6.1        Indemnification of Buyer and Parent.   Notwithstanding any investigation by Buyer or Parent or their representatives, if the Closing occurs, each Citadel Party will, jointly and severally, indemnify, defend and hold Buyer, Parent, their Affiliates and their respective directors, managers, officers, employees and agents (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”) that any Buyer Party may suffer or incur as a result of or relating to:

(a)        the breach of any representation or warranty made by any Citadel Party in this Agreement or any certificate or document delivered pursuant hereto (other than Excluded Breaches, as defined below);

(b)        the breach of any covenant or agreement made by any Citadel Party in this Agreement or pursuant hereto;

(c)        costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees arising out of any allegation by a third party that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by any Citadel Party in this Agreement or any certificate or document delivered pursuant hereto;

(d)        COBRA Continuation Coverage for any Non-Transferred Employee or dependent thereof or any former employee of a Citadel Party and/ or dependent thereof;

(e)        Any state Tax liability relating to consummation of the transaction contemplated hereby or arising from the assets of any Citadel Party or the activities and operations of any Citadel Party with respect to any period occurring before the Effective Time; or

(f)         any Liability of any Citadel Party, known or unknown, other than the Assumed Liabilities, including any Litigation or other third person claims, relating to or arising from the Assets or the activities and operations of Business with respect to any period (or portion thereof) occurring before the Effective Time.

Losses suffered or incurred as a result of or relating to any representation or warranty made by any Citadel Party in this Agreement or any certificate or document delivered pursuant hereto or any allegation by a third party that, if true, would constitute such a breach, or the breach of any covenant or agreement made by any Citadel Party in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach, shall be calculated without regard to any materiality, Material Event or Material Adverse Change qualifications set forth therein.

“Excluded Breaches” means any breach of Section 2.7(a), Section 2.7(d), Section 2.7(n), Section 2.7(o), Section 2.7(r), Section 2.12(g), the second sentence of Section 2.14(c), Section 2.15(a)-(b), Section 2.22, Section 2.29, Section 2.31(b)-(c) or Section 2.32 if (x) such breach primarily arose out of acts or omissions between the date hereof and the Closing Date and (y) the announcement of the transactions contemplated hereby was the primary cause of such breach.

6.2        Indemnification of the Citadel Parties.   Parent and Buyer will, jointly and severally, indemnify, defend and hold the Citadel Parties and their respective directors, managers, officers, employees and agents (collectively, the “Seller Parties”) harmless from any and all Losses that any Seller Party may suffer or incur as a result of or relating to:

(a)        the breach of any representation or warranty made by Buyer or Parent in this Agreement or any document or certificate delivered pursuant hereto;

(b)        the breach of any covenant or agreement made by a Buyer or Parent in this Agreement or pursuant hereto;

(c)        costs and expenses including all court costs, litigation expenses and reasonable attorney’s fees arising out of any allegation by a third party that, if true, would constitute a breach of any representation, warranty, covenant or agreement made by Buyer or Parent in this Agreement or any certificate or document delivered pursuant hereto; or

(d)        any Liability of a Buyer or Parent, known or unknown, including any Litigation or other third person claims, relating to or arising from the Assets with respect to any period (or portion thereof) occurring after the Effective Time.

6.3        Survival.

(a)        The parties’ indemnification obligations under this Section 6, and the representations and warranties of the Citadel Parties, the Buyers and Parent made in or pursuant to this Agreement and the closing certificates attached hereto, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)        Subject to Sections 6.3(c), (d) and (e), the parties’ indemnification obligations under this Section 6 and the representations and warranties of the Citadel Parties, the Buyer and Parent hereunder shall expire upon the day that is 30 days following the Closing Date (the “Expiration Date”) (except in cases of fraud, intentional misrepresentation or intentional breach of a representation or warranty). Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1 or Section 6.2 based on the breach or alleged breach of a representation or warranty may be asserted after the Expiration Date (except in cases of fraud, intentional misrepresentation or intentional breach of a representation or warranty).

(c)        The indemnification obligations of the Citadel Parties under Section 6.1(d) shall expire upon the first business day following the date upon which no Citadel Party has any employees and no Citadel Party has any obligation to provide COBRA Continuation Coverage to any prior employee and delivers a certificate identified in Section 4.13(b)(v) demonstrating that the Citadel Parties have no and will have no liability for COBRA Continuation Coverage.

(d)        The indemnification obligations of the Citadel Parties under Section 6.1(e) shall expire after Sellers have delivered to Buyers a certificate from the from the Texas Comptroller of Public Accounts certifying that no franchise or sales tax is due or will become due with respect to any period (or portion thereof) occurring prior to and including the Effective Time.

(e)        Notwithstanding anything to the contrary herein, any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1 or Section 6.2 will survive until such claim is finally resolved if Parent or Buyer notifies the Sellers, or if the Sellers notify the Buyer, as applicable, of such claim in reasonable detail prior to the Expiration Date.

(f)         The covenants and agreements of the Sellers, the Buyer and Parent made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely, but, subject to Sections 6.3(c), (d) and (e), and except in cases of fraud or intentional breach, the indemnification obligations with respect to such agreements and covenants shall expire on the Expiration Date.

6.4        Notice.   Any party entitled to receive indemnification under this Article VI (the “Indemnified Party”) agrees to give prompt written notice to the party required to provide such indemnification (the “Indemnifying Party”) promptly after becoming aware of  the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

6.5        Defense of Claims.

(a)        The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; (iii) the Claim does not relate to the Indemnified Party’s relationship with any customer, supplier or employee; (iv) the Claim or Loss is not part of a larger claim or series of claims that do not relate to Losses hereunder; or (v) the Indemnified Party does not otherwise believe, for confidentiality reasons or because of the importance of the Claim to the Indemnified Party’s business, that allowing the Indemnifying Part to prosecute the defense of such claim would be adverse to the Indemnified Party’s interests.

(b)        If the conditions of Section 6.5(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Claim are paid by the Indemnifying Party, (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnified Party or any of its Affiliates; (iii) the Indemnifying Party may otherwise settle such Claim only with the consent of the Indemnified Party, which consent will not unreasonably be withheld or delayed; and (iv) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (1) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (2) in the reasonable opinion of the Indemnified Party, an actual or potential conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c)        If the conditions of Section 6.5(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, that the Indemnified Party will not be required to obtain any consent of the Indemnifying Party to the determination of such Claim (and will not prejudice its right to be indemnified with respect to such Claim by settling such Claim) if the Indemnifying Party is asserting that it has no obligation to indemnify the Indemnified Party in respect of such claim.

6.6        Amount Limitation of Indemnification.

(a)        The Citadel Parties shall have no liability (for indemnification or otherwise) for Losses of any Buyer Party arising from any breach of any representation or warranty set forth in Article II hereof or covenants or agreements of Citadel Parties set forth in this Agreement until the aggregate amount of all such Losses with respect to such matters exceeds $250,000 (the “Threshold”); provided, however, if such Losses, in the aggregate, exceed the Threshold, then the Buyer Parties shall be entitled to recover the full amount of all such Losses (from dollar one) up the Maximum Amount (as defined in Section 6.6(b)); provided, further, the limitation set forth in this Section 6.6(a) shall not apply to any Losses arising from a breach of any representation or warranty set forth in Article II hereof of which the Citadel Parties had Knowledge at or prior to the date hereof or that would constitute fraud.

(b)        The Citadel Parties’ aggregate liability under this Article VIfor Losses of any Buyer Party arising from any breach of any representation or warranty set forth in Article II hereof or covenants or agreements of Citadel Parties set forth in this Agreement shall not exceed $3,000,000 (the “Maximum Amount”); provided, however, the limitation set forth in this Section 6.6(b) shall not apply to any Losses arising from a breach of any representation or warranty set forth in Article II hereof of which the Citadel Parties had Knowledge at or prior to the date hereof or that would constitute fraud.

(c)        If the Closing occurs, except with respect to (i) claims of fraud, intentional misrepresentation or intentional breach of a representation or warranty and (ii) claims for injunctive or other equitable non-monetary relief, after the Closing Date the amounts set forth in this Section 6.6 are the Buyer Parties’ sole and exclusive remedy for indemnification under this Article VI and for breaches by the Citadel Parties of this Agreement and the certificates delivered pursuant to Section 5.1(s).

ARTICLE VII
Covenant Not to Compete or Solicit

7.1        Covenant Not to Compete.   Subject to the Closing, and beginning on the Closing Date and ending on the date that is two years from the Closing Date (the “Non-Competition Period”), without the prior written consent of Parent, no Citadel Party shall directly or indirectly engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing Persons engaged in, any business that in any way competes with the Business; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business that in any way competes with the Business; or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business that derives revenues from any business that in any way competes with the Business. For all purposes hereof, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision of the world including those in which any Citadel Party is currently engaged in business or otherwise distributes, licenses or sells products.

7.2        Covenant Not to Solicit.   Subject to the Closing, and during the Non-Competition Period, no Citadel Party shall, directly or indirectly, hire or solicit, encourage or take any other action which is intended to induce or encourage any employee of Parent or any subsidiary of Parent or any Key Employee or Transferred Employee to terminate his or her employment with Parent or any subsidiary of Parent.

7.3        Enforcement.   The covenants contained in this Article VII shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Article VII. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Article VII are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

7.4        Acknowledgement of Consideration.   Each Citadel Party acknowledges that (i) the value of the Assets is an integral component of the value of the Business to Buyer and Parent and is reflected in the value of the consideration to be received by the Citadel Parties pursuant to this Agreement, and (ii) the  agreement of each of the Citadel Parties as set forth in this Article VII is necessary to preserve the value of the Assets for Buyer following the Closing. Each Citadel Party also acknowledges that the limitations of time, geography and scope of activity agreed to in this Article VII are reasonable because, among other things, (A) Parent is engaged in a highly competitive industry, (B) such Citadel Party has had unique access to trade secrets and know-how of the Assets including, the plans and strategy (and, in particular, the competitive strategy) relating to the Assets, and (C) such Citadel Party is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

7.5        Remedies.   The parties agree that in the event of a breach by any Citadel Party of any of the covenants set forth in this Article VII, monetary damages alone would be inadequate to fully protect Buyer and Parent from, and compensate Buyer and Parent for, the harm caused by such breach or threatened breach. Accordingly, each Citadel Party agrees that if it breaches or threatens breach of any provision of this Article VII, each of Buyer and Parent shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of this Article VII, and Buyer or Parent, as applicable, shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

ARTICLE VIII
Termination, Amendment And Waiver

8.1        Termination.   Without limiting the provisions of Section 8.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing whether before or after the requisite approval of the stockholders of Citadel:

(a)        by mutual written consent of Parent and Citadel;

(b)        by any party if the Closing Date shall not have occurred by December 29, 2006 (the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose (or whose Affiliate’s) action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constituted a breach of this Agreement;

(c)        by any party if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable;

(d)        by either Citadel or Parent if Stockholder Approval shall not have been obtained by reason of the failure to obtain Stockholder Approval at the Citadel Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Citadel where the failure to obtain Stockholder Approval shall have been caused by (i) the action or failure to act of any Citadel Party and such action or failure to act constitutes a breach by any Citadel Party of this Agreement or (ii) a breach of any Support Agreement by any party thereto other than Parent;

(e)        by Parent (at any time prior to Stockholder Approval) if a Seller Triggering Event (as defined below) shall have occurred;

(f)         by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Citadel Party shall have become untrue, in either case such that the conditions set forth in Section 5.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such inaccuracy in a Citadel Party’s representations and warranties or breach by a Seller is curable by such Citadel Party through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this

Section 8.1(f) prior to the date that is twenty (20) business days following the date of such breach, provided the applicable Citadel Party continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by a Citadel Party is cured prior to the date that is twenty (20) business days following the date of such breach);

(g)        by Citadel, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer or Parent set forth in this Agreement, or if any representation or warranty of Buyer or Parent shall have become untrue, in either case such that the conditions set forth in Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer’s or Parent’s representations and warranties or breach by Buyer or Parent is curable by such party through the exercise of its commercially reasonable efforts, then Citadel may not terminate this Agreement under this Section 8.1(g) prior to the date that is twenty (20) business days following the date of such breach, provided Buyer or Parent, as applicable, continues to exercise commercially reasonable efforts to cure such breach (it being understood that Citadel may not terminate this Agreement pursuant to this paragraph (g) if such breach by Buyer or Parent is cured prior to the date that is twenty (20) business days following the date of such breach); or

(h)        by Citadel pursuant to Section 4.7(e).

For the purposes of this Agreement, a “Seller Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Citadel or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer or Parent its recommendation in favor of the adoption and approval of the Stockholder Approval Matters; (ii) Citadel shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Citadel in favor of the adoption and approval of the Stockholder Approval Matters; (iii) the Board of Directors of Citadel fails to reaffirm its recommendation in favor of the adoption and approval of the Stockholder Approval Matters within ten (10) days after Parent requests in writing that such recommendation be reaffirmed (unless Citadel (w) indicates in writing during such 10-day period to Parent that the failure to reaffirm such recommendation is because of Citadel’s Knowledge of a Claim for Losses (or the basis therefor), (x) describes such Claim and Losses in reasonable detail in writing to Parent within such 10-day period, (y) indicates in writing to Parent that, in the opinion of the Board of Directors, such Claim and Losses will result in indemnification payments to Parent that will significantly impact the value of the transactions contemplated hereby for Citadel’s stockholders, and (z) indicates in writing to Parent that the Board of Directors and Citadel are not considering any Takeover Proposals (other than the transactions contemplated hereby); (iv) the Board of Directors of Citadel or any committee thereof shall have approved or recommended any Takeover Proposal other than by Buyer or Parent; or (v) a tender or exchange offer relating to securities of a Citadel Party shall have been commenced by a Person unaffiliated with Buyer or Parent, and Citadel shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Citadel’s Board of Directors recommends rejection of such tender or exchange offer; or (vi) Citadel terminates this Agreement pursuant to Section 4.7(e).

8.2        Effect of Termination.   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors or stockholders; provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and, provided, further, the provisions of Section 4.5 (Publicity), Article IX and this Section 8.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE IX
Miscellaneous

9.1        Notices.   All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally, (b) on the fifth business day after being mailed by certified mail, return receipt requested, (c) the next business day after delivery to a recognized overnight courier or (d) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, to the parties at the following addresses or facsimile numbers (or to such other address or facsimile number as such party may have specified by notice given to the other party pursuant to this provision):

if to Buyer or Parent:	with copies to:
McAfee, Inc. 3965 Freedom Circle Santa Clara, CA 95054 Attention: Chief Financial Officer McAfee, Inc. 5000 Headquarters Drive Plano, Texas 75024 Attention: General Counsel Telecopy: (972) 963-7425	Hughes & Luce, L.L.P. 1717 Main Street, Suite 2800 Dallas, Texas 75201 Attention: Benjamin D. Nelson Telecopy: (214) 939-5849
if to a Citadel Party:	with copies to:
Citadel Security Software Inc. Two Lincoln Centre 5420 LBJ Freeway, Suite 1600 Dallas, Texas 75240 Attention: Steve B. Solomon Telecopy: (214) 520-0034	Wood & Sartain, LLP 12655 North Central Expressway Suite 421 Dallas, Texas 75243 Attention: David A. Wood Telecopy: (972) 701-0302

9.2        Fees and Expenses.

(a)        General.   Except as set forth in this Section 9.2 and as set forth in Section 4.6, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party (as defined below) will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A party will be considered the “Prevailing Party” if: (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered into for any party, but without substantially granting the relief sought by the initiating party or granting more substantial relief to the non-initiating party with respect to any counterclaim asserted by the non-initiating party in connection with such litigation.

(b)                       Termination Fee.

(i)         In the event that:   (A) Parent shall terminate this Agreement pursuant to Section 8.1(e), (B) Parent shall terminate this Agreement pursuant to Section 8.1(f) and within twelve months after such termination, a Citadel Party shall enter into a definitive agreement with respect to any Takeover Proposal or any Takeover Transaction shall be consummated, (C) this Agreement shall be terminated pursuant to Section 8.1(b) or Section 8.1(d) and (1) at or prior to such termination, there shall exist or have been proposed a Takeover Transaction (other than one proposed by Buyer or Parent or an Affiliate thereof), and (2) within twelve months after such termination, a Citadel Party shall enter into a definitive agreement with respect to such Takeover Proposal or a Takeover Transaction shall be consummated with respect to such Takeover Proposal, or (D) Citadel shall terminate this Agreement pursuant to Section 8.1(h) or Section 4.7(e); then, in the case of (A) and (D), within one business day after the date of such termination, and in the case of (B) or (C), upon the earlier to occur of (x) one business day after the entering into of a definitive agreement with respect to any Takeover Proposal and (y) immediately prior to the consummation of a Takeover Transaction, Citadel shall pay Parent an amount in cash equal to $2,320,000 (the “Termination Fee”). Notwithstanding the foregoing, the parties acknowledge that the Termination Fee does not represent a liquidated damage amount for any breach by any Citadel Party of any provision of this Agreement, and shall be payable in addition to and irrespective of any amount otherwise recoverable by Buyer or Parent under this Agreement or otherwise by reason of such breach; provided, however, if the Closing does not occur and Citadel pays the Termination Fee in accordance with the terms hereof, Buyer and Parent may not bring any claim under this Agreement related to a breach of the representations or warranties of a Citadel Party unless such breach was fraudulent, intentional or willful.

(ii)       Each Citadel Party acknowledges that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Buyer would not enter into this Agreement. Accordingly, if Citadel fails to pay in a timely manner the amounts due pursuant to this Section 9.2(b) and, in order to obtain such payment, Buyer or Parent makes a claim that results in a judgment against Citadel for the amounts set forth in this Section 9.2(b), Citadel shall pay to Buyer or Parent, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.2(b) at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made.

9.3        Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

9.4        Interpretation.   The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

9.5        Severability.   The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any party.

9.6        Binding Effect; Assignment.   This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties hereto; provided, however, Buyer may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto, and to the extent provided in Article VI, the Buyer Parties and the Seller Parties.

9.7        Entire Agreement, Amendment.   This Agreement and the related documents contained as Exhibits and Schedules (as the same may be supplemented as provided herein) hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof (including the letter entitled “Proposal to Purchase Assets” from Parent to the Board of Directors of Citadel dated July 31, 2006), but specifically excluding the Existing NDA, which shall remain in full force and effect. All statements of each Citadel Party contained in any schedule (as the same may be supplemented as provided herein), certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of such Citadel Party under this Agreement. The Exhibits, Schedules (as the same may be supplemented as provided herein) and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement is sought.

9.8        Specific Performance, Remedies Not Exclusive.   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

9.9        GOVERNING LAW.   THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.10     JURISDICTION AND VENUE.   EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT WITHIN DALLAS, COUNTY, STATE OF TEXAS, IN CONNECTION WITH ANY MATER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN, AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF TEXAS FOR SUCH PERSONS AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS.

9.11     Drafting.   Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any party hereto because such party or its legal counsel drafted this Agreement or such provision.

9.12     Usage.   All references to “days” are to calendar days except where otherwise noted. Whenever the plural form of a word is used in this Agreement, that word will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, that word will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.

9.13     Certain Definitions.   For purposes of this Agreement:

(a)        the term “Active Employee” means employees of the Sellers who are actively working in the Business as of the date the Citadel Parties make the representations and warranties set forth in Section 2.12. Without limiting the foregoing, any employee of Sellers employed in the Business who is on a leave of absence of any nature as of such date will not be considered an Active Employee.

(b)        the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person; provided, however, except for purposes of Section 2.14 and Section 2.18, the Preferred Holders shall not be deemed an Affiliate of any Citadel Party.

(c)        the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(d)        “Debt Facility” means the Loan and Security Agreement and Intellectual Property Security Agreement, each dated October 10, 2005, between Citadel and Lawrence Lacerte.

(e)        the terms “Knowledge” and “known” and words of similar import mean:

(i)         with respect to each Citadel Party, such Citadel Party will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by such Citadel Party, if any Citadel Party, or any director, the Chief Executive Officer of Citadel, Chief Financial Officer of Citadel, and any Person, who is principally officed in the Dallas, Texas facilities of Citadel and reports directly to the Chief Executive Office of Citadel, or any Affiliate of any Citadel Party, has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonably inquiry; and

(ii)       with respect to Parent or Buyer, such will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyer and Parent if any director, manager, officer or any supervisory level employee of Parent has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry.

(f)         the term “Liability” means any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether currently due or to become due, asserted or unasserted, known or unknown.

(g)        the term “Lien” means any obligation, lien, claim, pledge, security interest, liability, charge, spousal interest (community or otherwise), contingency or other encumbrance or claim of any nature.

(h)        the terms “Ordinary Course Obligations” means recurring Liabilities incurred in the Ordinary Course of Business but do not include any Liabilities resulting from a violation of Law or any Liabilities under an agreement that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default) under such agreement.

(i)         “Ordinary Course of Business” means normal course of operation of the Business, consistent with past practice for the one-year period ended on the Latest Balance Sheet Date.

(j)         the term “Permitted Lien” means (i) liens for current Taxes (as defined in Section 2.8(b)) not yet due and liens for Taxes being contested in good faith, as to which appropriate reserves have been established by such Person in its books and records and (ii) minor imperfections of title and encumbrances on Real Property that do not interfere with the present use or value or insurability of such Real Property; and (iii) liens granted pursuant to the Debt Facility or the Factoring Agreement, which will be discharged at the Closing.

(k)        In addition, the following terms are defined in the indicated section of this Agreement:

Defined Term	Section
2006 Reorganization	2.41
2006 Reorganization Description	2.41
Accountant	1.9
Additional Reserve	4.13(b)
Acquisition Agreement	4.7(d)
Active Employee	9.13(a)
Adverse Recommendation Change	4.7(d)
Affiliate	9.13(b)
Agreement	Preamble
Assets	1.1
Assumed Business Contracts	1.1(g)
Assumed Liabilities	1.3
Assumed Permits	2.11
Audit	1.5(c)
BIS	5.1(o)
Books and Records	1.1(d)
Business	Recitals
Business Contracts	2.14(a)
Buyer	Preamble
Buyer Documents	3.2
Buyer Parties	6.1
California Tax Audit	Schedule 2.8
Cash Amount	1.5(c)
Cash Payments	1.5(c)
Change of Control Payments	1.5(b)
Citadel	Preamble
Citadel CEO	Recitals
Citadel Entities	2.1(a)
Citadel Licensor or Key Supplier	2.32(a)

Canberra LLC	Preamble
Canberra LP	Preamble
Citadel Party	Preamble
Citadel Stockholders’ Meeting	4.12(a)
Citadel Sub	Preamble
Claim	6.4
Closing	1.6
Closing Date	1.6
COBRA Amount	4.13(b)
COBRA Continuation Coverage	4.9(c)
COBRA Reserve	4.13(b)
Code	2.13(a)
Competitive Business Activity	7.1
Independent Contractor Agreement	Recitals
control	9.13(c)
Copyrights	1.1(a)
Debt Facility	9.13(d)
Distributors	2.31(a)
DOJ	4.4(a)
EAR	2.37
Effective Time	1.6
Employee Benefit Plans	2.13(a)
End Date	8.1(b)
Environmental Law	2.17(b)
ERISA	2.13(a)
ERISA Affiliate	2.13(a)
Estimated Op Ex Reimbursement Payment	1.5(c)
Exchange Act	2.6(a)
Excluded Assets	2.3(a)
Excluded Breaches	6.1
Excluded Business Contracts	1.1(g)
Excluded Consents	2.14(d)
Excluded Liabilities	1.4
Excluded Permits	2.11
Excluded Receivables	1.1(e)
Existing NDA	4.7(b)
Expiration Date	6.3(b)
Export Approvals	2.37
Factor	1.1(e)
Factored Accounts	1.5(c)
Factoring Agreement	1.1(e)
Final Estimate	1.5(c)
Financial Statements	2.6(b)
FTC	4.4(a)
GAAP	2.6(b)
Governmental Body	2.5
Hazardous Substance	2.17(c)
HSR Act	2.5
HSR Forms	4.4(a)

HSR Termination Date	4.1(a)
Indemnification Period	4.13(b)
Indemnification Reserve	4.13(b)
Indemnified Party	6.4
Indemnifying Party	6.4
Initial Estimate	1.5(c)
insolvent	2.22(c)
Intellectual Property Assets	2.16(a)
Intellectual Property Licenses-In	2.16(a)
ITAR	2.37
Key Employee Offer Letter	Recitals
Key Employees	4.9(a)
Knowledge	9.13(d)
known	9.13(d)
Large Customer	2.15(b)
Large Distributor or Partner	2.31(b)
Latest Balance Sheet	2.6(b)
Latest Balance Sheet Date	2.6(b)
Laws	2.10
Leases/Loan Agreements	2.14(a)
Liability	9.13(f)
Lien	9.13(g)
Listed Business Contracts	2.14(a)
Listed Business Contracts Annexes	2.14(a)
Listed Intellectual Property	2.16(a)
Litigation	2.9(a)
Losses	6.1
Marks	1.1(a)
Material Adverse Change	2.7(a)
Material Customers	2.15(a)
Material Event	2.1
Maximum Amount	6.6(b)
Name Changes	4.14
Non-Competition Period	7.1
Non-Seller Subsidiaries	2.1(b)
Non-Transferred Employees	4.9(a)
Notice of Superior Proposal	4.7(f)
Op Ex Arbitration	1.5(c)
Op Ex Amount	1.5(c)
Op Ex Reimbursement	1.5(c)
Op Ex Shortfall	1.5(c)
Open Source Software	2.16(a)
Ordinary Course Obligations	9.13(h)
Ordinary Course of Business	9.13(i)
Parent	Preamble
Partners	2.31(a)
Patents	1.1(a)
Permits	2.11
Permitted Lien	9.13(j)

Person	2.9(a)
Preferred Holder Agreement	Recitals
Preferred Holder Entities	Recitals
Prevailing Party	9.2(a)
Products	2.16(b)
Proxy Statement	4.11(a)
Purchase Price	1.5(a)
Qualifying Event	4.9(c)
Real Property	2.3(a)
Related Party	2.18
Remaining Proceeds	4.13(b)
Representatives	4.7(a)
Restricted Territory	7.1
SEC	2.6(a)
Securities Act	2.6(a)
SecurePlus Insurance Coverage	2.14(b)
Seller and Sellers	Preamble
Seller Copyrights	2.16(a)
Seller Documents	2.2(a)
Seller Intellectual Property	1.1(a)
Seller Marks	2.16(a)
Seller Open Source Software	2.16(a)
Seller Parties	6.2
Seller Patents	2.16(a)
Seller SEC Reports	2.6(a)
Seller Trade Secrets	2.16(a)
Seller Triggering Event	8.1
Severance Allowance	1.5(a)
Stockholder Approval	5.1(i)
Stockholder Approval Matters	4.11(a)
Superior Proposal	4.7(i)
Support Agreements	Recitals
Takeover Proposal	4.7(g)
Takeover Transaction	4.7(h)
Tax / Taxes	2.8(g)
Termination Fee	9.2(b)
Third Party IP Assets	2.16(a)
Threshold	6.6(a)
Trade Secrets	1.1(a)
Transferred Employee Final Payments	4.9(g)
Transferred Employees	4.9(a)
Transition Services Agreement	5.1
Wind-Down	4.11(a)
Wind-Down Cost Estimates	4.13(a)
Wind-Down Obligations	4.13(a)

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:
MCAFEE, INC.
By:	/s/ ERIC F. BROWN
Eric F. Brown
Chief Financial Officer
BUYER:
MCAFEE SECURITY, LLC
By:	MCAFEE, INC., its sole Managing Member
By:	/s/ ERIC F. BROWN
Eric F. Brown
Chief Financial Officer
SELLERS:
CITADEL SECURITY SOFTWARE INC.
By:	/s/ STEVEN B. SOLOMON
Steven B. Solomon
Chief Executive Officer
CITADEL SECURITY SOFTWARE INTERNATIONAL, LLC
By:	/s/ RICHARD CONNELLY
Name:	/s/ Richard Connelly
Title:	Chief Financial Officer

CANBERRA OPERATING, L.P.
By:	CITADEL SECURITY SOFTWARE INC.,
its General Partner
By:	/s/ STEVEN B. SOLOMON
Steven B. Solomon
Chief Executive Officer
CANBERRA LLC:
CANBERRA, LLC
By:	/s/ DARRELL K. LANE
Darrell K. Lane
Manager

Exhibits
A	Form of Independent Contractor Agreement
B	[Intentionally Omitted]
C	Form of Support Agreement
D	Form of Preferred Holder Agreement
E	Form of Key Employee Offer Letter
F	Guaranty of Payment
G	Form of Bill of Sale
H1	Form of Assignment of Patents
H2	Form of Assignment of Patent Applications
I	Form of Assignment of Marks
J	Form of Assignment of Copyrights
K	Form of Assignment of Intellectual Property
L	Form of Assignment and Assumption Agreement
M	Form of Assumption Agreement
N	Form of Assignment of Domain Names
O	Parent’s Certificate
P	Form of Closing Certificate of the Sellers
Q	Form of Secretary’s Certificate of Sellers
R	Form of Transition Services Agreement
S	Form of License

Schedules
1.1(e)	Excluded Receivables
1.1(g)(A)	Assumed Business Contracts
1.1(g)(B)	Certain Excluded Business Contracts
1.2(c)	Excluded Assets—Deposits, etc.
1.2(d)	Excluded Assets—Books and Records
1.2(i)	Excluded Assets—Insurance Policies
1.2(n)	Excluded Assets—Bank Accounts
1.5(a)	Wire Transfer Instructions
1.5(b)	Change of Control Payments to Employees of Seller (excluding CEO)
1.7(b)	Assets, Ownership Evidenced by Certificate of Title
Section 2	Disclosure Schedules
4.1	Exceptions to Operating Covenants
4.1(a)	Certain Pre-HSR Termination Operating Covenants
4.1(b)	Certain Post-HSR Termination Operating Covenants
4.3	Customer contracts that will not be Excluded Contracts
4.9(a)	Employees to Receive Offer of Employment
4.9(a)(i)	Key Employees
4.13(a)	Wind-Down Obligations
4.13(b)	Remaining Proceeds
5.1(d)	Consents, Waivers, Approvals and Assignments

ANNEX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF
CITADEL SECURITY SOFTWARE INC.

This Plan of Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Citadel Security Software Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.          The board of directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.01 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.          After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.          From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the asset sale and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.          The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.          If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.          If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7.          Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to the third anniversary of the Adoption Date then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.          After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.          Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

10.        In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.        In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

12.        The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.        Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.        The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX C

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CITADEL SECURITY SOFTWARE, INC.

Citadel Security Software, Inc. (the “Corporation”), a corporation organized under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST:   The name of the Corporation is Citadel Security Software, Inc. The original Certificate of Incorporation was filed in the Office of the Delaware Secretary of State on December 20, 1996 and an Amended and Restated Certificate of Incorporation was filed in the Office of the Delaware Secretary of State on January 9, 2002.

SECOND:   That pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED:   That Article I of the Restated Certificate is hereby amended to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is “CDSS Wind Down Inc.”

THIRD:   That a majority of the stockholders of the Corporation, at a special meeting duly called and held in accordance with Section 222 of the DGCL, voted in favor of approving and adopting the proposed amendment set forth above.

FOURTH:   This Certificate of Amendment has been duly approved and adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL and the Amended and Restated Certificate of Incorporation of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed this           day of                        , 2006.

CITADEL SECURITY SOFTWARE, INC. a Delaware corporation

Richard Connelly
Chief Financial Officer

ANNEX D

Opinion of ThinkEquity Partners LLC

CONFIDENTIAL

October 2, 2006

The Special Committee of the Board of Directors
Citadel Security Software Inc.
Two Lincoln Centre, Suite 1600
5420 LBJ Freeway,
Dallas, TX 75240

Members of the Special Committee:

You have requested that ThinkEquity Partners LLC furnish you with an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Sellers (as defined below) of the Adjusted Cash Consideration (as defined below) to be received by the Sellers pursuant to the Asset Purchase Agreement (the “Agreement”), dated as of October 2, 2006, by and among Citadel Security Software Inc. (the “Company”), McAfee, Inc. (the “Buyer”), certain subsidiaries of the Company (such subsidiaries of the Company together with the Company, the “Sellers”) and certain subsidiaries of the Buyer (such subsidiaries of the Buyer together with the Buyer, the “Buyers”) in connection with the purchase by the Buyers from the Sellers of the Assets and the assumption by the Buyers of the Assumed Liabilities  (the “Asset Purchase”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Agreement.

Pursuant to the Agreement, the Buyers will (a) purchase the Assets; (b) assume the Assumed Liabilities; and (c) pay the Sellers aggregate cash consideration in an amount equal to (i) $55,805,000 (the “Cash Consideration”) plus (ii) $1,700,000 for each calendar month that elapses between August 1, 2006 and the Closing Date less the amount of cash or other payments received from any direct or indirect customer billings and invoices by any Seller between August 1 and the Closing Date (the “Expense Reimbursement”). For purposes of this Opinion, the “Adjusted Cash Consideration” means (i) the Cash Consideration plus (ii) the Expense Reimbursement, which management has informed us is estimated to be $6,800,000, minus (iii) the amount of liabilities of the Sellers related to the Assets that are not Assumed Liabilities (the “Retained Liabilities”), which management has informed us is estimated to be approximately $11,894,354 minus (iv) $3,000,000 which, pursuant to the terms of the Agreement, the Company will set aside for purposes of securing its indemnification obligations under the Agreement.

In connection with the Opinion, we have:

1.                              reviewed the terms of the Agreement and the other agreements related to the Asset Purchase and attached as exhibits to the Agreement and certain related documents;

2.                              reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, furnished by the Company’s management;

3.                              discussed the past and present operations and financial condition and the prospects of the Company with the Company’s management;

4.                              reviewed the historical market prices and trading activity for  certain publicly traded companies for comparative purposes;

5.                              compared the value of the Adjusted Cash Consideration with that received in certain publicly available Asset Purchases that we deemed relevant;

6.                              compared the value of the Adjusted Cash Consideration with the trading valuations of certain publicly traded companies that we deemed relevant; and

7.                              performed such other analyses and considered such other factors as we deemed appropriate.

For the purposes of this Opinion, with your consent we have assumed and relied upon, without independent verification, the accuracy and completeness of any and all information in connection herewith whether publicly available or supplied to us or otherwise made available to us by representatives of the Company for the purposes of this Opinion, including without limitation with respect to the amount of the Expense Reimbursement and the Retained Liabilities. We have further relied upon the assurances of the representatives of the Company that such representatives are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company that have been furnished to us by the management of the Company, we assume for purposes of this Opinion that such financial projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. We express no opinion with respect to the reasonableness of such projections or the assumptions upon which such projections are based.

In addition, except as expressly described above, we have not reviewed any of the books and records of the Company or the Buyer or any of their respective subsidiaries or made any independent inspection, valuation or appraisal of the assets or liabilities of the Company or the Buyer or any of their respective subsidiaries, nor have we been furnished with any such valuations or appraisals. In addition, we have assumed that the Asset Purchase will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions material to this Opinion and without any waivers thereof that would be material to this Opinion. We have assumed that, in all respects material to our analysis, the representations and warranties of the Sellers and the Buyers contained in the Agreement are true and correct. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Asset Purchase will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or the Buyer (or any of their respective affiliates) is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or the Buyer or materially reduce the contemplated benefits of the Asset Purchase to the Company.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to, and do not intend to, update this Opinion to reflect any changed or new circumstances, events or other developments occurring, discovered or otherwise coming to our attention after the date hereof.

We have received and will receive fees for this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion and the Buyer has agreed to assume that indemnification obligation in the event that the Asset Purchase is consummated.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company (the “Committee”) and is rendered to the Committee in connection with its consideration of the Asset Purchase and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to the Asset Purchase or any other transactions contemplated by the Agreement. This Opinion may not be disclosed (in whole or in part) or referred to or used for any other purpose without our prior written consent or except in accordance with the terms of the engagement letter, dated August 26, 2006, between the Company and us. This Opinion does not in any manner address the prices at which the Company’s common stock may trade after the announcement or the consummation of the Asset Purchase.

We are not expressing an opinion as to any aspect of the Asset Purchase other than the fairness, from a financial point of view, to the Sellers of the Adjusted Cash Consideration to be received by the Sellers pursuant to the Agreement. Without limiting the generality of the foregoing, this Opinion does not

D-2

address the relative business merits of the Asset Purchase as compared to alternative transactions, structures or strategies that might be available to the Company or the decision of the Committee to recommend or of the Board of Directors to undertake the Asset Purchase, any holdback or setting aside of the consideration pursuant to the Agreement, any distribution of the consideration to the stockholders of the Company, the allocation of any portion of the consideration among the holders of the various classes of capital stock of the Company or the amount of the Remaining Proceeds, Expense Reimbursement or Retained Liabilities. We were not requested to, and did not, participate in the negotiation of the Agreement. We were not requested to, and did not, solicit third party indications of interest with respect to acquiring all or any part of the Company, including the Assets.

We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments of the Company and the Buyer, as well as provide investment banking and other financial services to such companies.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Adjusted Cash Consideration to be received by the Sellers pursuant to the Agreement is fair, from a financial point of view, to the Sellers.

Very truly yours,

THINKEQUITY PARTNERS LLC

D-3

PROXY

CITADEL SECURITY SOFTWARE INC.
Special Meeting of Stockholders to be held on December 1, 2006

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven B. Solomon and Richard Connelly, and each of them, as proxies of the undersigned, with full power to appoint substitutes, and hereby authorizes them to represent and to vote all shares of stock of Citadel Security Software Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card at the Special Meeting of Stockholders of Citadel Security Software Inc. (the “Meeting”) to be held on December 1, 2006, at 10:00 a.m. local time, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND 3, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on December 1, 2006.
THANK YOU FOR VOTING

☒ Please mark votes as in this example.

The Board Recommends a Vote For Proposals 1, 2 and 3.

1.	To approve the proposed sale of substantially all of Citadel’s assets to McAfee Security, LLC, a wholly-owned subsidiary of McAfee, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2.

To approve the Plan of Complete Liquidation and Dissolution of Citadel, including the liquidation and dissolution of Citadel as contemplated thereby following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.

To approve a certificate of amendment to Citadel’s Amended and Restated Certificate of Incorporation, to remove the name “Citadel Security Software” following the sale of substantially all of Citadel’s assets to McAfee Security, LLC.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To consider and act upon such other matters as may properly come before the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:
Signature:	Date: